As filed with the U.S. Securities and Exchange Commission on October 29, 2025.

Registration No. 333-290099

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3

To

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EvoNexus Group LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	7370	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 56 of Factory A on 5th Floor Union Hing Yip Factory Building
No. 20 Hing Yip Street
Kwun Tong, Hong Kong
+852 69338460

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Ying Li, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 (212) 530-2206	Shane Wu, Esq. Ross D. Carmel, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st floor New York, NY 10036 Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registration statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933, as amended.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED OCTOBER 29, 2025

2,000,000 Class A Ordinary Shares
EvoNexus Group LTD

We are offering 2,000,000 class A ordinary shares, $0.0001 par value per share (“Class A Ordinary Shares”). This is the initial public offering of our Class A Ordinary Shares. Prior to this offering, there has been no public market for our Class A Ordinary Shares or our class B ordinary shares, $0.0001 par value per share (“Class B Ordinary Shares”). We expect the initial public offering price of the Class A Ordinary Shares will be $4.00 per share.

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. As of the date of this prospectus, our company’s authorized share capital is US$50,000 divided into 400,000,000 Class A Ordinary Shares and 100,000,000 Class B Ordinary Shares. As of the date of this prospectus, 20,825,000 Class A Ordinary Shares and 14,175,000 Class B Ordinary Shares are issued and outstanding. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each Class A Ordinary Share is entitled to one vote on all matters subject to vote at general meetings of our Company, and each Class B Ordinary Share is entitled to 20 votes on all matters subject to vote at general meetings of our Company. Each Class B Ordinary Share is convertible into one fully paid and non-assessable Class A Ordinary Share at any time after the date of issuance of such share at the option of the holder thereof. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. As of the date of this prospectus, Coconut Bay Holdings LTD, a British Virgin Islands company wholly owned by Mr. Chong Li, our Director, Chairman of the Board of Directors and Chief Executive Officer, is the sole shareholder of all issued and outstanding Class B Ordinary Shares. See section titled “Description of Share Capital” beginning on page 82 of this prospectus for details and “Risk Factors — The dual class structure of our Ordinary Shares has the effect of concentrating voting control with our Chairman of the Board of Directors, and his interests may not be aligned with the interests of our other shareholders.”

We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EVON.” At this time, Nasdaq has not yet approved our application to list our Class A Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A Ordinary Shares will be approved for listing on Nasdaq.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Our Being an ‘Emerging Growth Company’” and “Risk Factors” on pages 11 and 14, respectively.

We are incorporated in the Cayman Islands. Under the rules of the U.S. Securities and Exchange Commission, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission (the “SEC”) as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended. Furthermore, we intend to follow certain exemptions from the Nasdaq corporate governance requirements that could adversely affect our public shareholders. Please read “Implication of Being a Foreign Private Issuer” beginning on page 11 of this prospectus for more information.

EvoNexus Group LTD is not an operating company but a Cayman Islands holding company with operations primarily conducted by its subsidiary in Hong Kong, MOBCLICK TECHNOLOGY (HK) LIMITED, a Hong Kong corporation (摩點（香港）有限公司) (the “Operating Entity”). Investors in our Class A Ordinary Shares, thus, are purchasing an equity interest in a Cayman Islands holding company. EvoNexus Group LTD holds equity interests in its subsidiaries in Hong Kong and the British Virgin Islands, and does not operate its business through variable interest entities. As of the date of this prospectus, EvoNexus Group LTD does not have any subsidiaries incorporated in mainland China. As used in this prospectus, the “Company,” “we,” “us,” “our company,” or “our” refers to EvoNexus Group LTD and when describing the financial results of EvoNexus Group LTD, also includes its subsidiaries. This structure involves unique risks to investors. As a holding company, we may rely on dividends from the Operating Entity for our cash requirements, including any payment of dividends to our shareholders. The Operating Entity may only pay dividends or make other distributions out of profits available to it for distribution at the relevant time in according to the applicable laws and regulations in Hong Kong.

We and the Operating Entity face various legal and operational risks and uncertainties associated with being based in or having the majority of the operations in Hong Kong. The Operating Entity is headquartered in Hong Kong with no operations in mainland China. There are political risks associated with being based in Hong Kong, including, but not limited to, the enactment of the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) and the enactment of Safeguarding National Security Ordinance in Hong Kong, which could have an impact on the Operating Entity. For a detailed description of risks relating to the potential impact of Hong Kong National Security Law on the Operating Entity’s business operations and other political risks associated with being based in Hong Kong, see “Risk Factors — Risks Related to Doing Business in the Jurisdiction in which the Operating Entity Operates.”

We and the Operating Entity may become subject to certain PRC laws and regulations as they continue to evolve, and we and the Operating Entity face uncertainties as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security, and anti-monopoly concerns, would apply to us and the Operating Entity. PRC laws and regulations are sometimes evolving rapidly, and as a result, to the extent that any PRC laws and regulations become applicable to us and/or the Operating Entity in the future, we and/or the Operating Entity may experience material changes in operations, restrictions in the Operating Entity’s ability to accept foreign investments and/or our ability to list on a U.S. or other foreign exchange, significant depreciation of the value of our Class A Ordinary Shares, a complete hindrance of our ability to offer or continue to offer our securities to investors, or the value of such securities may significantly decline or be worthless. For example, we believe that we are not currently required to obtain permission from or complete any filing procedures with the PRC government to list on a U.S. securities exchange and consummate this offering; however, there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of Mainland China, or even when or if such permission is obtained or such filing is completed, it will not be subsequently denied or rescinded. On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which took effect on March 31, 2023. We believe we are not subject to the Trial Measures. However, as the Trial Measures and the supporting guidelines are recently published, there exists uncertainty with respect to the further implementation and interpretation of the principle of “substance over form.” If we later find out that we and/or the Operating Entity were to be required to obtain any permission or approval from or were required to complete any filing procedure with the CSRC, the Cyberspace Administration of China (the “CAC”), or other PRC governmental authorities in connection with this offering under PRC law, we and/or the Operating Entity may be fined or subject to other sanctions, and the Operating Entity’s business and our reputation, financial condition, and results of operations may be materially and adversely affected. See “Risk Factors — Risks Related to Doing Business in the Jurisdiction in which the Operating Entity Operates — Should we be required to obtain any permission or approval from, or to complete any filing procedures with, the CSRC, the CAC, or other PRC governmental authorities in connection with this offering under the PRC laws, we could be fined or subject to other sanctions.”

Furthermore, we may face risks relating to the lack of Public Company Accounting Oversight Board (the “PCAOB”) inspection of our auditor, which may cause our securities to be delisted from a U.S. stock exchange or prohibited from being traded over-the-counter in the future under the Holding Foreign Companies Accountable Act, or the HFCAA, if the SEC determines that we have filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to invest or investigate completely for three consecutive years beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by former President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before your securities may be prohibited from trading or delisted. The delisting or the cessation of trading of our Class A Ordinary Shares, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment. On December 16, 2021, the PCAOB issued a report to notify the SEC its determinations that it is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, respectively, and identified the registered public accounting firms in mainland China and Hong Kong that are subject to such determinations. The auditor of the Company, Guangdong Prouden CPAs GP, is an independent registered public accounting firm with the PCAOB headquartered in mainland China, but is not currently affected by or subject to the determinations announced by the PCAOB on December 16, 2021, which notes all of the auditor firms that the PCAOB is not able to inspect. On August 26, 2022, the China Securities Regulatory Commission, or the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Our securities may be delisted or prohibited from trading if the PCAOB determines that it cannot inspect or investigate completely our auditor under the HFCAA.

Since the incorporation of our Cayman Islands holding company, no cash flows have occurred between our Cayman Islands holding company and our subsidiaries. The Company currently does not have formal internal cash management policies or procedures. Our Operating Entity follows certain internal controls, including designated personnel for cash handling, dual approvals for disbursements, limited use of cash for petty expenses and urgent needs, regular reconciliation and reporting, separation of seal custody, dual authentication for online banking, and compliance with the Hong Kong Companies Ordinance and anti-money laundering regulations, with records kept for at least seven years. Currently, we do not intend to have our holding company distribute dividends in the future, but we do not have a fixed dividend policy. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — Our company currently does not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our Class A Ordinary Shares for return on your investment.” If needed, cash can be transferred between our holding company and subsidiaries through intercompany fund advances, and there are currently no restrictions of transferring funds between our Cayman Islands holding company and subsidiaries in the British Virgin Islands and Hong Kong. There are no significant restrictions on foreign exchange or our ability to transfer cash between entities within our group, across borders, or to U.S. investors. See “Prospectus Summary — Cash Transfers and Dividend Distribution.”

Following the completion of this offering, our largest shareholder, Coconut Bay Holdings LTD, which is 100% owned by Mr. Chong Li, our Director, Chairman of the Board of Directors, and Chief Executive Officer, will beneficially own 14,175,000 Class B Ordinary Shares, representing approximately 92.55% of the aggregate voting power of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares as a group, assuming no exercise of the over-allotment option, or approximately 92.46%, assuming full exercise of the over-allotment option. As such, we will be deemed to be a “controlled company” under Nasdaq Marketplace Rules 5615(c). Currently, we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Marketplace Rules. However, we may follow certain exemptions from corporate governance requirements that could adversely affect our public shareholders. See “Risk Factors” and “Management.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 14 of this prospectus to read about factors you should consider before buying our Class A Ordinary Shares.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds, before expenses, to us(2)	$	$

(1)	We have agreed to pay the underwriter a discount equal to 7% per share. See also “Underwriting” in this prospectus for more information regarding our arrangements with the underwriter.
(2)	We expect our total cash expenses for this offering (including cash expenses payable to our underwriter and out-of-pocket expenses) to be approximately $996,293, exclusive of the above underwriting discounts. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriter is obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriter an option for a period of 45 days after the closing of this offering to purchase up to an additional 15% of the total number of our Class A Ordinary Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discount. If the underwriter exercises the over-allotment option in full, the total underwriting discounts payable will be $644,000 based on an offering price of $4.00 per Class A Ordinary Share, and the total gross proceeds to us, before underwriting discounts and expenses, will be $9,200,000. If we complete this offering, net proceeds will be delivered to us on the closing date.

The underwriter expects to deliver the Class A Ordinary Shares against payment as set forth under “Underwriting,” on or about [  ], 2025.

Prospectus dated [  ], 2025

Kingswood Capital Partners, LLC

We and the underwriter have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover page of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

Conventions that Apply to This Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“China” or the “PRC” are to the People’s Republic of China;

●	“Chinese government,” “PRC government,” “PRC governmental authority,” “PRC governmental authorities” are to the government and governmental authorities of mainland China, for the purpose of this prospectus only;

●	“Class A Ordinary Shares” are to the Class A ordinary shares of EvoNexus Group LTD, par value $0.0001 per share;

●	“Class B Ordinary Shares” are to the Class B ordinary shares of EvoNexus Group LTD, par value $0.0001 per share;

●	“COCO” are to our largest shareholder, Coconut Bay Holdings LTD, a company incorporated in the British Virgin Islands with a company number of 2172473;

●	“Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China for the purposes of this prospectus only;

●	“HK$” and “Hong Kong dollars” are to the legal currency of Hong Kong;

●	“Macao” or “Macau” are to the Macau Special Administrative Region of the People’s Republic of China for the purposes of this prospectus only;

●	“mainland China” or “Mainland China” are to the People’s Republic of China, excluding Taiwan, the special administrative regions of Hong Kong and Macau;

●	“metaverse” are to a highly immersive virtual environment where participating users may gather to interact with one another regardless of physical location;

●	“Operating Entity” or “Mobclick” are to our wholly-owned subsidiary, MOBCLICK TECHNOLOGY (HK) LIMITED (摩點（香港）有限公司), a Hong Kong corporation;

●	“Ordinary Shares” are to the Class A Ordinary Shares and Class B Ordinary Shares, collectively, of EvoNexus Group LTD;

●	“NEBU” are to our wholly-owned subsidiary, NebulaOrbit LTD, a company incorporated in the British Virgin Islands with a company number of 2176143;

●	“PRC laws” or “PRC laws and regulations” are to the laws and regulations of mainland China, for the purpose of this prospectus only;

●	“US$,” “$,” “USD,” and “U.S. dollars” are to the legal currency of the United States;

●	“users” are to individuals who download, install, and actively engage with the Operating Entity’s mobile application(s) on their device(s); and

●	“we,” “us” or the “Company” are to EvoNexus Group LTD, and when describing the financial results of EvoNexus Group LTD, also includes its subsidiaries.

In connection with this offering, we completed a restructuring of our corporate structure (the "Restructuring"). See "Corporate History and Structure" for a description of the Restructuring and a chart depicting the Company's structure after giving effect to the Restructuring. The unaudited pro forma consolidated balance sheet as of February 28, 2025 presented in this prospectus assumes the Restructuring occurred on February 28, 2025. The unaudited pro forma consolidated statement of operations for the years ended February 29, 2024 and February 28, 2025 presented in this prospectus presents the pro forma effect of the Restructuring as if it had occurred on March 1, 2023. See "Unaudited Pro Forma Consolidated Financial Information" for a description of the adjustments underlying the pro forma financial information included in this prospectus.

We serve users or customers through our online platforms, with significant users or customers based in India and Brazil through the Operating Entity, and our revenue and expenses are primarily generated or made in Hong Kong dollars and U.S. dollars. Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in U.S. dollars. These dollar references are based on the exchange rate of Hong Kong dollars to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in U.S. dollars) and the value of our assets, including accounts receivable (expressed in U.S. dollars).

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Ordinary Shares, discussed under “Risk Factors” before deciding whether to buy our Class A Ordinary Shares.

Overview

Our Company is an offshore holding company incorporated in the Cayman Islands without any material operations of its own. Our Company conducts its business operations through our Operating Entity. The Operating Entity commenced its operation in 2019 and is principally engaged in providing a family of social and entertainment-focused mobile applications, or apps, that are designed to facilitate app users’ engagement with a global community, promote communication across languages and cultures, and foster the establishment of meaningful relationships. Our Company, through the Operating Entity, aims to become a leading provider of social networking and interactive entertainment platforms. Through the Operating Entity, we provide, operate, and maintain a family of social and entertainment-focused apps, which include, but are not limited to, LivChat, BunchatLite, PeachU, Meeya, Meeya Lite, Jogan Pro, MeetClub, BakBak, UpChat, HoldU Pro, Timo, and RealCall.

We currently generate revenue from three revenue streams—advertising revenue, user recharge revenue, and other revenue. Advertising revenue is generated from third parties who pay to advertise on the Operating Entity’s app. User recharge revenue is generated from app users who pay for the function of online chat or add-ons to access premium features in connection with their app usage. Other revenue is generated from third parties who engage the Operating Entity for app interface and graphic design services on a project-by-project basis, which revenue has accounted for a relatively small percentage of the total revenue in each fiscal year reported in this prospectus. For the fiscal year ended February 28, 2025, we generated revenue of $11,572,003 and net income of $929,201. For the fiscal year ended February 29, 2024, we generated revenue of $11,013,790 and incurred a net loss of $591,534. For the fiscal years ended February 28, 2025 and February 29, 2024, the total number of users was approximately 5,350,174 and 4,648,696, respectively, among which the number of paying users that accessed app premium features was approximately 545,313 and 781,160, respectively. For the same fiscal years, the number of monthly active users (MAUs) was approximately 2,140,070 and 1,787,960, respectively, and the number of daily active users (DAUs) was approximately 449,415 and 352,228, respectively.

Our Competitive Strengths

We believe that the following strengths contribute to our Operating Entity’s success and differentiate it from its competitors:

●	extensive experience in delivering social and entertainment-focused apps;

●	in-depth cross-market operational expertise and professional knowledge for navigating complex, evolving market environments;

●	continuous investment in product improvements and innovation to sustain market competitiveness and product vitality; and

●	comprehensive content moderation systems, technologies and human review, with a commitment to legal compliance.

Our Growth Strategies

We intend to execute the following growth strategies to expand our business:

●	grow the app user base, by focusing on targeted geographic regions such as India and Brazil;

●	optimize the existing product offerings and introduce new product features, such as virtual gatherings and online concerts within the apps, by continuing to invest in product innovation and development, and by continuously optimizing technologies and strengthening technical infrastructure;

●	build online platforms that integrate social networking and entertainment, with additional monetization capabilities, such as enabling e-commerce functionality within the apps; and

●	upgrade social networking features of the apps, by introducing features such as metaverse-based social networking and creating virtual social spaces that allow users to interact in real time via avatars.

Our Corporate Structure

We are not an operating company but a Cayman Islands holding company with operations primarily conducted by our Operating Entity. Investors in our Class A Ordinary Shares, thus, are purchasing an equity interest in a Cayman Islands holding company. We hold equity interests in our subsidiaries in Hong Kong and the British Virgin Islands, and do not operate business through variable interest entities.

The following diagram illustrates our corporate structure as of the date of this prospectus. For more details on our corporate history, please refer to “Corporate History and Structure.”

Note:	All percentages reflect the voting ownership interests instead of the equity interests held by each of our shareholders, given that each holder of Class B Ordinary Shares will be entitled to 20 votes per Class B Ordinary Share and each holder of Class A Ordinary Shares will be entitled to one vote per Class A Ordinary Share, assuming no exercise of the underwriters’ over-allotment option.

(1)	Represents 14,175,000 Class B Ordinary Shares indirectly held by Chong Li, our Director, Chairman of the Board of Directors, and Chief Executive Officer, the 100% beneficial owner of COCO.

(2)	Represents 4,550,000 Class A Ordinary Shares indirectly held by Feidan Peng, the 100% beneficial owner of NovaTech Group Limited.

(3)	Represents 4,287,500 Class A Ordinary Shares indirectly held by Yanfang Li, the 100% beneficial owner of AegisTech Group Limited.

(4)	Represents 3,570,000 Class A Ordinary Shares indirectly held by Zhijiao Zhao, the 100% beneficial owner of Lumiara Limited.

(5)	Represents 8,417,500 Class A Ordinary Shares held by six minority shareholders, each one of which holds less than 1% of our voting interests.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to the Operating Entity’s Business (for a more detailed discussion, see “Risk Factors — Risks Related to the Operating Entity’s Business” beginning on page 14 of this prospectus)

Risks and uncertainties related to the Operating Entity’s business include, but are not limited to, the following:

●	If the Operating Entity fails to retain existing users or add new users, or if its users decrease their level of engagement with the products or do not convert to paying users, our revenue, financial results and results of operations may be significantly harmed (see page 14 of this prospectus);

●	The failure to attract new advertisers, the loss of existing advertisers, a deterioration in any of the Operating Entity’s advertising relationships, or a reduction in advertisers’ spending could adversely impact the Operating Entity’s business (see page 16 of this prospectus);

●	The industry for social connection apps is competitive, with low switching costs and a consistent stream of new services and entrants, and innovation by the Operating Entity’s competitors may disrupt its business (see page 16 of this prospectus);

●	The Operating Entity relies primarily on the Google Play Store for distribution of and access to its products and services. In addition, access to the Operating Entity’s products and services depends on mobile app stores and other third parties such as data center service providers, as well as third-party payment aggregators, computer systems, internet transit providers and other communications systems and service providers. If these third parties limit, prohibit, fail to operate, or otherwise interfere with the distribution or use of the Operating Entity’s products or services in any material way, or if the Operating Entity’s relationships with such third parties deteriorate, it could materially and adversely affect our financial condition, and results of operations (see page 17 of this prospectus);

●	If the Operating Entity is not able to maintain the value and reputation of its brands, its ability to expand the base of users may be impaired, and our financial results may be harmed (see page 18 of this prospectus);

●	Changes to the Operating Entity’s existing brands and products, or the introduction or acquisition of new brands or products, could fail to attract or retain users or generate revenue and profits (see page 18 of this prospectus);

●	The Operating Entity’s products are accessible in various international markets, including certain markets where it has limited experience, and it continues to seek to expand its international presence. As a result, the Operating Entity faces additional risks in connection with certain international markets (see page 19 of this prospectus);

●	The growth and profitability of the Operating Entity rely, in part, on its ability to attract and retain users through cost-effective marketing efforts, including its social media presence and use of social media influencers. Any failure in these efforts could materially adversely affect our financial condition and results of operations (see page 19 of this prospectus);

●	Inappropriate actions by certain users of the Operating Entity’s products could be attributed to the Operating Entity and damage its reputation, which in turn could materially adversely affect the business (see page 19 of this prospectus);

●	Content posted or displayed on the Operating Entity’s social networking platform may subject the Operating Entity to penalties and other serious consequences (see page 20 of this prospectus);

●	Security breaches, improper access to or disclosure of data or user data, other hacking and phishing attacks on the systems, or other cyber incidents could compromise the confidentiality and/or availability of sensitive information related to the business and/or personal data processed by the Operating Entity or on its behalf, exposing the Operating Entity to liability, which could harm its reputation and materially adversely affect its business (see page 20 of this prospectus);

●	As the Operating Entity relies on cloud-based applications and platforms to operate and deliver its products and services, any disruption or interference with these platforms could adversely affect its financial condition and results of operations (see page 21 of this prospectus);

●	If the Operating Entity’s information systems (such as its hardware, software, products, or those of third parties with whom the Operating Entity works) contain undetected errors or vulnerabilities, the Operating Entity could be subject to liability and its business could be materially and adversely affected (see page 22 of this prospectus);

●	The Operating Entity uses artificial intelligence (AI) in its business, and challenges with properly managing its use could result in reputational harm, competitive harm, legal liability, and may adversely affect our results of operations (see page 22 of this prospectus);

●	We derive other revenue from the Operating Entity’s provision of app interface and graphic design services, which depends on non-recurring engagements and failure to secure new engagements could lead to a decrease in our revenue (see page 22 of this prospectus);

●	The Operating Entity’s business may rely on a few customers that account for more than 10% of its total revenue, and interruption in their operations may have an adverse effect on our financial condition and results of operations (see page 23 of this prospectus);

●	The Operating Entity may be dependent on a limited number of suppliers and any disruption to the relationships with the major suppliers may have material adverse effects on the Operating Entity’s business (see page 23 of this prospectus);

●	Significant revenue is concentrated in certain geographic locations. Therefore, any risks affecting these areas may materially adversely affect the business of the Operating Entity (see page 23 of this prospectus);

●	Increased labor costs, inability to retain suitable employees, or unfavorable labor relations may adversely affect the business, financial condition or results of operations (see page 23 of this prospectus);

●	If the Operating Entity loses key personnel, its business may be adversely affected (see page 23 of this prospectus);

●	The Operating Entity leases office space from third parties, and there is no assurance that the Operating Entity will be able to renew the leases or find suitable alternative premises upon the expiration of the relevant lease terms (see page 24 of this prospectus);

●	Our historical financial and operating results are not indicative of future performance and our financial and operating results may fluctuate (see page 24 of this prospectus);

●	The entry into strategic alliances, or mergers and acquisitions may expose the Operating Entity to additional risks (see page 24 of this prospectus);

●	Adverse litigation judgments or settlements resulting from legal proceedings could reduce the profits or negatively affect the Operating Entity’s business operations (see page 24 of this prospectus);

●	Uncertain economic or social conditions may adversely impact the Operating Entity’s business (see page 25 of this prospectus);

●	The Operating Entity may fail to protect its intellectual property, if any (see page 25 of this prospectus);

●	The Operating Entity may be subject to intellectual property infringement disputes from time to time based on its alleged use of third-party intellectual property (see page 25 of this prospectus);

●	The Operating Entity may not maintain adequate insurance, which could expose it to significant costs and business disruption (see page 25 of this prospectus);

●	Fluctuations in interest rates could negatively affect our reported results of operations (see page 26 of this prospectus); and

●	Our results of operations are subject to seasonal fluctuations (see page 26 of this prospectus).

Risks Related to Doing Business in the Jurisdiction in which the Operating Entity Operates (for a more detailed discussion, see “Risk Factors — Risks Related to Doing Business in the Jurisdiction in which the Operating Entity Operates” beginning on page 26 of this prospectus)

Risks and uncertainties related to doing business in the jurisdiction in which the Operating Entity operates include, but are not limited to, the following:

●	The enactment of the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) and the enactment of Safeguarding National Security Ordinance in Hong Kong could impact the Operating Entity (see page 26 of this prospectus);

●	There are political risks associated with being based in Hong Kong (see page 26 of this prospectus);

●	Our corporate structure and being based in or having the majority of our operations in Hong Kong pose certain risks to investors. The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time. The enforcement of laws, rules and regulations in the PRC can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, and which could result in a material change in our Operating Entity’s operations and/or the value of the securities we are offering (see page 27 of this prospectus);

●	If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless (see page 27 of this prospectus);

●	Should we be required to obtain any permission or approval from, or to complete any filing procedures with, the CSRC, the CAC, or other PRC governmental authorities in connection with this offering under the PRC laws, we could be fined or subject to other sanctions (see page 28 of this prospectus);

●	The Operating Entity’s business is subject to complex and evolving international laws and regulations, including with respect to data privacy and platform liability. These laws and regulations are subject to change and uncertain interpretation, and could result in changes to the Operating Entity’s business practices, increased cost of operations, declines in user growth or engagement, claims, monetary penalties, or other harm to its business (see page 29 of this prospectus); and

●	A change in our effective tax rate can have a significant adverse impact on our results of operations (see page 29 of this prospectus).

Risks Related to Our Class A Ordinary Shares and This Offering (for a more detailed discussion, see “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering” beginning on page 29 of this prospectus)

Risks and uncertainties related to our Class A Ordinary Shares and this offering include, but are not limited to, the following:

●	As a result of the shutdown of the federal government, we have determined to rely on Section 8(a) of the Securities Act to cause the registration statement of which this prospectus forms a part to become effective automatically. Our reliance on Section 8(a) could result in a number of potential adverse consequences, including the need for us to file a post-effective amendment and distribute an updated prospectus to investors, or a stop order may be issued preventing use of the registration statement, and a corresponding substantial stock price decline, litigation, reputational harm or other negative results may occur (see page 29 of this prospectus);

●	Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering (see page 30 of this prospectus);

●	There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you paid, or at all (see page 31 of this prospectus);

●	Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution (see page 31 of this prospectus);

●	The trading price of our Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors (see page 31 of this prospectus);

●	The price of our Class A Ordinary Shares could be subject to rapid and substantial volatility (see page 32 of this prospectus);

●	If securities or industry analysts cease to publish research or reports about us, or if they adversely change their recommendations regarding the Class A Ordinary Shares, the market price for the Class A Ordinary Shares and trading volume could decline (see page 33 of this prospectus);

●	Substantial future sales or perceived potential sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline (see page 33 of this prospectus);

●	Our Company currently does not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our Class A Ordinary Shares for return on your investment (see page 33 of this prospectus);

●	Our Company has broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively (see page 34 of this prospectus);

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because our Company is incorporated under Cayman Islands law (see page 34 of this prospectus);

●	Certain judgments obtained against our Company by our shareholders may not be enforceable (see page 34 of this prospectus);

●	Anti-takeover provisions in our Memorandum and Articles of Association may discourage, delay, or prevent a change in control (see page 34 of this prospectus);

●	You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders (see page 35 of this prospectus);

●	There can be no assurance that our Company will not be a passive foreign investment company (“PFIC”) for United States federal income tax purposes for any taxable year, which could subject United States holders of our Class A Ordinary Shares to significant adverse United States federal income tax consequences (see page 35 of this prospectus);

●	For as long as our Company is an emerging growth company, our Company will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies (see page 35 of this prospectus);

●	Our Company is a foreign private issuer within the meaning of the rules under the Exchange Act, and as such our Company is exempt from certain provisions applicable to U.S. domestic public companies (see page 36 of this prospectus);

●	If our Company fails to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired (see page 36 of this prospectus);

●	Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud (see page 37 of this prospectus);

●	As a company incorporated in the Cayman Islands, our Company is permitted to, and will, adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if our Company complied fully with corporate governance listing standards (see page 37 of this prospectus);

●	Our Company will incur increased costs as a result of being a public company, particularly after our Company ceases to qualify as an “emerging growth company” (see page 38 of this prospectus);

●	Our Company may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses (see page 38 of this prospectus);

●	The obligation to disclose information publicly may put our Company at a disadvantage to competitors that are private companies (see page 38 of this prospectus);

●	If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq , although we exempt from certain corporate governance standards applicable to U.S. issuers as a foreign private issuer, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them (see page 39 of this prospectus);

●	Since we are a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders (see page 40 of this prospectus);

●	The dual class structure of our Ordinary Shares has the effect of concentrating voting control with our Chairman of the Board of Directors, and his interests may not be aligned with the interests of our other shareholders (see page 40 of this prospectus); and

●	The dual-class structure of our Ordinary Shares may adversely affect the trading market for our Class A Ordinary Shares (see page 40 of this prospectus).

Regulatory Approvals

Our operations are subject to various laws and regulations in Hong Kong where we operate. See “Regulations.” As advised by our PRC legal counsel, Beijing Huatai Law Offices, LLP (Wenzhou), as of the date of this prospectus, neither the Company nor the Company’s subsidiaries are required to obtain any licenses, permissions or approvals from Chinese authorities to operate business and to offer the securities being registered to foreign investors, because (i) neither the Company nor the Company’s subsidiaries are incorporated in Mainland China; (ii) the Operating Entity currently has no operations in Mainland China; and (iii) the Company does not, directly or indirectly, own or control any entity or subsidiary in Mainland China.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (“Trial Measures”) and five supporting guidelines, which took effect on March 31, 2023. The Trial Measures requires companies in Mainland China that seek to offer and list securities overseas, both directly and indirectly, to fulfill the filing procedures with the CSRC. According to the Trial Measures, the determination of the “indirect overseas offering and listing by companies in Mainland China” shall comply with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Measures if the following criteria are met at the same time: (i) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by companies in Mainland China; and (ii) the main parts of the issuer’s business activities are conducted in Mainland China, or its main places of business are located in Mainland China, or the senior managers in charge of its business operation and management are mostly Mainland Chinese nationals or domiciled in Mainland China. The supporting guidelines further interpret that, even if the issuer does not meet the above recognition criteria but submits an application for issuance and listing in the overseas market in accordance with the relevant regulations applicable to non-domestic/regional issuers, and the risk factors disclosed in accordance with regulations are mainly related to the Mainland China market, the issuer should follow the principle of “substance over form” to confirm whether the issuer has to complete the filing procedures with the CSRC.

As advised by our PRC legal counsel, Beijing Huatai Law Offices, LLP (Wenzhou), we believe that we are not subject to the filing requirements under the Trial Measures, because (i) the Company does not, directly or indirectly, own or control any entity or subsidiary in Mainland China; (ii) neither the Company nor the Operating Entity have any operations in Mainland China; (iii) the Company does not have, nor does it intend to set up, any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in Mainland China; (iv) the Company is headquartered in Hong Kong and all of its revenues and profits are generated outside of Mainland China; (v) in the most recent accounting year, the Company’s revenue and profits in Mainland China accounted for 0% of the corresponding data of the same items in our audited financial statements for previous reporting periods; and (vi) the risk factors disclosed in this prospectus in accordance with regulations are not mainly related to the Mainland China market.

The Cybersecurity Review Measures, which were jointly promulgated by the CAC and other relevant PRC governmental authorities on December 28, 2021, require that, among other things, “critical information infrastructure” or network platform operators holding over one million users’ personal information apply for a cybersecurity review before any public offering on a foreign stock exchange.

Our counsel as to PRC laws, Beijing Huatai Law Offices, LLP (Wenzhou), has advised us that, as of the date of this prospectus, neither we nor our subsidiaries are required to apply for cybersecurity review for our public offerings on a foreign stock exchange, because (i) the mobile applications operated by the Operating Entity do not provide services in Mainland China, Hong Kong, Macao, or Taiwan; (ii) neither the Company nor the Operating Entity places any reliance on the collection and processing of any personal information to maintain business operation; (iii) data processed in the Operating Entity’s business does not have a bearing on national security nor affect or may affect national security; and (iv) as of the date of this prospectus, neither the Company nor the Operating Entity has been informed by any PRC governmental authority of being classified as an “operator” or a “data processor” that is subject to the CAC’s cybersecurity review.

Since these statements and regulatory actions are recently published, we cannot rule out the possibility that PRC governmental authorities may promulgate new guidance or rules in the interpretation and the enforcement of the above overseas listing laws and regulation. If applicable laws, regulations, or interpretations change and we are required to obtain approval or filings from any governmental authorities, including the CSRC and the CAC, in connection with the listing or continued listing of our securities on a stock exchange outside of Hong Kong or Mainland China, or if we inadvertently conclude that such permissions or approvals are not required, it is uncertain how long it will take for us to obtain such approval or complete such filing, and, even if we obtain such approval or complete such filing, the approval or filing could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from or complete the necessary filing procedure with the PRC governmental authorities to conduct offerings or list outside of Hong Kong or Mainland China may subject us and/or the Operating Entity to sanctions imposed by the PRC governmental authorities, which could include fines and penalties, suspension of business, proceedings against us and the Operating Entity, and even fines on the controlling shareholder and other responsible persons, and the ability to conduct the Operating Entity’s business in Hong Kong, our and the Operating Entity’s ability to invest in Mainland China as foreign investments or accept foreign investments, or our ability to list on a U.S. or other overseas exchange may be restricted, and the Operating Entity’s business in Hong Kong, and our reputation, financial condition, and results of operations may be materially and adversely affected. Additionally, these risks could result in a material adverse change to the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors or cause such securities to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in the Jurisdiction in which the Operating Entity Operates — Should we be required to obtain any permission or approval from, or to complete any filing procedures with, the CSRC, the CAC, or other PRC governmental authorities in connection with this offering under the PRC laws, we could be fined or subject to other sanctions.”

Cash Transfers and Dividend Distribution

Through the Operating Entity, we conduct a majority of our operations in Hong Kong and maintain our bank accounts and balances primarily in licensed banks in Hong Kong. If needed, cash can be transferred among our holding company and subsidiaries through intercompany fund advances, and there are currently no restrictions of transferring funds between our Cayman Islands holding company and the Operating Entity in Hong Kong, the Cayman Islands and the British Virgin Islands, except for the transfer of funds involving money laundering and criminal activities. No transfer of cash or other types of assets has been made among our Cayman Islands holding company and subsidiaries as of the date of this prospectus.

As of the date of this prospectus, we have not declared or paid any cash dividends on our Ordinary Shares. Currently, we do not intend to have our holding company distribute dividends on the Class A Ordinary Shares in the future, but we do not have a fixed dividend policy. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant. See “Risk Factors — Risks Related to Our Class A Ordinary Shares and This Offering — Our company currently does not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our Class A Ordinary Shares for return on your investment.”

Since the incorporation of our Cayman Islands holding company, no cash flows have occurred among our Cayman Islands holding company and our subsidiaries as of the date of this prospectus.

The Company currently does not have formal internal cash management policies or procedures. Our Operating Entity follows certain internal controls, including designated personnel for cash handling, dual approvals for disbursements, limited use of cash for petty expenses and urgent needs, regular reconciliation and reporting, separation of seal custody, dual authentication for online banking, and compliance with the Hong Kong Companies Ordinance and anti-money laundering regulations, with records kept for at least seven years.

Enforcement of Civil Liabilities

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. The Cayman Islands may have a less developed body of securities laws as compared to the United States and may provide significantly less protection for investors than the United States. In addition, Cayman Islands companies may not have standing to sue before federal courts of the United States.

Substantially all of our assets are located in Hong Kong. In addition, all of our directors and officers are nationals or residents of mainland China and a majority of their assets are located outside the United States. As a result, it may be difficult for shareholders to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

There may be uncertainty as to whether the courts of the Cayman Islands or Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands or Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Appleby, our counsel with respect to the laws of the Cayman Islands, has advised that any final and conclusive judgment for a definite sum (not being a sum payable in respect of taxes or other charges of a like nature nor a fine or other penalty) and/or certain non-monetary judgments rendered in any action or proceedings brought against our company on the basis of documents in a U.S. court will be recognized as a valid judgment by the courts of the Cayman Islands without re-examination of the merits of the case. On general principles, such proceedings would be expected to be successful, provided that the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in the Cayman Islands and the judgment is not contrary to public policy in the Cayman Islands, has not been obtained by fraud or in proceedings contrary to natural justice.

Patrick Mak & Tse, our Hong Kong counsel, has advised us that there is uncertainty as to whether the judgment of United States courts will be directly enforced in Hong Kong, as the United States and Hong Kong do not have a treaty or other arrangements providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters. However, a foreign judgment may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court since the judgment may be regarded as creating a debt between the parties to it, provided that the foreign judgment, among other things, is a final judgment conclusive upon the merits of the claim and is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. See “Enforceability of Civil Liabilities.”

Implication of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuer, including:

●	the rules under the Exchange Act that require U.S. domestic public companies to issue financial statements prepared under U.S. GAAP;

●	sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of any securities registered under the Exchange Act;

●	sections of the Exchange Act that require insiders to file public reports of their share ownership and trading activities and that impose liability on insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act that require the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

We will file with the SEC, within four months after the end of each fiscal year (or such other reports required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance requirements. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Stock Market corporate governance requirements. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

●	have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors; or

●	have executive sessions of solely independent directors each year.

We intend to rely on home country practice to be exempted from certain corporate governance requirements of Nasdaq. See “Risk Factors – Risks Related to Our Class A Ordinary Shares and This Offering – As a company incorporated in the Cayman Islands, our Company is permitted to, and will, adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if our Company complied fully with corporate governance listing standards” and “Management – Foreign Private Issuer Status.”

Controlled Company

Following the completion of this offering, our largest shareholder, Coconut Bay Holdings LTD, which is 100% owned by Mr. Chong Li, our Director, Chairman of the Board of Directors, and Chief Executive Officer, will beneficially own 14,175,000 Class B Ordinary Shares, representing approximately 92.55% of the aggregate voting power of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares as a group, assuming no exercise of the over-allotment option, or approximately 92.46%, assuming full exercise of the over-allotment option. As a result, we will be deemed to be a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed to be a controlled company, we may elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Risk Factors – Risks Related to Our Class A Ordinary Shares and This Offering – Since we are a ‘controlled company’ within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.”

Corporate Information

Our principal executive offices are located at Unit 56 of Factory A on 5th Floor Union Hing Yip Factory Building, No. 20 Hing Yip Street, Kwun Tong, Hong Kong, and our phone number is +852 69338460. We maintain a corporate website at http://www.evonexus.co. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our registered office is located at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, and its phone number is +1 345 949 1040. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

THE OFFERING

Class A Ordinary Shares offered by us	2,000,000 Class A Ordinary Shares (or 2,300,000 Class A Ordinary Shares, assuming the underwriter exercises its over-allotment option in full)

Price per Class A Ordinary Share	We currently estimate that the initial public offering price will be $4.00 per Class A Ordinary Share.

Ordinary Shares outstanding prior to completion of this offering	20,825,000 Class A Ordinary Shares and 14,175,000 Class B Ordinary Shares

Ordinary Shares outstanding immediately after this offering	22,825,000 Class A Ordinary Shares (or 23,125,000 Class A Ordinary Shares, assuming the underwriter exercises its over-allotment option in full) and 14,175,000 Class B Ordinary Shares

Over-allotment Option	We have granted an option to the underwriter until 45 days from the closing of this offering, to purchase up to an additional 15% of our Class A Ordinary Shares offered by us pursuant to this offering (excluding shares subject to this option), or 300,000 additional Class A Ordinary Shares, on the same terms as the other Class A Ordinary Shares being purchased by the underwriter.

Listing; proposed symbol	We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EVON.” At this time, Nasdaq has not yet approved our application to list our Class A Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A Ordinary Shares will be approved for listing on Nasdaq.

Transfer Agent	Transhare Corporation.

Use of proceeds	We intend to use the proceeds from this offering for (1) research and development investment, (2) marketing and promotion, (3) team expansion, and (4) potential acquisitions. See “Use of Proceeds.”

Lock-up	We have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Ordinary Shares or similar securities for a period ending six (6) months from the closing of this offering. Each of our directors, executive officers and holders of five percent (5%) or more of the Company’s Ordinary Shares outstanding prior to this offering have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Ordinary Shares or similar securities for a period of six (6) months from the closing of this offering. See “Underwriting.”

Risk factors	The Class A Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 14 for a discussion of factors to consider before deciding to invest in our Class A Ordinary Shares.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, the Operating Entity’s business, our financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect the Operating Entity’s business. You should only consider investing in our securities if you can bear the risk of loss of your entire investment.

Risks Related to the Operating Entity’s Business

If the Operating Entity loses control or ownership rights over its apps, if such apps and administrative rights are misused by internal employees or other parties, if third parties assert ownership or authorial rights or copyright over such apps, it could have a material adverse effect on the Operating Entity’s business.

The Operating Entity relies on software apps that it provides, manages, and operates as part of its core business activities. Any loss of control or ownership rights over such apps—whether due to administrative oversight, failure to register trademarks, copyrights, patents, or otherwise preserve intellectual property, unauthorized access, or internal misconduct—could materially disrupt business operations, compromise data security, and adversely affect the Operating Entity’s reputation and business.

Misuse of these apps or related administrative privileges by employees, contractors, or other authorized or unauthorized parties may result in data breaches, regulatory exposure, operational disruptions or failures, or legal liability. Such incidents could undermine user trust and subject the Operating Entity to enforcement actions, penalties, or remediation costs.

In addition, third parties may allege ownership, authorship, or copyright rights in relation to the Operating Entity’s apps or the content contained therein. Even if such claims lack merit, defending against them may require significant time, expense, and management attention. If such claims are successful, the Operating Entity could be required to cease use of the affected apps, modify its products or services, or pay damages or licensing fees, any of which could have a material adverse effect on its business, results of operations, and financial condition.

If the Operating Entity fails to retain existing users or add new users, or if its users decrease their level of engagement with the products or do not convert to paying users, our revenue, financial results and results of operations may be significantly harmed.

The size of the Operating Entity’s user base and users’ level of engagement are critical to the Operating Entity’s success. The Operating Entity’s apps monetize via a “freemium” model, whereby users create free accounts on the Operating Entity’s apps and a subset of users pay for the function of the online chat or add-ons to access certain premium features. Our financial performance has thus been and will continue to be significantly determined by the Operating Entity’s success in adding, retaining and engaging users of the products and converting users into paying users or in-app purchasers. We expect that the size of the Operating Entity’s user base will fluctuate or decline in one or more markets from time to time, including if users find meaningful relationships on the Operating Entity’s platforms and no longer need to engage with the products. Furthermore, if users do not perceive the Operating Entity’s products to be useful, reliable, and/or trustworthy, the Operating Entity may not be able to attract or retain users or otherwise maintain or increase the frequency and duration of their engagement. There is no guarantee that the Operating Entity will not experience an erosion of its user base or engagement levels. User engagement can be difficult to measure, particularly as the Operating Entity seeks to introduce new and different products and services. Any number of factors can negatively affect user retention, growth, and engagement, including if:

●	users increasingly engage with other competitive products or services;

●	user behavior on any of the Operating Entity’s product changes, including decreases in the quality of the user base and frequency of use of the Operating Entity’s products and services;

●	users feel that their experience is diminished as a result of the decisions the Operating Entity makes with respect to the frequency, prominence, format, size and quality of advertisements that the Operating Entity displays;

●	there could be decreases in user sentiment due to questions about (a) the quality of the Operating Entity’s user data practices or concerns related to privacy and the sharing of user data, (b) the quality or usefulness of the Operating Entity’s products or concerns related to safety, security, or well-being, (c) the countries in which the Operating Entity’s apps are available, (d) the quality of customer service and support, or (e) the inability to combat spam on, or inappropriate or abusive use of, the apps;

●	users are no longer willing to pay (or pay as much) for certain features and services, including due to changes to the payment platform or payment methods;

●	users have difficulty in installing, updating or otherwise accessing the Operating Entity’s products on mobile devices as a result of actions by the Operating Entity or third parties, such as application marketplaces and device manufacturers, that the Operating Entity relies on to distribute its products and deliver its services;

●	the Operating Entity fails to introduce new features, products or services that users find engaging or if the Operating Entity introduces new products or services, or makes changes to existing products and services, that are not favorably received;

●	the Operating Entity fails to keep pace with evolving online, market and industry trends (including the introduction of new and enhanced services and technologies);

●	the Operating Entity fails to appeal to and engage the younger demographic of users (for example, Gen Z), with their different dynamics of connection;

●	initiatives designed to attract and retain users and engagement are unsuccessful or discontinued, whether as a result of actions by the Operating Entity, third parties or otherwise;

●	the Operating Entity decides to decrease development for, or shut down entirely, an app;

●	third-party initiatives that may enable greater use of the Operating Entity’s products, including low-cost or discounted data plans, are discontinued;

●	the Operating Entity adopts terms, policies or procedures related to areas such as user data or advertising that are perceived negatively by users or the general public;

●	the Operating Entity fails to combat inappropriate or abusive activity on the Operating Entity’s platform;

●	users do not perceive the Operating Entity’s products as being safer than other competitive products or services;

●	the Operating Entity fails to provide adequate customer service to users, marketers or other partners;

●	the Operating Entity fails to protect its brand, brand image or reputation;

●	the Operating Entity, its partners or companies in its industry are the subject of adverse media reports or other negative publicity, including as a result of user data practices;

●	technical or other problems prevent the Operating Entity from delivering products in a rapid and reliable manner or otherwise affect the user experience, such as security breaches, distributed denial-of-service attacks or failure to prevent or limit spam or similar content;

●	there is decreased engagement with the Operating Entity’s products as a result of internet shutdowns or other actions by governments that affect the accessibility of the Operating Entity’s products in any of its markets;

●	there is decreased engagement with the Operating Entity’s products, or failure to accept the Operating Entity’s terms of service, as part of changes that the Operating Entity has implemented, or may implement, in the future in connection with regulations, regulatory actions or otherwise;

●	there is decreased engagement with the Operating Entity’s products as a result of changes in prevailing social, cultural or political preferences in the target markets; or

●	there are changes mandated by legislation, regulatory authorities or litigation that adversely affect the Operating Entity’s products or users.

From time to time, certain of these factors could negatively affect user acquisition, retention, growth, and engagement to varying degrees. If the Operating Entity is unable to maintain or increase its user base and user engagement, our revenue and financial results may be materially adversely affected. In addition, the Operating Entity may not experience rapid user growth or engagement in countries where, even though mobile device penetration is high, due to the lack of sufficient cellular based data networks, consumers rely heavily on Wi-Fi and may not access the Operating Entity’s products regularly throughout the day. Any decrease in user acquisition, retention, growth or engagement could render the Operating Entity’s products less attractive to users, which is likely to have a material adverse impact on our revenue, financial condition and results of operations.

The failure to attract new advertisers, the loss of existing advertisers, a deterioration in any of the Operating Entity’s advertising relationships, or a reduction in advertisers’ spending could adversely impact the Operating Entity’s business.

We currently generate a portion of our revenue from third parties who pay to advertise on the Operating Entity’s apps. Any decrease or slower growth in the Operating Entity’s user base or user engagement may discourage new or existing advertisers from advertising on the Operating Entity’s apps. The Operating Entity does not have absolute control over the type of advertisers or the content of their advertisements on the Operating Entity’s apps, which poses risks to the Operating Entity’s reputation and brand. Any deterioration in the Operating Entity’s relationship with advertisers may materially adversely affect our advertising revenue. Any loss of existing advertisers or failure to attract new advertisers will materially adversely affect our financial condition and results of operations.

The Operating Entity’s advertisers typically do not have long-term advertising commitments with the Operating Entity. Advertisers may not continue to do business with the Operating Entity, or they may reduce the prices they are willing to pay to advertise, if the Operating Entity does not deliver advertisements and other commercial content in an effective manner, or if advertisers do not believe that their investment in advertising will generate a competitive return relative to other alternatives. In addition, our advertising revenue could also be adversely affected by many factors both within and beyond our control, including:

●	decreased user access to and engagement through the Operating Entity’s products and services;

●	adverse legal developments or user sentiment relating to advertising, online safety, data privacy, and collection of personal data for targeted advertising purposes, including legislative action, regulatory developments, and litigation; and

●	adverse media reports or other negative publicity involving the Operating Entity or other companies in our industry.

The occurrence of any of these or other factors could result in a reduction in demand for advertisements and other commercial content on the Operating Entity’s apps, or a reduction in advertisers’ spending, which may reduce the prices the Operating Entity receives for advertisements and other commercial content, or cause advertisers to stop advertising altogether, any of which events could negatively affect our financial condition and results of operations.

The industry for social connection apps is competitive, with low switching costs and a consistent stream of new services and entrants, and innovation by the Operating Entity’s competitors may disrupt its business.

The industry for social connection apps is competitive, with a consistent stream of new services and entrants. Some of the Operating Entity’s competitors may enjoy better competitive positions in certain geographical regions, user demographics, or other key areas that the Operating Entity currently serves or may serve in the future. These advantages could enable these competitors to offer apps, products or services that are more appealing to users and potential users than the Operating Entity’s apps, products or services or to respond more quickly and/or cost-effectively than the Operating Entity to new or changing opportunities.

In addition, within the industry for social connection apps generally, costs for consumers to switch between products and services are low, and consumers have a propensity to try new approaches to connecting with people and to use multiple services at the same time. As a result, new products, services, entrants, and business models are likely to continue to emerge. It is possible that a new service could gain rapid scale at the expense of existing brands through harnessing a new technology, or a new or existing distribution channel, creating a new or different approach to connecting people, introducing a new business model, or some other means. The Operating Entity may need to respond by introducing new services or features, which the Operating Entity may not do successfully. If the Operating Entity does not sufficiently innovate to provide new, or improve upon existing, products and services that the Operating Entity’s users or prospective users find appealing, the Operating Entity may be unable to continue to attract new users or continue to appeal to existing users in a sufficient manner.

Potential competitors include larger companies that could devote greater resources to the promotion or marketing of their services, take advantage of acquisition or other opportunities more readily, or develop and expand their services more quickly than the Operating Entity. Potential competitors also include established social media companies that may develop features or services that may compete with the Operating Entity or operators of mobile operating systems and app stores. These social media and mobile platform competitors could use strong or dominant positions in one or more markets, coupled with ready access to existing large pools of potential users and personal information regarding those users, to gain competitive advantages over the Operating Entity, including by offering different features or services that users may prefer or offering their services to users at no charge, which may enable them to acquire and engage users at the expense of the Operating Entity’s user growth or engagement.

If the Operating Entity is not able to compete effectively against current or future competitors as well as other services that may emerge, or if the Operating Entity’s decisions regarding where to focus investments are not successful long-term, the size and level of engagement of the Operating Entity’s user base may decrease, or the Operating Entity may convert a smaller proportion of user base into paying users, which could have an adverse effect on our financial condition and results of operations.

The Operating Entity relies primarily on the Google Play Store for distribution of and access to its products and services. In addition, access to the Operating Entity’s products and services depends on mobile app stores and other third parties such as data center service providers, as well as third-party payment aggregators, computer systems, internet transit providers and other communications systems and service providers. If these third parties limit, prohibit, fail to operate, or otherwise interfere with the distribution or use of the Operating Entity’s products or services in any material way, or if the Operating Entity’s relationships with such third parties deteriorate, it could materially and adversely affect our financial condition, and results of operations.

The Operating Entity distribute its products and services primarily through the Google Play Store, and the Operating Entity may market and distribute through other platforms in the future. The Operating Entity is and will be subject to the standard terms, conditions, and guidelines of these platforms for app developers, which govern the promotion and distribution of products and services on their respective platforms. There is no guarantee that the Google Play Store and other distribution platforms will continue to feature or make available the Operating Entity’s products, or that the Operating Entity will be able to comply with the standard terms, conditions, policies, and guidelines of these platforms, such that the Operating Entity’s products and services will continue to be available through these platforms. Even if we believe the Operating Entity is in compliance with all applicable policies, one or more of these platforms may nevertheless decide not to allow the Operating Entity on their platforms because of concerns about reputation, privacy, safety, or other risks the Operating Entity presents or for other reasons, in which case our financial condition and results of operations could be materially adversely affected. The Google Play Store and other platforms have and may continue to impose access restrictions for users in certain geopolitical regions in relation events that are beyond our control, such as terrorism, public health crises, or political unrest, which could result in the inability to access and use the Operating Entity’s products and services and other negative experiences for the Operating Entity’s users and, in turn, harm the Operating Entity’s reputation among users and adversely affect its business.

Google and other similar third parties the Operating Entity relies on have broad discretion to change the manner in which their mobile operating systems function and their respective terms and conditions applicable to the distribution of apps, including the discretion to interpret their respective terms and conditions in ways that may limit, eliminate, or otherwise interfere with the Operating Entity’s products and services; the Operating Entity’s ability to distribute apps through their stores; the Operating Entity’s ability to update its apps, including to make bug fixes or other feature updates or upgrades; the features the Operating Entity provides; the manner in which the Operating Entity markets its in-app products and services; the Operating Entity’s ability to access native functionality or other aspects of mobile devices; and the Operating Entity’s ability to access information about users that they collect. To the extent such third parties make such changes, our financial condition and results of operations could be materially adversely affected.

While the Operating Entity’s apps are generally free to download from these stores, users have the opportunity to purchase the function of online chat and premium add-ons. The Operating Entity determines the prices for the online chat functions and premium add-ons, the payment of which are, as of the date of this prospectus, primarily processed through the in-app payment systems provided by third parties. Such third parties include, but are not limited to, Google, Apple and PayPal, depending on the respective markets. The Operating Entity may use other payment processing partners to process other payments in the future. These third parties can make changes to their payment services, including the amount of, and requirement to pay, certain fees associated with purchases required to be facilitated by such third parties through the Operating Entity’s apps.

The Operating Entity also depends on the interoperability of its products and services with popular mobile operating systems, networks, technologies, products and services, and standards beyond our control. Any changes, bugs, or technical issues in these systems, or changes in the Operating Entity’s relationships with third-party product or service providers, or changes in their agreements, terms of service or policies that degrade the Operating Entity’s products and services’ functionality, reduce or eliminate the Operating Entity’s ability to update or distribute products and services, give preferential treatment to competitive products and services, limit the ability to deliver, target, or measure the effectiveness of advertisements, or charge fees related to the distribution of the Operating Entity’s products and services or delivery of advertisements, could impact the usage of the Operating Entity’s products and services on mobile devices and have a material adverse effect on our financial condition and results of operations.

In addition, the Operating Entity leverages a wide array of additional third parties in various other aspects of its operations, including, without limitation, software developers; computing, storage, and bandwidth service providers; suppliers of technology infrastructures; sales and marketing channels; and content contributors. Any deterioration in the Operating Entity’s relationships with these third-party suppliers, vendors, and business partners, or any adverse change in the terms and conditions governing these relationships, could have a negative impact on our financial condition and results of operations, and there is no guarantee that the Operating Entity would be able to find replacement vendors on reasonable terms or at all.

If the Operating Entity is not able to maintain the value and reputation of its brands, its ability to expand the base of users may be impaired, and our financial results may be harmed.

We believe that the Operating Entity’s brands have contributed to the success of the business. We also believe that maintaining, protecting, and enhancing the Operating Entity’s brands are critical to expanding its base of users, and that failure to do so could materially adversely affect our financial condition and results of operations. We believe that the importance of brand recognition will continue to increase, given the growing number of online dating and social connection sites and applications. Many new users are referred by existing users.

Maintaining the Operating Entity’s brands will depend largely on its ability to continue providing useful, reliable, trustworthy, and innovative products, which it may not do successfully. Further, the Operating Entity may experience media, legislative, or regulatory scrutiny of its actions or decisions regarding user privacy, encryption, content, advertising, and other issues, which may materially adversely affect its reputation and brands. In addition, the Operating Entity may fail to respond expeditiously or appropriately to objectionable practices by users, or to otherwise address user concerns, which could erode confidence in its brands. Maintaining and enhancing its brands will require the Operating Entity to make substantial investments, and there is no assurance that any such investments will be successful.

Changes to the Operating Entity’s existing brands and products, or the introduction or acquisition of new brands or products, could fail to attract or retain users or generate revenue and profits.

The ability of the Operating Entity to retain, increase, and engage its user base, and to increase revenue, depends partly on the continued evolution of existing brands and products and the creation of successful new brands and products, both independently and in collaboration with developers or other third parties. The Operating Entity may introduce significant changes to its existing brands and products or acquire or introduce new and unproven brands, products, and product extensions, including through the use of technologies with which it has little or no prior development or operating experience.

The Operating Entity has invested, and expects to continue investing, resources in growing its products to support increasing usage, as well as in new lines of business, new products, new product extensions, and other initiatives intended to generate revenue. There is no guarantee that such investments will be successful. If new or enhanced brands, products, or product extensions fail to engage users, marketers, or developers, or if business plans prove unsuccessful, the Operating Entity may fail to attract or retain users or to generate sufficient revenue, operating margin, or other value to justify its investments, which may materially adversely affect the business.

The Operating Entity may also introduce new products, features, terms of service, or policies, and may seek new and effective ways to inform its community about new and existing products and to alert users to events and meaningful opportunities to connect. However, such efforts may not be well received by users and may negatively impact the brands. New products may lead to temporary increases in engagement but may ultimately fail to attract and retain users, and may not yield the long-term benefits anticipated by the Operating Entity.

The Operating Entity’s products are accessible in various international markets, including certain markets where it has limited experience, and it continues to seek to expand its international presence. As a result, the Operating Entity faces additional risks in connection with certain international markets.

The Operating Entity’s applications are available in many different languages and are accessible globally, including in Brazil, Singapore, and India. International presence, particularly in countries or regions where the Operating Entity has limited experience, exposes the organization to a number of additional risks, including: compliance challenges arising from geographic distance, language barriers, and cultural differences; varying levels of social and technological acceptance of the Operating Entity’s products; lack of acceptance of the Operating Entity’s product and service offerings, and challenges of localizing offerings to appeal to local tastes; foreign currency fluctuations; restrictions on the transfer of funds between countries, as well as costs associated with the repatriation of funds; differing and potentially unfavorable tax laws, and the risk of ensuing trade conflicts; multiple, conflicting, and changing laws, rules, and regulations, and difficulties in interpreting and complying with such laws by the Operating Entity’s business partners, over whom it exerts no control; compliance challenges arising from diverse legal and regulatory environments, particularly with respect to intellectual property, privacy, data security, intermediary liability, and consumer protection; challenges in coordinating with local law enforcement on safety-related matters; governmental or third-party actions aimed at restricting access to or censoring content on the Operating Entity’s platforms—whether due to political motivations, responses to governmental requests, or user-generated content; competitive environments that favor local businesses; heightened competition from regionally dominant websites, mobile applications, and real-time communication services that have strong market positions in specific countries and continue expanding their reach; limited availability or protection of intellectual property rights; low usage or penetration of internet-connected consumer devices, or wide disparities in device capabilities and operating systems (e.g., high prevalence of older mobile devices that may not be compatible with the Operating Entity’s updated software); challenges in identifying appropriate local business partners and establishing and maintaining good working relationships with them; challenges in formulating effective marketing strategies targeting users from various jurisdictions and cultures, who have a diverse range of preferences and demands; geopolitical tensions, social unrest, or economic instability in countries where the Operating Entity operates; trade sanctions, such as those administered by the U.S. Office of Foreign Assets Control, which restrict business dealings with sanctioned countries, territories, individuals, and entities—sanctions that are complex, frequently changing, and increasingly comprehensive; political unrest, terrorism, war, health and safety epidemics, or the threat of any such events; breaches or violations of anti-corruption laws, including but not limited to the Foreign Corrupt Practices Act of 1977, as amended; and failure to comply with demands by enforcement authorities for access to user data, which may result in the loss of market access or other punitive measures.

The occurrence or impact of any one or more of the aforementioned events could materially adversely affect the Operating Entity’s international presence, which in turn could materially adversely impact its overall business, and our financial condition and results of operations.

The growth and profitability of the Operating Entity rely, in part, on its ability to attract and retain users through cost-effective marketing efforts, including its social media presence and use of social media influencers. Any failure in these efforts could materially adversely affect our financial condition and results of operations.

Attracting and retaining users for the Operating Entity’s products requires significant expenditures for marketing. Evolving consumer behavior can impact the availability and effectiveness of profitable marketing opportunities. For example, as consumers increasingly communicate through messaging apps and other virtual means, the Operating Entity must identify and allocate more of its marketing resources to newer advertising channels—such as mobile and online video platforms—as well as targeted campaigns that reach potential, former, and current users via emerging virtual platforms. These newer channels are generally less mature and less proven, and there can be no assurance that the Operating Entity will be able to effectively manage or adapt its marketing strategies in response to these and other trends within the advertising industry. Failure to do so could materially adversely affect the Operating Entity’s business.

Additionally, the Operating Entity periodically incorporates social media influencers into its advertising and marketing programs to connect with consumers on a personal level. If any such individuals act in a manner inconsistent with the Operating Entity’s mission, damage their own public image or reputation, or discontinue their use of the Operating Entity’s services and products, these actions could negatively affect the campaigns in which they participate and damage the overall brand.

The Operating Entity and its affiliated brand representatives also rely on social media platforms to engage with consumers. Unauthorized, inappropriate, or poorly managed use of these channels could result in negative publicity or unsatisfactory consumer experiences, which could diminish the effectiveness of marketing efforts. Additionally, substantial negative commentary from third parties on social media platforms could harm the Operating Entity’s reputation and impair its ability to attract and retain users. If the Operating Entity’s advertising and marketing efforts fail to generate a sufficient number of users, its business, and in turn, our financial condition and results of operations could be materially adversely affected.

Inappropriate actions by certain users of the Operating Entity’s products could be attributed to the Operating Entity and damage its reputation, which in turn could materially adversely affect the business.

Users of the Operating Entity’s apps may be, physically, financially, emotionally, or otherwise harmed by other individuals whom such users have met or may meet through the use of one of the Operating Entity’s apps. When one or more users suffer or allege to have suffered any such harm either on the platform or in person after meeting through the apps, the Operating Entity could experience negative publicity or legal action that could damage the brand and the brand’s reputation. Similar events affecting users of competitors’ products could result in negative publicity for the social connection industry generally, which could in turn negatively affect the Operating Entity’s business, particularly if such objectionable events are widely reported.

In addition, the reputations of the brand may be materially adversely affected by the actions of users that are deemed to be hostile, offensive, defamatory, inappropriate, or unlawful. Furthermore, users may use the products for illegal or harmful purposes, such as romance scams, promotion of false or inaccurate information, financial fraud, drug trafficking, sex trafficking, and recruitment to terrorist groups, rather than for their intended purposes. While the Operating Entity has processes in place that aim to monitor and review the appropriateness of the content accessible through its apps, including reporting tools through which users can inform the Operating Entity of such behavior on the platform, users could nonetheless engage in activities that violate the Operating Entity’s policies, and/or the systems and processes in place to monitor and review the appropriateness of content may fail.

Additionally, while the Operating Entity’s policies attempt to address illegal, offensive, or inappropriate use of the products, the Operating Entity cannot control how users engage if and when they meet in person after meeting through the apps. These safeguards may not be sufficient to avoid harm to the reputation and brands, especially if such hostile, offensive, or inappropriate use is well-publicized. Furthermore, to the extent that users do not feel safe using the products, the reputation of the brand would be negatively affected, and advertisers’ willingness to distribute advertisements on the apps may be materially discouraged, which may in turn materially adversely affect the Operating Entity’s business, and our financial condition and results of operations.

Content posted or displayed on the Operating Entity’s social networking platform may subject the Operating Entity to penalties and other serious consequences.

The Operating Entity has designed and implemented procedures to monitor content on its social networking platform in order to comply with applicable laws and regulations. However, it may not be possible in all cases to determine the types of content that could result in liability as a distributor of such content. If any content posted or displayed on the social networking platform is deemed by the relevant government to violate content restrictions, the Operating Entity could be required to cease displaying such content and could be subject to penalties, which may include confiscation of income, fines, suspension of business, and revocation of required licenses. Such penalties could materially and adversely affect the entity’s business, and our financial condition and results of operations.

Regulatory authorities may conduct various reviews and inspections of the Operating Entity’s business operations from time to time, particularly with respect to content distribution. As of the date of this prospectus, the Operating Entity has not received any notifications from government authorities or regulators regarding non-compliance with any laws and regulations on social media content. If any non-compliant incidents are identified, the Operating Entity may be required to undertake rectification measures in accordance with applicable laws and regulations, or may be subject to other regulatory actions, including administrative penalties. Any recurrence of such inspections and administrative measures could adversely impact the business, financial condition, and results of operations. Although the Operating Entity has adopted internal procedures to monitor and remove content once any potential or alleged violation is identified, it may not be possible to detect all content that violates laws, regulations, or third-party intellectual property rights. Even when offensive content is identified and removed, liability may still be incurred.

Security breaches, improper access to or disclosure of data or user data, other hacking and phishing attacks on the systems, or other cyber incidents could compromise the confidentiality and/or availability of sensitive information related to the business and/or personal data processed by the Operating Entity or on its behalf, exposing the Operating Entity to liability, which could harm its reputation and materially adversely affect its business.

The Operating Entity’s products and services and the operation of its business involve the collection, storage, processing, and transmission of data, including personal data. The information systems that store and process such data are susceptible to threats from continually evolving cybersecurity risks. In particular, the industry is prone to cyber-attacks by third parties seeking unauthorized access to confidential or sensitive data, including user personal data, or to disrupt the ability to provide services. The Operating Entity faces a number of threats to its information systems from a broad range of threat actors, including foreign governments, criminals, competitors, computer hackers, cyber terrorists, and politically motivated groups or individuals. The Operating Entity may experience various attempts to access its information systems. These threats include physical or electronic break-ins, security breaches from inadvertent or intentional actions by employees, contractors, consultants, and/or other third parties with otherwise legitimate access to the systems, website, or facilities, or from cyber-attacks by malicious third parties that could breach security controls and disrupt systems. The motivations of such actors may vary, but breaches compromising information technology systems can cause interruptions, delays, or operational malfunctions, which in turn could have a material adverse effect on the business, results of operations, financial condition, and prospects.

In addition, risks related to a security breach or disruption, including through computer malware, ransomware, viruses, social engineering (predominantly spear phishing attacks), data scraping, and general hacking, have become more prevalent in the industry and have generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have risen. Such security breaches or disruptions have not occurred on the Operating Entity’s systems in the past and will likely occur on its systems in the future. The Operating Entity also regularly encounters attempts to create false or undesirable user accounts and advertisements or to take other actions on its platform for objectionable purposes. Due to the size of its user base, the types and volume of personal data on its systems, and the evolving nature of its products and services (including efforts involving new and emerging technologies), the Operating Entity may be a particularly attractive target for such attacks, including those from highly sophisticated, state-sponsored, or otherwise well-funded actors. To address the increasing frequency and sophistication of such attacks and safeguard its systems, the Operating Entity may need to expend additional time and resources, as well as recruit people with specific expertise.

Efforts to address undesirable activity on the platform also increase the risk of retaliatory attacks. Such breaches and attacks on the Operating Entity or its third-party service providers may cause interruptions to the services it provides, degrade the user experience, cause users or marketers to lose confidence and trust in its products, and decrease the use of its products or result in users stopping their use entirely, impair internal systems, or result in financial harm. Any failure to prevent or mitigate security breaches and unauthorized access to or disclosure of data or user data, including personal information, content, or payment information from users, or information from marketers, could result in the loss, modification, disclosure, destruction, or other misuse of such data, which could subject the Operating Entity to legal liability, harm its business and reputation, and diminish its competitive position. The Operating Entity may incur significant costs in protecting against or remediating such incidents, and as cybersecurity incidents continue to evolve, it may be required to expend significant additional resources to continue to modify or enhance its protective measures or to investigate and remediate any information security vulnerabilities. Efforts to protect confidential and sensitive data, user data, and other personal information, and to minimize undesirable activities on the platform, may also be unsuccessful due to software bugs or other technical malfunctions; employee, contractor, or vendor error or malfeasance, including defects or vulnerabilities in service providers’ information technology systems; government surveillance; breaches of physical security of facilities or technical infrastructure; the implementation or use of artificial intelligence by the Operating Entity or third-party vendors; or other threats that may surface or evolve.

Moreover, third parties may attempt to fraudulently induce employees or users to disclose information in order to gain access to the Operating Entity’s data or its users’ data. Cyber-attacks continue to evolve in sophistication and volume and may be difficult to detect for long periods of time. As artificial intelligence capabilities improve and are increasingly adopted, the Operating Entity may also encounter cyber-attacks created through artificial intelligence. At any given time, the Operating Entity faces known and unknown cybersecurity risks and threats that are not fully mitigated, and vulnerabilities in its security efforts may be discovered. The business and operations of the Operating Entity span geographies around the world, involve employees, contractors, vendors, developers, partners, and other third parties, and rely on software and hardware that is technical and complex. For example, while technology has supported remote work, such working environments may be less secure and more susceptible to attack, including phishing and social engineering attempts. Although the Operating Entity has developed technology and processes designed to protect data and user data, to prevent data loss, to disable undesirable accounts and activities on its platform, and to prevent or detect security breaches, it cannot assure that such measures will be successful, that it will be able to anticipate or detect all cyber-attacks or other breaches, that it will be able to react to cyber-attacks or other breaches in a timely manner, or that remediation efforts will be successful. The Operating Entity may also incur significant legal and financial exposure, including legal claims, higher transaction fees, and regulatory fines and penalties as a result of any compromise or breach of its systems or data security, or the systems and data security of its third-party providers. Any of the foregoing could have a material adverse effect on the Operating Entity’s business, and our financial condition and results of operations.

Furthermore, some of the Operating Entity’s third-party service providers may receive or store information provided by the Operating Entity or by its users through mobile or web applications integrated with its applications, and the Operating Entity may use third-party service providers to store, transmit, and otherwise process certain confidential, sensitive, or other personal information on its behalf. If these third parties fail to adopt or adhere to adequate data security practices, comply with applicable legislation, or transfer data with the required adequate measures for the transfer, or in the event of a breach of their networks, the Operating Entity’s data or its users’ data may be improperly accessed, used, or disclosed, which could subject the Operating Entity to legal liability. The Operating Entity cannot control such third parties and cannot guarantee that a security breach will not occur on their systems. Although the Operating Entity may have contractual protections with its third-party service providers, contractors, and consultants, any actual or perceived security breach could harm the Operating Entity’s reputation and brand, expose it to potential liability, or require it to expend significant resources on data security and in responding to any such actual or perceived breach. Contractual protections the Operating Entity may have from its third-party service providers, contractors, or consultants alone may not be sufficient to adequately protect it from any such liabilities and losses, and it may be unable to enforce any such contractual protections.

As the Operating Entity relies on cloud-based applications and platforms to operate and deliver its products and services, any disruption or interference with these platforms could adversely affect its financial condition and results of operations.

The Operating Entity relies on certain third-party-hosted, cloud-based computing platforms for computing infrastructure. This may cause disruptions to the availability of its products due to service outages, downtime, or other unforeseen issues that could increase costs. In addition, cloud computing services may operate differently than anticipated when introduced or when new versions or enhancements are released. As the Operating Entity relies on cloud-based computing services, it is exposed to damage from service interruptions. In the event any such issues arise, it may be difficult for the Operating Entity to switch its operations from its primary cloud-based providers to alternative providers. Further, any such transition could involve significant time and expense and could negatively impact the ability to deliver products and services, which could harm our financial condition and results of operations. Additionally, hosting costs will increase as user engagement grows, which could harm the Operating Entity’s business if it is unable to grow its revenue faster than the cost of using these services or the services of similar providers.

If the Operating Entity’s information systems (such as its hardware, software, products, or those of third parties with whom the Operating Entity works) contain undetected errors or vulnerabilities, the Operating Entity could be subject to liability and its business could be materially and adversely affected.

The Operating Entity’s products and services and internal systems rely on technical and complex software, hardware, and other information technology systems, including those developed or maintained internally and/or by third parties with whom the Operating Entity works. In addition, the Operating Entity’s products and services and internal systems depend on the ability of such information systems to store, retrieve, process, and manage large amounts of data. The information technology systems on which the Operating Entity relies may now and in the future contain, undetected errors, bugs, or vulnerabilities. The Operating Entity takes steps designed to detect, mitigate, and remediate errors, bugs, and vulnerabilities in its information technology systems (such as its hardware and/or software, including that of third parties with whom the Operating Entity works), but it may not be able to detect, mitigate, and remediate all such issues, including on a timely basis. Such issues could be exploited and result in a security incident but may not be detected until after a security incident has occurred or after the code has been released for external or internal use. Further, the Operating Entity may experience delays in developing and deploying remedial measures designed to address any such identified issues. These issues can manifest in any number of ways in the Operating Entity’s products and services, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products and services. Errors, bugs, vulnerabilities, or other defects within the Operating Entity’s information technology systems or those of third parties with whom the Operating Entity works may result in a negative experience for users and marketers who use the Operating Entity’s products and services, delay product introductions or enhancements, result in targeting, measurement, or billing errors, compromise the Operating Entity’s ability to protect the data of its users and/or its intellectual property, result in negative publicity, or lead to reductions in its ability to provide some or all of its services. Certain of the previously identified or similar threats may cause a security incident or other interruption that could result in damage to the Operating Entity’s reputation, loss of users, loss of revenue, or liability for damages, any of which could materially and adversely affect the Operating Entity’s business, and our financial condition and results of operations.

The Operating Entity could also face claims for product liability, tort, breach of warranty, or other causes of action. In addition, defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm the Operating Entity’s reputation and its business. The occurrence of any of these or other factors could negatively affect the Operating Entity’s business, and our financial condition and results of operations.

The Operating Entity uses artificial intelligence (AI) in its business, and challenges with properly managing its use could result in reputational harm, competitive harm, legal liability, and may adversely affect our results of operations.

The Operating Entity incorporates AI solutions into its offerings, services, and features, and these applications may become important to operations over time. See “Business — Products and Services.” Competitors or other third parties may incorporate AI into their products more quickly or more successfully than the Operating Entity, which could impair the ability to compete effectively and adversely affect the Operating Entity’s results of operations. Additionally, if the content, analyses, or recommendations that AI applications assist in producing are or are alleged to be deficient, inaccurate, inappropriate, or biased, or if the use of AI results in, or is alleged to have resulted in, the infringement of the intellectual property of third parties, the Operating Entity may be subject to legal claims or liability, and its business may be adversely affected.

The use of AI applications may result in data leakage or unauthorized exposure of data, including confidential business information, personal data of end users, or other sensitive information. Such leakage or unauthorized exposure of data related to the use of AI applications could result in legal claims or liability or otherwise adversely affect the Operating Entity’s reputation and our results of operations.

AI also presents emerging ethical issues, and if the Operating Entity’s use of AI becomes controversial, it may experience brand or reputational harm, competitive harm, or legal liability. The rapid evolution of AI, including potential government regulation, may require significant resources to develop, test, and maintain the Operating Entity’s offerings, services, and features in a manner that complies with applicable laws and regulations and aligns with ethical considerations to minimize unintended, harmful impacts. The Operating Entity does not utilize open-source AI in its business as of the date of this prospectus.

We derive other revenue from the Operating Entity’s provision of app interface and graphic design services, which depends on non-recurring engagements and failure to secure new engagements could lead to a decrease in our revenue.

The Operating Entity provides app interface and graphic design services and the engagements typically are project-based and non-recurring. The Operating Entity’s ability to replace engagements is subject to numerous factors, including the following: delivering consistent, high-quality services to the customers; tailoring services to the changing needs of the customers; and the ability to match the skills and competencies of staff to the skills required for the fulfillment of existing or potential engagements. A material decline in the Operating Entity’s ability to replace engagements could have an adverse impact on our financial condition and results of operations.

The Operating Entity’s business may rely on a few customers that account for more than 10% of its total revenue, and interruption in their operations may have an adverse effect on our financial condition and results of operations.

For the fiscal years ended February 28, 2025, and February 29, 2024, two and one customers independently accounted for more than 10% of our total revenue, respectively. See “Business — Our Customers.” We believe that, in the foreseeable future, the Operating Entity may continue to derive a significant portion of its revenue from a limited number of major customers. If one or more of such major customers fail to make payments, do not honor their contractual commitments, or experience a downturn in their business, our revenue and results of operations may be materially and adversely affected. The Operating Entity may lose a major customer due to a variety of factors, including its capacity to deliver reliable services, its service efficiency, as well as the competitiveness of its pricing strategies. We cannot guarantee that the Operating Entity will continue to maintain its business cooperation with these major customers at the same level, or at all. If any significant customer terminates its relationship with the Operating Entity, we cannot guarantee that the Operating Entity will be able to secure an alternative arrangement with a comparable customer in a timely manner, or at all. Losing one or more of these major customers could adversely affect our revenue and profitability.

The Operating Entity may be dependent on a limited number of suppliers and any disruption to the relationships with the major suppliers may have material adverse effects on the Operating Entity’s business.

For the fiscal years ended February 28, 2025, and February 29, 2024, one and two suppliers independently accounted for more than 10% of our total purchases, respectively. See “Business — Our Suppliers.” If, for any reason, the Operating Entity were to experience any material disruptions in its business relationship with any of its key suppliers or discontinue its collaboration with any of the key suppliers, the Operating Entity may not be able to switch to an alternative supplier within a short period of time or at all. Even if the Operating Entity can switch to an alternative supplier, it may not be able to do so on the same or similar terms. As a result, the Operating Entity’s business and results of operations could be materially and adversely affected.

Significant revenue is concentrated in certain geographic locations. Therefore, any risks affecting these areas may materially adversely affect the business of the Operating Entity.

For the fiscal years ended February 28, 2025, and February 29, 2024, our revenue was primarily generated in Hong Kong, India, Singapore and Brazil. See “Business — Our Customers.” Any risks described in this prospectus, such as economic downturns and political unrest, affecting these geographic locations, may materially adversely affect the business of the Operating Entity, which could adversely affect our financial condition and results of operations.

Increased labor costs, inability to retain suitable employees, or unfavorable labor relations may adversely affect the business, financial condition or results of operations.

The Operating Entity devotes significant resources to recruiting and training employees. Its ability to manage and control labor costs is subject to numerous external factors, including market pressures with respect to prevailing wage rates, unemployment levels, health and other insurance costs, as well as the impact of legislation or regulations governing wage and employee benefits. Any changes in these external factors could significantly increase labor costs, which would reduce the Operating Entity’s net income and cash flows.

The Operating Entity aims to motivate and retain qualified employees. If the employees are unsatisfied with what the Operating Entity offers, such as remuneration packages or working environment, the Operating Entity may not be able to retain qualified employees or replace them with personnel of appropriate skill sets and personal attributes at comparable costs. In such event, the Operating Entity may need to expend additional resources to retain or replace suitable employees.

From time to time, the Operating Entity may be subject to various employment-related claims, such as individual actions or government enforcement actions relating to wage-hour, labor standards, or healthcare and benefit issues. Such actions, if brought against the Operating Entity and successful in whole or in part, may materially and adversely affect the Operating Entity’s business.

If the Operating Entity loses key personnel, its business may be adversely affected.

The Operating Entity depends on the continued contributions of key employees, including members of senior management teams. Failure to attract, motivate and retain key employees, changes in the senior management teams, or failure to develop and implement a viable succession plan, could adversely affect the Operating Entity’s business and future success. In addition, if any member of senior management teams or any other key employee joins a competitor or forms a competing company, the Operating Entity may experience difficulty in managing its business effectively. Any such disruption or difficulty in filling key management roles could adversely affect the Operating Entity’s business.

The Operating Entity leases office space from third parties, and there is no assurance that the Operating Entity will be able to renew the leases or find suitable alternative premises upon the expiration of the relevant lease terms.

The Operating Entity leases its office space from third parties. There is no assurance that the Operating Entity will be able to renew such leases on commercially reasonable terms, or at all. In the event that the Operating Entity is unable to renew the current leases, it will be forced to relocate and may not be able to find suitable alternative premises. Even if the Operating Entity is able to find desirable alternative locations, it may incur extraordinary relocation costs, hefty rental payments and significant managerial expenses. If any of these events occurs, the Operating Entity’s business may be materially and adversely affected.

Our historical financial and operating results are not indicative of future performance and our financial and operating results may fluctuate.

For the fiscal year ended February 28, 2025, we generated revenue of $11,572,003 and net income of $929,201. For the fiscal year ended February 29, 2024, we generated revenue of $11,013,790 and incurred a net loss of $591,534. The results of operations may vary from period to period in response to a variety of factors beyond our control, including general economic conditions, regulatory actions, changes in consumer spending and preferences, as well as non-recurring charges incurred in connection with extraordinary transactions. Due to these and other factors, our historical financial performance, growth rates, profitability and operating results may not indicate future performance and you should not rely on them to predict our future performance.

The entry into strategic alliances, or mergers and acquisitions may expose the Operating Entity to additional risks.

The Operating Entity may consider potential strategic alliances that would complement the current product offerings, increase the size and geographic scope of its operations or otherwise present growth and/or other opportunities. Any such developments may entail numerous risks, including:

●	competition with established competitors in new markets, who may have greater knowledge of those markets and resources to expend in those markets than the Operating Entity;

●	difficulties in assimilating acquired operations or products;

●	difficulties in understanding and adapting to local cultural norms, including, but not limited to, consumption patterns, seasonal effects, consumer trends and preferences, as well seasonal effects;

●	diversion of management’s attention from the core business;

●	substantial costs, delays or other operational or financial difficulties, including difficulties in leveraging the expected synergies among the businesses to increase sales and obtain cost savings or achieve expected results;

●	adverse effects on existing business relationships with suppliers and customers;

●	certain other risks involved in entering markets in which the Operating Entity has limited or no prior experience; and

●	reputational and other risks regarding the Operating Entity’s ability to enter new markets successfully or to implement such strategic alliances, including obtaining financing which could dilute the interests of its shareholders, result in an increase in its indebtedness, or both.

The Operating Entity’s failure to enter new markets, enter into strategic alliances or complete the integration of any new or acquired businesses successfully could have a material adverse effect on its business, prospects, financial condition, liquidity, results of operations and cash flows. In addition, there can be no assurance that the Operating Entity will be able to identify suitable candidates or consummate such transactions on favorable terms or at all.

Adverse litigation judgments or settlements resulting from legal proceedings could reduce the profits or negatively affect the Operating Entity’s business operations.

As of the date of this prospectus, the Operating Entity is not a party to any material lawsuits and we are not aware of any threats of lawsuits against the Operating Entity that are anticipated to have a major impact on the Operating Entity’s business. The Operating Entity may, in the future, be subject to allegations, claims and legal actions arising in the ordinary course of its business, which may include claims by shareholders and claims by third parties, including customers, vendors, business partners, or regulators. If any of these proceedings is determined adversely against the Operating Entity, or results in judgments, fines or settlements involving a payment of a material sum of money, it could materially and adversely affect the Operating Entity’s business, financial condition, and results of operations. In addition, the associated negative publicity could adversely affect the Operating Entity’s reputation and brand. Even the successful defense of these proceedings may cause the Operating Entity to incur substantial legal costs and may divert management’s attention and resources.

Uncertain economic or social conditions may adversely impact the Operating Entity’s business.

The Operating Entity’s business could be negatively impacted by reduced demand for its products related to one or more significant local, regional or global economic or social disruptions. These disruptions may include: a slow-down, recession or inflationary pressures in the general economy; reduced market growth rates; tighter credit markets for the Operating Entity’s suppliers, vendors or customers; a significant shift in government policies; significant social unrest; or the deterioration of economic relations between countries or regions. Additionally, these and other economic conditions may cause the Operating Entity’s suppliers, contractors or other third-party partners to suffer financial or operational difficulties that they cannot overcome, resulting in their inability to provide the Operating Entity with the needed materials and services, in which case the Operating Entity’s business and our results of operations could be adversely affected.

The Operating Entity may fail to protect its intellectual property, if any.

As of the date of this prospectus, the Operating Entity has registered one domain name and has not registered any trademarks, copyrights, patents, or other intellectual property rights and does not have any pending intellectual property applications. See “Business — Intellectual Property.” As such, the Operating Entity does not have the same legal protections that other companies may rely on to safeguard its competitive advantages. The absence of intellectual property may expose the Operating Entity to greater competition, as other entities may replicate or improve upon the Operating Entity’s business model without legal constraints. Additionally, the Operating Entity may not have the ability to prevent third parties from using similar or identical business practices, potentially resulting in reduced market share or pricing pressure.

The Operating Entity may register intellectual property rights in the future. The measures the Operating Entity may take to protect its intellectual property rights may be inadequate to prevent improper or unauthorized uses. The improper or unauthorized use of the Operating Entity’s intellectual property rights may decrease the brand value and cause a decline in sales. The Operating Entity could, even if by omission, fail to renew any of its intellectual property rights in a timely manner, or third parties may challenge, and succeed in obtaining the invalidation of, any future intellectual property-related documentation or rights issued to, or licensed to, the Operating Entity. Monitoring and preventing the improper or unauthorized use of intellectual property rights requires significant effort and could result in substantial costs and diversion of the Operating Entity’s management’s attention and resources. There can be no assurance that the steps that will be taken to protect intellectual property rights will be sufficient or that third parties will not infringe upon or misappropriate the Operating Entity’s proprietary rights. Failure to adequately protect the Operating Entity’s intellectual property could materially and adversely affect its financial condition and results of operations.

Litigation may also be necessary to defend against claims of infringement or invalidity by others as the Operating Entity may actively pursue innovation and enhance the value of its intellectual property portfolio. Any adverse outcome in litigation or any similar proceedings could adversely affect its financial condition and results of operation. In addition, the diversion of management’s attention and resources while addressing any intellectual property litigation claim, regardless of whether the claim is valid, could significantly affect its business, and our financial condition and results of operation.

The Operating Entity may be subject to intellectual property infringement disputes from time to time based on its alleged use of third-party intellectual property.

There can be no assurance that the software, technology systems, platforms, applications, or other intellectual property developed or utilized by the Operating Entity do not or will not infringe upon valid intellectual property rights held by third parties. The Operating Entity may encounter disputes from time to time over rights and obligations concerning intellectual property rights held by third parties, and the Operating Entity may not prevail in those disputes. There could also be existing intellectual property, of which it is not aware, upon which its services may inadvertently infringe. There can be no assurance that the Operating Entity’s personnel or other affiliates will not use third-party copyrighted materials or intellectual property without proper authorization, on the Operating Entity’s websites, platforms, or applications, and users may also post unauthorized third-party content on the Operating Entity’s platforms, systems, or applications without authorization. As a result, the Operating Entity may incur liability for unauthorized duplication or distribution of the materials posted. As of the date of this prospectus, the Operating Entity has not been involved in claims against it alleging infringement of third-party intellectual property rights. However, the Operating Entity may be subject to such claims in the future. Any such intellectual property infringement claim could result in costly litigation, harm the Operating Entity’s reputation, divert its management attention and resources, and subject it to substantial financial harm. As a result, its financial performance may be materially and adversely affected.

The Operating Entity may not maintain adequate insurance, which could expose it to significant costs and business disruption.

The Operating Entity maintains insurance consistent with the industry conventions in Hong Kong. See “Business—Insurance.” However, we cannot assure you that the Operating Entity’s insurance coverage is sufficient to cover any damages resulting from any kind of claims or that it will be able to successfully claim losses under the current insurance policies it maintains on a timely basis, or at all. In addition, even if the Operating Entity were to purchase additional insurance coverage or policies in the future, there are certain types of risks that may not be covered by insurance policies, such as acts of war, force majeure events, or certain business interruptions. Furthermore, there can be no assurance that when any of the Operating Entity’s insurance policies expire, the Operating Entity will be able to renew them on favorable terms and with sufficient coverage. Claims that are not covered by the policies or a failure to renew the insurance policies may materially and adversely affect the Operating Entity’s business, and our financial condition and results of operations.

Fluctuations in interest rates could negatively affect our reported results of operations.

Our financial performance could be negatively impacted by the fluctuations in interest rates. Elevated interest rates may result in increased borrowing costs, potentially diminishing the Operating Entity’s profitability. While we strive to maintain competitive pricing for the Operating Entity’s services, an increase in interest rates may necessitate price adjustments. However, the competitive landscape within our industry may limit our ability to pass on these increased costs to customers. Interest rates have historically shown fluctuations. There is no guarantee that the operating entities will be able to fully mitigate the potential adverse effects of interest rate fluctuations. If the Operating Entity is unable to do so, our financial condition and results of operations could also be materially and adversely affected.

Our results of operations are subject to seasonal fluctuations.

We experience seasonality in our business. We usually generate more revenue over the Christmas and New Year holidays. See “Business—Seasonality.” We may experience capacity and resource shortages in our platform and services during the period of such seasonal surge in our business. As a result of seasonality, our financial condition and results of operations may continue to fluctuate, and the trading price of our securities may fluctuate from time to time.

Risks Related to Doing Business in the Jurisdiction in which the Operating Entity Operates

The enactment of the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) and the enactment of Safeguarding National Security Ordinance in Hong Kong could impact the Operating Entity.

The Operating Entity is based in Hong Kong. On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offenses — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including former and current Chief Executives of Hong Kong, Carrie Lam and John Lee, respectively. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect foreign financial institutions and any third parties or customers dealing with any foreign financial institution that is targeted.

On March 19, 2024, the Legislative Council of Hong Kong passed the Safeguarding National Security bill, which took effect on March 23, 2024. The Safeguarding National Security Ordinance (effective on March 23, 2024) was enacted according to the Article 23 of the Basic Law of the Hong Kong Special Administrative Region, which stipulates that Hong Kong shall enact laws on its own to prohibit any act of treason, secession, sedition, or subversion against the central people’s government, or theft of state secrets. The Safeguarding National Security Ordinance mainly covers five types of offences: treason, insurrection, offences in connection with state secrets and espionage, sabotage endangering national security and related activities, and external interference and organizations engaging in activities endangering national security.

It is difficult to predict the full impact of the Hong Kong National Security Law, HKAA and the Safeguarding National Security Ordinance on Hong Kong and companies located in Hong Kong. If the Operating Entity, currently based in Hong Kong, is determined to be in violation of these laws and ordinance by competent authorities, our operations, financial position and results of operations could be materially and adversely affected.

There are political risks associated with being based in Hong Kong.

The Operating Entity operates in Hong Kong. Accordingly, its business operations and our financial condition will be affected by the political and legal developments in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market and may adversely affect us. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our operations, which could in turn adversely and materially affect our results of operations and financial condition.

Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and enjoy executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the political arrangement between PRC and Hong Kong and the economic, political and legal environment in Hong Kong in the future. Since the Operating Entity operates in Hong Kong, any change of such political arrangements may pose an immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

Based on certain recent development including the Hong Kong National Security Law adopted by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and U.S. President Trump signed an executive order and the HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States has imposed the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from Mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S., Mainland China and Hong Kong, which could potentially harm our subsidiaries’ business. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Class A Ordinary Shares could be adversely affected.

Our corporate structure and being based in or having the majority of our operations in Hong Kong pose certain risks to investors. The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time. The enforcement of laws, rules and regulations in the PRC can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, and which could result in a material change in our Operating Entity’s operations and/or the value of the securities we are offering.

Our corporate structure and being based in or having the majority of our operations in Hong Kong pose certain risks to investors. The Hong Kong Basic Law came into effect since July 1, 1997, the handover of the sovereignty of Hong Kong to the PRC. According to Article 18 of the Basic Law, national laws of the PRC shall not be applied in Hong Kong, except for those listed in Annex III to the Basic Law, such as the laws relating to defense and foreign affairs, as well as the laws relating to the national flag, national anthem, and diplomatic privileges and immunities. The Basic Law guaranteed a high degree of autonomy for Hong Kong which ensured Hong Kong will retain its currency (the Hong Kong Dollar), legal system, parliamentary system, and people’s rights and freedom for fifty years from 1997. The Basic Law has given Hong Kong the freedom to function with a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its domestic affairs, including, but not limited to, the judiciary and courts of last resort, immigration, and customs, public finance, currencies, and extradition. Hong Kong continues using the English common law system.

However, if there are any changes in relation to the political arrangements which allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our Operating Entity’s business and operations. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including the ability to enforce agreements with our customers.

The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. The enforcement of laws, rules and regulations in China can change quickly with little advance notice. The PRC government may intervene or influence our Operating Entity’s operations at any time, or may exert more control over securities offerings conducted overseas and/or foreign investment in China-based issuers, which, if applicable to us, could result in a material change in our Operating Entity’s operations and/or the value of our Class A Ordinary Shares we are registering for sale.

If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Recent statements, laws and regulations by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in Mainland China-based issuers. It remains uncertain as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

It remains uncertain whether the PRC government will adopt additional requirements or extend the existing requirements to apply to our Operating Entity located in Hong Kong. It is also uncertain whether the Hong Kong government will be mandated by the PRC government, despite the constitutional constraints of the Basic Law, to exert more control over offerings conducted overseas and/or foreign investment of entities in Hong Kong, including our Operating Entity. Any actions by the PRC government to exert more oversight and control over offerings (including of businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. If there are any significant changes to the current political arrangements between Mainland China and Hong Kong, or if the applicable laws, regulations, or interpretations change, and, in such event, if we are required to obtain any approvals in the future and we do not receive or maintain the approvals or are denied permission from Mainland China or Hong Kong authorities, we will not be able to list our Class A Ordinary Shares on a U.S. exchange, or continue to offer securities to investors, which would materially affect the interests of the investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Should we be required to obtain any permission or approval from, or to complete any filing procedures with, the CSRC, the CAC, or other PRC governmental authorities in connection with this offering under the PRC laws, we could be fined or subject to other sanctions.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (“Trial Measures”) and five supporting guidelines, which took effect on March 31, 2023. The Trial Measures requires companies in Mainland China that seek to offer and list securities overseas, both directly and indirectly, to fulfill the filing procedures with the CSRC. According to the Trial Measures, the determination of the “indirect overseas offering and listing by companies in Mainland China” shall comply with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Measures if the following criteria are met at the same time: (i) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by companies in Mainland China; and (ii) the main parts of the issuer’s business activities are conducted in Mainland China, or its main places of business are located in Mainland China, or the senior managers in charge of its business operation and management are mostly Mainland Chinese nationals or domiciled in Mainland China. The supporting guidelines further interpret that even if the issuer does not meet the above recognition criteria, but submits an application for issuance and listing in the overseas market in accordance with the relevant regulations applicable to non-domestic/regional issuers, and the risk factors disclosed in accordance with regulations are mainly related to the Mainland China market, the issuer should follow the principle of “substance over form” to confirm whether the issuer has to complete the filing procedures with the CSRC.

As advised by our PRC legal counsel, Beijing Huatai Law Offices, LLP (Wenzhou), we believe that we are not subject to the filing requirements under the Trial Measures because (i) the Company does not, directly or indirectly, own or control any entity or subsidiary in Mainland China; (ii) neither the Company nor the Operating Entity have any operations in Mainland China; (iii) the Company does not have, nor does it intend to set up, any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in Mainland China; (iv) the Company is headquartered in Hong Kong and all of its revenues and profits are generated outside of Mainland China; (v) in the most recent accounting year, the Company’s revenue and profits in Mainland China accounted for 0% of the corresponding data of the same items in our audited financial statements for previous reporting periods; and  (vi) the risk factors disclosed in this prospectus in accordance with regulations are not mainly related to the Mainland China market.

As the Trial Measures and the supporting guidelines are recently published, we cannot rule out the possibility that CSRC may promulgate new guidance or rules with respect to the implementation and interpretation of the principle of “substance over form.” Therefore, we cannot assure you that our offering and listing will not be deemed to be an “indirect overseas offering and listing by companies in Mainland China” and subject to the filing procedures in the future. If our offering and listing is deemed to be an “indirect overseas offering and listing by companies in Mainland China” under the Trial Measures and/or its further interpretation, we may need to complete the filing procedures for our offering and listing retrospectively. If we are subject to the filing requirements, we cannot assure you that we will be able to complete such filings in a timely manner or even at all.

The Cybersecurity Review Measures, which were jointly promulgated by the CAC and other relevant PRC governmental authorities on December 28, 2021, require that, among other things, “critical information infrastructure” or network platform operators holding over one million users’ personal information apply for a cybersecurity review before any public offering on a foreign stock exchange.

Our counsel as to PRC laws, Beijing Huatai Law Offices, LLP (Wenzhou), has advised us that, as of the date of this prospectus, neither we nor our subsidiaries are required to apply for cybersecurity review for our public offerings on a foreign stock exchange, because (i) the mobile applications operated by the Operating Entity do not provide services in Mainland China, Hong Kong, Macao, or Taiwan; (ii) neither the Company nor the Operating Entity places any reliance on the collection and processing of any personal information to maintain business operation; (iii) data processed in the Operating Entity’s business does not have a bearing on national security nor affect or may affect national security; and (iv) as of the date of this prospectus, neither the Company nor the Operating Entity has been informed by any PRC governmental authority of being classified as an “operator” or a “data processor” that is subject to the CAC’s cybersecurity review. However, regulatory requirements on cybersecurity and data security in Mainland China are constantly evolving and can be subject to varying interpretations or significant changes, which may result in uncertainties about the scope of our responsibilities in that regard, and there can be no assurance that the relevant PRC governmental authorities, including the CAC, would reach the same conclusion as our counsel as to PRC laws. We will closely monitor and assess the implementation and enforcement of the Cybersecurity Review Measures. If the Cybersecurity Review Measures mandates clearance of cybersecurity and/or data security regulators and other specific actions to be completed by companies like us, we may face uncertainties as to whether we can meet such requirements timely, or at all.

Since these statements and regulatory actions are recently published, we cannot rule out the possibility that PRC governmental authorities may promulgate new guidance or rules in the interpretation and the enforcement of the above overseas listing laws and regulation. If we are required to obtain approval or filings from any governmental authorities, including the CSRC and the CAC, in connection with the listing or continued listing of our securities on a stock exchange outside of Hong Kong or Mainland China, it is uncertain how long it will take for us to obtain such approval or complete such filing, and, even if we obtain such approval or complete such filing, the approval or filing could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from or complete the necessary filing procedure with the PRC governmental authorities to conduct offerings or list outside of Hong Kong or Mainland China may subject us and/or the Operating Entity to sanctions imposed by the PRC governmental authorities, which could include fines and penalties, suspension of business, proceedings against us and the Operating Entity, and even fines on the controlling shareholder and other responsible persons, and the ability to conduct the Operating Entity’s business in Hong Kong, our and the Operating Entity’s ability to invest in Mainland China as foreign investments or accept foreign investments, or our ability to list on a U.S. or other overseas exchange may be restricted, and the Operating Entity’s business in Hong Kong, and our reputation, financial condition, and results of operations may be materially and adversely affected. Additionally, these risks could result in a material adverse change to the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors or cause such securities to significantly decline in value or become worthless.

The Operating Entity’s business is subject to complex and evolving international laws and regulations, including with respect to data privacy and platform liability. These laws and regulations are subject to change and uncertain interpretation, and could result in changes to the Operating Entity’s business practices, increased cost of operations, declines in user growth or engagement, claims, monetary penalties, or other harm to its business.

The Operating Entity is a provider of social connection apps that are accessible globally and is thus subject to a variety of international laws and regulations that involve matters that are important to or may otherwise impact its business, including, among others, broadband internet access, online commerce, online safety, advertising, user privacy, data protection, cybersecurity, artificial intelligence, intermediary liability, protection of minors, consumer protection, general safety, sex-trafficking, labor and employment, taxation and securities law compliance. These international laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and subject to change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the rapidly evolving industry in which the Operating Entity operates, and may be interpreted and applied inconsistently from region to region and country to country. These laws and regulations, as well as any associated inquiries, investigations, or other government actions, may be costly to comply with and may delay or impede the development of new services, require changes to or cessation of certain business practices, result in negative publicity, increase the Operating Entity’s operating costs, require significant management time and attention, and subject it to remedies that may harm its business, including fines or modifications to existing business practices.

In the case of tax laws, positions that the Operating Entity has taken or will take are subject to interpretation by the relevant taxing authorities. While the Operating Entity believes that the positions it has taken to date comply with applicable law, there can be no assurances that the relevant taxing authorities will not take a contrary position, and if so, that such positions will not adversely affect the Operating Entity. Any events of this nature could adversely affect the Operating Entity’s business, and our financial condition and results of operations.

Proposed or new legislation and regulations could also adversely affect the Operating Entity’s business. To the extent such new or more stringent measures are required to be implemented, impose new liability, or limit or remove existing protections, the Operating Entity’s business, and our financial condition and results of operations could be adversely affected.

A change in our effective tax rate can have a significant adverse impact on our results of operations.

A number of factors may adversely impact our future effective tax rates, such as changes in the valuation of our deferred tax assets and liabilities; adjustments to provisional taxes upon finalization of various tax returns; adjustments to the interpretation of transfer pricing standards; changes in available tax credits; changes in tax laws or the interpretation of tax laws; changes in GAAP; and expiration of or the inability to renew tax rulings or tax holiday incentives. A change in our effective tax rate due to any of these factors may adversely influence our future results of operations.

Risks Related to Our Class A Ordinary Shares and This Offering

As a result of the shutdown of the federal government, we have determined to rely on Section 8(a) of the Securities Act to cause the registration statement of which this prospectus forms a part to become effective automatically. Our reliance on Section 8(a) could result in a number of potential adverse consequences, including the need for us to file a post-effective amendment and distribute an updated prospectus to investors, or a stop order may be issued preventing use of the registration statement, and a corresponding substantial stock price decline, litigation, reputational harm or other negative results may occur.

The registration statement of which this prospectus forms a part is expected to become automatically effective by operation of Section 8(a) of the Securities Act on the 20th calendar day after the most recent amendment of the registration statement is filed with the SEC, in lieu of the SEC declaring the registration statement effective following the completion of its review. Although our reliance on Section 8(a) does not relieve us and other parties from the responsibility for the adequacy and accuracy of the disclosure set forth in the registration statement and for ensuring that the registration statement complies with applicable requirements, use of Section 8(a) poses a risk that, after the date of this prospectus, we may be required to file a post-effective amendment to the registration statement and distribute an updated prospectus to investors, or otherwise abandon this offering, if changes to the information in this prospectus are required, or if a stop order under Section 8(d) of the Securities Act prevents continued use of the registration statement. These or similar events could cause the trading price of our Class A Ordinary Shares to decline substantially, result in securities class action or other litigation, and subject us to significant monetary damages, reputational harm and other negative results.

Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the Holding Foreign Companies Accountable Act. The Company will be required to comply with these rules if the SEC identifies the Company as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the Holding Foreign Companies Accountable Act, including the listing and trading prohibition requirements described above. In May 2021, the PCAOB issued for public comment a proposed rule related to the PCAOB’s responsibilities under the Holding Foreign Companies Accountable Act, which, according to the PCAOB, would establish a framework for the PCAOB to use when determining, as contemplated under the Holding Foreign Companies Accountable Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The proposed rule was adopted by the PCAOB in September 2021, pending the final approval of the SEC to become effective.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions. The PCAOB has made such determination, as mandated under the Holding Foreign Companies Accountable Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by former President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time.

If for whatever reason the PCAOB is unable to conduct full inspections of the Company’s auditor, such uncertainty could cause the market price of the Class A Ordinary Shares to be materially and adversely affected, and the Company’s securities could be delisted or prohibited from being traded “over-the-counter”. If the Company’s securities were unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase the Class A Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of the Class A Ordinary Shares.

The Company’s auditor, Guangdong Prouden CPAs GP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Guangdong Prouden CPAs GP is headquartered in China, but is not currently affected by or subject to the determinations issued by the PCAOB on December 16, 2021.

The recent developments would add uncertainties to our offering and may result in prohibitions on the trading of our Class A Ordinary Shares on the Nasdaq Stock Market, if our auditors fail to meet the PCAOB inspection requirement in time.

There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you paid, or at all.

Prior to this offering, there has been no public market for our Class A Ordinary Shares. The initial offering price of our Class A Ordinary Shares is the result of negotiations between our Company and the underwriter, and the initial offering price may differ significantly from the market price for our Class A Ordinary Shares following the offering. There is no assurance that an active trading market for our Class A Ordinary Shares will develop or that the market price for our Class A Ordinary Shares will not decline below the initial public offering price.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase the Class A Ordinary Shares in this offering, you will pay more for your Class A Ordinary Shares than the amount paid by our existing shareholders for their Class A Ordinary Shares on a per share basis. As a result, you will experience immediate and substantial dilution of $3.82 per share, representing the difference between our net tangible book value per share of $0.18 as of February 28, 2025, after giving effect to this offering and an assumed initial public offering price of $4.00 per share. You may experience further dilution to the extent that additional Class A Ordinary Shares are issued upon exercise of outstanding options we may grant from time to time.

The trading price of our Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors.

The trading price of our Class A Ordinary Shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors. In addition to market and industry factors, the price and trading volume for our Class A Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

●	Actual or anticipated variations in our revenues, earnings, cash flow, and changes or revisions of our expected results;

●	fluctuations in operating metrics;

●	announcements of new investments, acquisitions, strategic partnerships, or joint ventures by our Company or our competitors;

●	announcements of new products and services and expansions by our Company or our competitors;

●	changes in financial estimates by securities analysts;

●	announcements of studies and reports relating to the quality of the Operating Entity’s product and service offerings or those of our competitors;

●	changes in the economic performance or market valuations of other companies in our industry;

●	detrimental negative publicity about our Company, our competitors, or our industry;

●	additions or departures of key personnel;

●	regulatory developments that affect our Company or our industry;

●	general economic or political conditions in our target markets;

●	fluctuations of relevant exchange rates; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which Class A Ordinary Shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Class A Ordinary Shares. Volatility or a lack of positive performance in the price of our Class A Ordinary Shares may also adversely affect our ability to retain key employees.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If our Company were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our operations and require our Company and/or the Operating Entity to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, our Company may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

The price of our Class A Ordinary Shares could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional Class A Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. There is no assurance that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

If securities or industry analysts cease to publish research or reports about us, or if they adversely change their recommendations regarding the Class A Ordinary Shares, the market price for the Class A Ordinary Shares and trading volume could decline.

The trading market for the Class A Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about us. If one or more analysts who cover our Company downgrade the Class A Ordinary Shares, the market price for the Class A Ordinary Shares would likely decline. If one or more of these analysts cease to cover our Company or fail to regularly publish reports on our Company, our Company could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the Class A Ordinary Shares to decline.

Substantial future sales or perceived potential sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

Sales of our Class A Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Class A Ordinary Shares to decline. All Class A Ordinary Shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining Class A Ordinary Shares issued and outstanding after this offering will be available for sale, upon the expiration of the lock-up period, subject to volume and other restrictions as applicable provided in Rules 144 and 701, as applicable, under the Securities Act. See “Underwriting — Lock-Up Agreements.” Our pre-IPO shareholders may be able to sell their Class A Ordinary Shares under Rule 144 after the completion of this offering. Because these shareholders have paid a lower price per Class A Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the Class A Ordinary Shares following the completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our Class A Ordinary Shares could decline.

Our Company currently does not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our Class A Ordinary Shares for return on your investment.

Our Company currently intends to retain most, if not all, of the available funds and any future earnings after this offering to fund development and growth. As a result, our Company does not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A Ordinary Shares as a source for any future dividend income.

Our Company’s board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our Company’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our Company’s directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid out of share premium account if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our Company’s board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, our Company’s capital requirements and surplus, the amount of distributions, if any, received by our Company from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our Company’s board of directors. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. There is no guarantee that our Class A Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in our Class A Ordinary Shares and you may even lose your entire investment in our Class A Ordinary Shares.

Our Company has broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) our Company raises more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) our Company determines that the proposed uses set forth in that section are no longer in the best interests of our Company, our Company cannot specify with any certainty the particular uses of such net proceeds that our Company will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, and our Company may spend or invest these proceeds in a way with which the shareholders disagree. The failure by our management to apply these funds effectively could harm the business and financial condition. Pending their use, our Company may invest the net proceeds from the initial public offering in a manner that does not produce income or that loses value.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because our Company is incorporated under Cayman Islands law.

Our Company is an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our second amended and restated memorandum of association (the “Memorandum of Association”) and our second amended and restated articles of association (the “Articles of Association”, and together with the Memorandum of Association, the “Memorandum and Articles of Association”), the Companies Act (as revised) of the Cayman Islands (the “Companies Act”), and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to our Company under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands may have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like our Company have no general rights under Cayman Islands law to inspect corporate records (other than the Memorandum and Articles of Association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our Memorandum and Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (as revised) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

Certain judgments obtained against our Company by our shareholders may not be enforceable.

Our Company is a Cayman Islands company and substantially all of our assets are located outside of the United States. In addition, five of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against our Company or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise.

Anti-takeover provisions in our Memorandum and Articles of Association may discourage, delay, or prevent a change in control.

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors to issue shares with such preferred, deferred or other special rights, in one or more series and to designate the rights, preferences and restrictions of such shares without any further vote or action by our shareholders to the extent of available authorized but unissued shares; and

●	provisions that limit the ability of our shareholders to call meetings and to propose special matters for consideration at general meetings of shareholders, other than the right to requisition the convening of shareholders’ meeting in accordance with the Articles of Association.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our Articles of Association allow our shareholders holding shares which carry in aggregate not less than ten percent of the total number of issued and paid up voting shares of the Company to requisition an extraordinary general meeting of our shareholders, in which case our board of directors is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Advance notice of at least seven clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for a general meeting of shareholders consists of, at the time when the meeting proceeds to business, the shareholders holding at least a majority of the total number of the issued and paid up voting shares of the Company present in person or by proxy.

There can be no assurance that our Company will not be a passive foreign investment company (“PFIC”) for United States federal income tax purposes for any taxable year, which could subject United States holders of our Class A Ordinary Shares to significant adverse United States federal income tax consequences.

A non-United States corporation will be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (i) at least 75% of its gross income for such taxable year is passive income or (ii) at least 50% of the value of its assets (based on average of the quarterly values of the assets) during such year is attributable to assets that that produce or are held for the production of passive income. Based on the current and anticipated value of our assets and the composition of our income assets, our Company does not expect to be a PFIC for United States federal income tax purposes for our current taxable year ended February 28, 2026, or in the foreseeable future. However, the determination of whether or not our Company is a PFIC according to the PFIC rules is made on an annual basis and depend on the composition of our income and assets and the value of our assets from time to time. Therefore, changes in the composition of our income or assets or value of our assets may cause our Company to become a PFIC. The determination of the value of our assets (including goodwill not reflected on our balance sheet) may be based, in part, on the quarterly market value of our Class A Ordinary Shares, which is subject to change and may be volatile.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2026 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed to be a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Taxation — Material Tax Consequences Applicable to U.S. Holders of Our Class A Ordinary Shares — Passive Foreign Investment Company (“PFIC”) Consequences.”

For as long as our Company is an emerging growth company, our Company will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

Our Company is classified as an “emerging growth company” under the JOBS Act because our Company generated less than US$1.235 billion in revenues for our last fiscal year. For as long as our Company is an emerging growth company, which may be up to five full fiscal years, unlike other public companies, our Company will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation required of larger public companies, or (iv) hold nonbinding advisory votes on executive compensation. Our Company will remain an emerging growth company for up to five years, although our Company will lose that status sooner if our Company has more than $1.235 billion of revenues in a fiscal year, has more than $700 million in market value of our Class A Ordinary Shares held by non-affiliates, or issues more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that our Company relies on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Class A Ordinary Shares to be less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and our share price may be more volatile. Our election to take advantage of any of the benefits of the extended transition period for complying with new or revised accounting standards allows for the delay of the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies, and that as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates with similar disclosure.

Our Company is a foreign private issuer within the meaning of the rules under the Exchange Act, and as such our Company is exempt from certain provisions applicable to U.S. domestic public companies.

Because our Company qualifies as a foreign private issuer under the Exchange Act, our Company is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Our Company will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information our Company is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

If our Company fails to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Prior to filing the registration statement of which this prospectus is a part, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements for the years ended February 28, 2025 and February 29, 2024, we identified material weaknesses in our internal control over financial reporting as well as other control deficiencies for the above-mentioned periods. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified related to (i) lack of formal internal control policies and internal independent supervision functions to establish a formal risk assessment process and internal control framework; and (ii) lack of accounting staff and resources with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements to design and implement formal period-end financial reporting policies and procedures to address complex U.S. GAAP technical accounting issues in accordance with U.S. GAAP and the SEC requirements. The Company continues to evaluate internal control over financial reporting as of the date of this prospectus. There has been no change in the internal control over financial reporting since the audit of consolidated financial statements for the years ended February 28, 2025 and February 29, 2024.

We have implemented a number of measures to address certain material weaknesses in our internal control over financial reporting, including: (i) appointing independent directors, establishing an audit committee, and strengthening corporate governance, and (ii) arranging recurring training sessions for our accounting staff, particularly concerning U.S. GAAP standards and SEC reporting obligations. We plan to implement certain measures to address the material weaknesses in our internal control over financial reporting, including, but not limited to: (i) developing an overall internal control manual, and (ii) recruiting additional accounting and financial personnel with proficiency in U.S. GAAP and experience in SEC reporting. If we are unable to remediate the material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

Pursuant to Section 404 of the Sarbanes-Oxley Act, our Company will be required to file a report by our management on our internal control over financial reporting, including an attention report on internal control over financial reporting issued by our independent registered public accounting firm. However, while our Company remains an emerging growth company, our Company will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. The presence of material weakness in internal control over financial reporting could result in financial statement errors, which, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require our Company to restate our operating results. Our Company might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting. Our Company will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If our Company is unable to conclude that our Company has effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the Class A Ordinary Shares could decline and our Company may be subject to litigation or regulatory enforcement actions. In addition, if our Company is unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, the Class A Ordinary Shares may not be able to remain listed on the exchange.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon completion of this offering, we will become subject to certain reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit in accordance with U.S. securities laws is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the applicable rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

As a company incorporated in the Cayman Islands, our Company is permitted to, and will, adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if our Company complied fully with corporate governance listing standards.

As a foreign private issuer, our Company is permitted to take advantage of certain provisions in the Nasdaq listing standards that allow our Company to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. Our Company intends to rely on home country practice with respect to our corporate governance after our Company completes with this offering. For the home country exemptions that our Company intends to rely on, see “Management – Foreign Private Issuer Status.” As such, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

Our Company will incur increased costs as a result of being a public company, particularly after our Company ceases to qualify as an “emerging growth company.”

Upon completion of this offering, our Company will become a public company and expect to incur significant legal, accounting and other expenses that our Company did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq Stock Market, impose various requirements on the corporate governance practices of public companies. Our Company expects these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costlier.

As a result of becoming a public company, our Company will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. Our Company also expects that operating as a public company will make it more difficult and more expensive for our Company to obtain director and officer liability insurance, and our Company may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, our Company will incur additional costs associated with our public company reporting requirements. It may also be more difficult for our Company to find qualified persons to serve on our board of directors or as executive officers. Our Company cannot predict or estimate with any degree of certainty the amount of additional costs our Company may incur or the timing of such costs.

In addition, after our Company is no longer an “emerging growth company,” our Company expects to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

Our Company may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, our Company is a foreign private issuer, and therefore, our Company is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. Our Company would lose our foreign private issuer status if, for example, more than 50% of our Class A Ordinary Shares are directly or indirectly held by residents of the U.S. and our Company fails to meet additional requirements necessary to maintain our foreign private issuer status. If our Company loses our foreign private issuer status on this date, our Company will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. Our Company will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, our Company will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules. As a U.S. listed public company that is not a foreign private issuer, our Company will incur significant additional legal, accounting and other expenses that our Company will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

The obligation to disclose information publicly may put our Company at a disadvantage to competitors that are private companies.

Upon completion of this offering, our Company will be a public company in the United States. As a public company, our Company will be required to file periodic reports with the SEC upon the occurrence of matters that are material to our Company and shareholders. Although our Company may be able to attain confidential treatment of some of our developments, in some cases, our Company will need to disclose material agreements or results of financial operations that our Company would not be required to disclose if our Company were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S. public company, our Company will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public company status could affect our results of operations.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, although we exempt from certain corporate governance standards applicable to U.S. issuers as a foreign private issuer, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We will consummate this offering only if our securities are approved for listing on Nasdaq. However, we cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on Nasdaq, we cannot assure you that our securities will continue to be listed on Nasdaq after this offering.

On September 3, 2025, Nasdaq filed two proposals with the SEC to amend its initial and continuing listing standards. The first proposal would increase the minimum market value of unrestricted publicly held shares to $15 million for issuers listing under the net income standard and establish accelerated suspension and immediate delisting for companies with a market value of listed securities below $5 million. The second proposal would adopt additional initial listing criteria for companies primarily operating in China, including a minimum $25 million IPO proceeds requirement. Nasdaq is submitting the proposed rules to the SEC for review and, if approved, is proposing to implement the changes to the initial listing requirements promptly. Nasdaq is proposing to give companies already in the initial listing process a period of 30 days to complete the process under the prior standards, and thereafter all new listings will have to meet the new requirements. Regarding the accelerated process for suspending and delisting companies, Nasdaq is proposing to implement the new requirements 60 days after SEC approval. These rules could significantly raise the threshold for initial and continued listing eligibility for issuers like us. If we cannot list our Class A Ordinary Shares on Nasdaq before the proposed rules become effective, we may not list on Nasdaq due to failing to meet the minimum $25 million IPO proceeds requirement. Even if we meet the revised listing requirements, we may be unable to maintain our listing on the Nasdaq Capital Market, which could materially and adversely affect the liquidity, visibility, and overall marketability of our Class A Ordinary Shares. These rules may be part of a broader trend of heightened regulatory scrutiny and stricter listing requirements for companies with principal operations in China, Hong Kong, and Macau. Our ability to conduct future offerings or maintain our listing could be adversely affected if Nasdaq or the SEC implements additional stringent criteria. We may be required to expend significant resources to address any future regulatory changes or concerns, which could divert our management’s attention and resources from our business operations. Any such events could have a material adverse effect on our business, financial condition, and results of operations, and could cause a significant decline in the value of our securities.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we must maintain a minimum share price of $1.00 and satisfy standards relative to minimum shareholders’ equity, minimum market value of publicly held shares and various additional requirements. If we fail to comply with all listing standards applicable to issuers listed on the Nasdaq Capital Market, the Class A Ordinary Shares may be delisted. If the Class A Ordinary Shares are delisted, it could reduce the price of the Class A Ordinary Shares and the levels of liquidity available to our shareholders. In addition, the delisting of the Class A Ordinary Shares could materially and adversely affect our access to the capital markets and any limitation on liquidity or reduction in the price of the Class A Ordinary Shares could materially and adversely affect our ability to raise capital.

If Nasdaq does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Class A Ordinary Shares are a “penny stock,” which will require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Since we are a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Following this offering, through our largest shareholder, COCO, Mr. Chong Li, our Director, Chairman of the Board of Directors, and Chief Executive Officer, will continue to beneficially own more than a majority of the voting power of our issued and outstanding Ordinary Shares. Mr. Chong Li has the ability to control the outcome of matters submitted to the shareholders for approval, including the election of directors, amendment of organizational documents, and approval of major corporate transactions, such as a merger, consolidation, or sale of assets. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance standards, including the requirements that:

●	a majority of its board of directors consist of independent directors;

●	its director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is comprised entirely of independent directors and that it adopts a written charter or board resolution addressing the nominations process; and

●	it has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We currently do not intend to rely on the corporate governance exemptions afforded to a “controlled company” under the Nasdaq listing standards. However, we may elect to rely on these exemptions. If we rely on the exemptions, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

The dual class structure of our Ordinary Shares has the effect of concentrating voting control with our Chairman of the Board of Directors, and his interests may not be aligned with the interests of our other shareholders.

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Under this structure, holders of Class A Ordinary Shares are entitled to one vote per one Class A Ordinary Share, and holders of Class B Ordinary Shares are entitled to 20 votes per one Class B Ordinary Share, which may cause the holders of Class B Ordinary Shares to have an unbalanced, higher concentration of voting power. Immediately prior to completion of this offering, Mr. Chong Li, our Director, Chairman of the Board of Directors, and Chief Executive Officer, beneficially owns 14,175,000 of our issued Class B Ordinary Shares, representing approximately 93.16% of the voting rights in our Company. After this offering, Mr. Chong Li will hold 14,175,000 Class B Ordinary Shares, representing approximately 92.55% of the voting rights in our Company, assuming no exercise of the over-allotment option by the representative, or approximately 92.46%, assuming full exercise of the over-allotment option by the representative. As a result, until such time as Mr. Chong Li’s voting power is below 50%, Mr. Chong Li, as the controlling shareholder, has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. He may take actions that are not in the best interests of us or our other shareholders. These corporate actions may be taken even if they are opposed by our other shareholders. Further, such concentration of voting power may discourage, prevent, or delay the consummation of change of control transactions that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. Future issuances of Class B Ordinary Shares may also be dilutive to the holders of Class A Ordinary Shares. As a result, the market price of our Class A Ordinary Shares could be adversely affected.

The dual-class structure of our Ordinary Shares may adversely affect the trading market for our Class A Ordinary Shares.

Several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our Ordinary Shares may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A Ordinary Shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our expectations regarding demand for and market acceptance of the Operating Entity’s products and services;

●	our expectations regarding the expansion of the Operating Entity’s client base;

●	the Operating Entity’s relationships with its business partners;

●	competition in our industries;

●	relevant government policies and regulations relating to our industries;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to hire and retain qualified management personnel and key employees in order to develop the Operating Entity’s business;

●	overall industry and market performance; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains certain data and information that we obtained from various government and private publications including industry data and information from Frost & Sullivan. Statistical data in these publications also include projections based on a number of assumptions. Our industries may not grow at the rate projected by market data, or at all. Failure of our industries to grow at the projected rate may have a material and adverse effect on the Operating Entity’s business and the market price of our Class A Ordinary Shares. In addition, the new and rapidly changing nature of our industries results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industries. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands may have a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. In addition, Cayman Islands companies may not have standing to sue before federal courts of the United States.

Substantially all of our assets are located in Hong Kong. In addition, all of our directors and officers are nationals or residents of mainland China and a majority of their assets are located outside the United States. As a result, it may be difficult for shareholders to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent to receive service of process upon whom process may be served in any action brought against us under the securities laws of the United States.

There may be uncertainty as to whether the courts of the Cayman Islands or Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Appleby, our counsel with respect to the laws of the Cayman Islands, has advised that any final and conclusive judgment for a definite sum (not being a sum payable in respect of taxes or other charges of a like nature nor a fine or other penalty) and/or certain non-monetary judgments rendered in any action or proceedings brought against our company on the basis of documents in a U.S. court will be recognized as a valid judgment by the courts of the Cayman Islands without re-examination of the merits of the case. On general principles, such proceedings would be expected to be successful, provided that the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in the Cayman Islands and the judgment is not contrary to public policy in the Cayman Islands, has not been obtained by fraud or in proceedings contrary to natural justice.

Patrick Mak & Tse, our Hong Kong counsel, has advised us that that there is uncertainty as to whether the judgment of United States courts will be directly enforced in Hong Kong, as the United States and Hong Kong do not have a treaty or other arrangements providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters. However, a foreign judgment may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court since the judgment may be regarded as creating a debt between the parties to it, provided that the foreign judgment, among other things, is a final judgment conclusive upon the merits of the claim and is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts, non-accountable expense allowance and the estimated offering expenses payable by us and, based upon an assumed initial public offering price of $4.00 per Class A Ordinary Share and the underwriting discounts of 7%, of approximately $6,363,707. If the underwriter exercises its over-allotment option in full, we estimate that the net proceeds to us from this offering will be approximately $7,467,707, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

Assuming no exercise of the over-allotment option by the underwriter, a $1.00 increase or decrease in the assumed public offering price of $4.00 per Class A Ordinary Share, would increase or decrease the net proceeds to us from this offering by $1.84 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. An increase or decrease of 1,000,000 Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease net proceeds to us from this offering by $3.68 million, assuming no exercise of the over-allotment option by the underwriter and no change in the assumed public offering price of $4.00 per Class A Ordinary Share, and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

Use of Proceeds	Approximate Amount	Approximate Percentage
Research and development investment	$1.3 million	20%
Marketing and promotion	$1.9 million	30%
Team expansion	$1.9 million	30%
Potential acquisitions (as of the date of this prospectus, we have not identified, or engaged in any material discussions regarding any potential target)	$1.3 million	20%

In the event that the underwriter’s over-allotment option is exercised in full, we intend to use such net proceeds (approximately $7.5 million) for the same purposes in the same proportions specified above.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

As of the date of this prospectus, we have not declared or paid any cash dividends on our Ordinary Shares. We do not have any present plans to pay any cash dividends on our Class A Ordinary Shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to support operations and to finance the growth and development of the Operating Entity’s business.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or subject to the provisions of the company’s memorandum and articles of association, its share premium account, provided that in no circumstances may a dividend be paid to shareholders out of its share premium account unless, immediately following the date on which the dividend is proposed to be paid, the company shall be able to pay its debts as they fall due in the ordinary course of business.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. See “Taxation — Hong Kong Enterprise Taxation.”

Any dividends to be paid by us are not subject to taxation in the Cayman Islands under current laws and regulations. See “Taxation — Cayman Islands Taxation.”

CAPITALIZATION

The following table sets forth our capitalization as of February 28, 2025:

●	on an actual basis; and

●	on an as adjusted basis to reflect the issuance and sale of the Class A Ordinary Shares by us in this offering, at the initial public offering price of $4.00 per Class A Ordinary Share, after deducting the estimated discounts to the underwriter and the estimated offering expenses payable by us (assuming the underwriter does not exercise its over-allotment option to purchase additional Class A Ordinary Shares).

You should read this capitalization table in conjunction with “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of February 28, 2025
	Actual	As-adjusted(1)
SHAREHOLDERS’ EQUITY
Class A Ordinary Shares(2), $0.0001 par value, 400,000,000 Class A Ordinary Shares authorized, 20,825,000 Class A Ordinary Shares issued and outstanding, actual; 22,825,000 Class A Ordinary Shares issued and outstanding, as-adjusted	$2,083	2,283
Class B Ordinary Shares(2), $0.0001 par value, 100,000,000 Class B Ordinary Shares authorized, 14,175,000 Class B Ordinary Shares issued and outstanding, actual and as-adjusted	$1,417	1,417
Subscription receivable	(3,500)	(3,500)
Additional paid-in capital(1)	$-	6,363,507
Accumulated profit	$172,665	172,665
Total shareholders’ equity	$172,665	6,536,372
Total Capitalization	$172,665	6,536,372

(1)	The additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting fees, underwriter’s non-accountable expense allowance and other expenses.

(2)	The share information is presented on a retroactive basis to reflect the restructuring.

Assuming no exercise of the over-allotment option by the underwriter, a US$1.00 increase (decrease) in the assumed initial public offering price of US$4.00 per Class A Ordinary Share would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by US$1.84 million, assuming the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated expenses payable by us. An increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization on an as adjusted basis by approximately US$3.68 million, assuming the initial public offering price of $4.00 per Class A Ordinary Share, remains the same, and after deducting estimated underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us.

DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Class A Ordinary Share and our net tangible book value per Class A Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Class A Ordinary Share is substantially in excess of the net tangible book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares.

Our net tangible book value as of February 28, 2025 was approximately $172,665, or $0.0049 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the as adjusted net tangible book value per Class A Ordinary Share from the initial public offering price per Class A Ordinary Share and after deducting the estimated discounts to the underwriter and the estimated offering expenses payable by us.

After giving further effect to the sale of Class A Ordinary Shares in this offering at an assumed initial public offering price of $4.00 per Class A Ordinary Share, and after deducting estimated underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us, our as adjusted net tangible book value as of February 28, 2025 is approximately $6,536,372, or approximately $0.18 per Class A Ordinary Share. This represents an immediate increase in as adjusted net tangible book value per Class A Ordinary Share of $0.17 to our existing shareholders and an immediate dilution in as adjusted net tangible book value per Class A Ordinary Share of approximately $3.82 to new investors purchasing Class A Ordinary Shares in this offering. The following table illustrates this dilution on a per Class A Ordinary Share basis:

	No Exercise of Over- allotment Option	Full Exercise of Over- allotment Option
Assumed initial public offering price per Class A Ordinary Share	$4.00	$4.00
Net tangible book value per Ordinary Share as of February 28, 2025(1)	$0.0049	$0.0049
Increase in pro forma as adjusted net tangible book value per Class A Ordinary Share attributable to new investors purchasing Class A Ordinary Shares in this offering	$0.17	$0.199
Pro forma as adjusted net tangible book value per Class A Ordinary Share after this offering	$0.18	$0.20
Dilution per Class A Ordinary Share to new investors in this offering	$3.82	$3.80

(1)	The net tangible book value per Ordinary Share information is presented on a retroactive basis to reflect the restructuring.

Each $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per Class A Ordinary Share would increase (decrease) our pro forma as adjusted net tangible book value as of February 28, 2025 after this offering by approximately $0.05 per Class A Ordinary Share, and would increase (decrease) dilution to new investors by $0.95 per Class A Ordinary Share, assuming that the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts. An increase (decrease) of 1,000,000 Class A Ordinary Share in the number of Class A Ordinary Shares we are offering would increase (decrease) our pro forma as adjusted net tangible book value as of February 28, 2025 after this offering by approximately $0.09 per Class A Ordinary Share, and would decrease (increase) dilution to new investors by approximately $0.09 per Class A Ordinary Share, assuming the assumed initial public offering price per Class A Ordinary Share, as set forth on the cover page of this prospectus remains the same, and after deducting the estimate underwriting discounts. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriter exercises its over-allotment option in full, the pro forma as adjusted net tangible book value per Class A Ordinary Share after the offering would be $0.20, the increase in net tangible book value per Class A Ordinary Share to existing shareholders would be $0.199, and the immediate dilution in net tangible book value per Class A Ordinary Share to new investors in this offering would be $3.80.

To the extent that we issue additional Class A Ordinary Shares in the future, there will be further dilution to new investors participating in this offering.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

On June 24, 2019, the Operating Entity was incorporated as a limited company under the laws of Hong Kong, as a wholly owned company of Mr. Chong Li, our Director, Chairman of the Board of Directors, and Chief Executive Officer.

Before the completion of this offering, we completed a restructuring of our corporate structure in the following steps:

●	on March 20, 2025, COCO was incorporated in the British Virgin Islands as a wholly owned subsidiary of Mr. Chong Li;

●	on May 6, 2025, the Company was incorporated under the laws of the Cayman Islands as an exempted company with limited liability, as a wholly owned subsidiary of COCO;

●	on May 7, 2025, we incorporated NEBU, in the British Virgin Islands as a wholly owned subsidiary of the Company;

●	on May 26, NEBU acquired 100% of the equity interests in the Operating Entity from its original shareholder, Mr. Chong Li.

Consequently, the Company, through a restructuring, became the ultimate holding company of all other entities mentioned above.

Following the restructuring described above, COCO transferred an aggregate of its 20,825,000 ordinary shares in the Company to third-party investors, and such 20,825,000 ordinary shares in the Company were then re-designated as Class A Ordinary Shares, while 14,175,000 ordinary shares in the Company held by COCO were then re-designated as Class B Ordinary Shares. As a consequence of such transfer and re-designations, Mr. Chong Li indirectly holds 14,175,000 Class B Ordinary Shares in the Company through COCO and continues to exercise control over the Company.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus.

Note:	All percentages reflect the voting ownership interests instead of the equity interests held by each of our shareholders, given that each holder of Class B Ordinary Shares will be entitled to 20 votes per Class B Ordinary Share and each holder of Class A Ordinary Shares will be entitled to one vote per Class A Ordinary Share, assuming no exercise of the underwriters’ over-allotment option.

(1)	Represents 14,175,000 Class B Ordinary Shares indirectly held by Chong Li, our Director, Chairman of the Board of Directors, and Chief Executive Officer, the 100% beneficial owner of COCO.

(2)	Represents 4,550,000 Class A Ordinary Shares indirectly held by Feidan Peng, the 100% beneficial owner of NovaTech Group Limited.

(3)	Represents 4,287,500 Class A Ordinary Shares indirectly held by Yanfang Li, the 100% beneficial owner of AegisTech Group Limited.

(4)	Represents 3,570,000 Class A Ordinary Shares indirectly held by Zhijiao Zhao, the 100% beneficial owner of Lumiara Limited.

(5)	Represents 8,417,500 Class A Ordinary Shares held by six minority shareholders, each one of which holds less than 1% of our voting interests.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X, as amended, to reflect the impact of the restructuring described in “Corporate History and Structure.”

The unaudited pro forma consolidated balance sheet as of February 28, 2025 presents EvoNexus Group LTD’s consolidated financial position after giving pro forma effect to the Restructuring as if it had occurred on February 28, 2025. The unaudited pro forma consolidated statement of operations for the years ended February 29, 2024 and February 28, 2025 presents EvoNexus Group LTD’s consolidated results of operations after giving pro forma effect to the Restructuring as if it had occurred on March 1, 2023.

We have derived the unaudited pro forma consolidated balance sheet as of February 28, 2025 and the unaudited pro forma consolidated statement of operations for the years ended February 29, 2024 and February 28, 2025 from the financial statements and related notes of Mobclick Technology (HK) Limited (“Mobclick”) included elsewhere in this prospectus.

The unaudited pro forma consolidated financial information reflects adjustments that are described in the accompanying notes and is based on available information and certain assumptions we believe are reasonable but are subject to change.

The unaudited pro forma consolidated financial information is provided for informational purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred if the Restructuring had occurred as of the dates set forth above, nor is it indicative of our future results.

The unaudited pro forma consolidated financial information should be read together with the sections titled “Corporate History and Structure,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Mobclick’s audited financial statements and the related notes thereto included elsewhere in this prospectus.

The Restructuring

EvoNexus Group LTD (the “Company”) was incorporated under the laws of Cayman Islands on May 6, 2025, as an exempted company with limited liability. The Company with its subsidiaries (collectively referred to as the “Group”) are principally engaged in providing a family of social and entertainment-focused mobile applications. In preparation for its initial public offering (IPO), the Group, comprising operating subsidiaries (the “Operating Subsidiaries”), undertook certain corporate restructuring activities (the “Restructuring”) in 2025 to establish an offshore structure with the Company as the Group’s ultimate holding company.

Upon the completion of the Restructuring, the business was still carried out by Mobclick and within the Group. The Company had no operations prior to the consummation of the Restructuring and did not meet the definition of a business. All of the Group’s business continued to be conducted through Mobclick after the Restructuring. There was no change in control over the Group before and after the Restructuring.

Accordingly, the above Restructuring transactions, are regarded as a non-substantive recapitalization of Mobclick with no change in the basis of presentation of the financial statements. In accordance with Article 11 of Regulation S-X, as amended, to reflect the impact of the Restructuring, the unaudited pro forma consolidated balance sheet as of February 28, 2025 assumes the Restructuring occurred on February 28, 2025, the unaudited pro forma consolidated statement of operations for the years ended February 29, 2024 and February 28, 2025 presents the pro forma effect of the Restructuring as if it had occurred on March 1, 2023.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

As of February 28, 2025

(In U.S. dollars, except for share and per share data, or otherwise noted)

	Mobclick	Restructuring Adjustments		Pro Forma The Group
	US$			US$
ASSETS
Current assets:
Cash and cash equivalents	474,049	-		474,049
Accounts receivable, net	234,850	-		234,850
Prepayments and other receivables, net	352,078	-		352,078
Total current assets	1,060,977	-		1,060,977

Non-current assets:
Right-of-use assets	53,081	-		53,081
Deferred income tax assets	14,838	-		14,838
Total non-current assets	67,919	-		67,919
TOTAL ASSETS	1,128,896	-		1,128,896

LIABILITIES
Current liabilities:
Accounts payable and other payables	807,510	-		807,510
Deferred revenue	84,217	-		84,217
Operating lease liabilities, current	23,475	-		23,475
Total current liabilities	915,202	-		915,202

Non-current liabilities:
Operating lease liabilities, non-current	41,029	-		41,029
Total non-current liabilities	41,029	-		41,029
TOTAL LIABILITIES	956,231	-		956,231

Commitments and Contingencies

EQUITY
Ordinary Shares (HK$ 1 par value per share, 10,000 shares issued and outstanding as of February 29, 2024 and February 28, 2025)	1,286	(1,286)	A	-
Class A Ordinary Shares (400,000,000 ordinary shares authorized, $US 0.0001 par value per share, 20,825,000 shares issued and outstanding as of February 29, 2024 and February 28, 2025)		2,083	A	2,083
Class B Ordinary Shares (100,000,000 ordinary shares authorized, $US 0.0001 par value per share, 14,175,000 shares issued and outstanding as of February 29, 2024 and February 28, 2025)		1,417	A	1,417
Subscription receivable	(1,286)	(2,214)	A	(3,500)
Accumulated (deficits) profit	172,665	-		172,665
TOTAL (DEFICIT) EQUITY	172,665	-		172,665
TOTAL LIABILITIES AND (DEFICIT) EQUITY	1,128,896	-		1,128,896

See accompanying notes to unaudited pro forma consolidated financial information.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

For the year ended February 28, 2025

(In U.S. dollars, except for share and per share data, or otherwise noted)

	Mobclick	Restructuring Adjustments		Pro Forma The Group
	US$			US$

Revenues	11,572,003	-		11,572,003
Cost of revenues	(1,292,130)	-		(1,292,130)
Gross profit	10,279,873	-		10,279,873

Operating expenses:
Selling and marketing expenses	(8,679,918)	-		(8,679,918)
General and administrative expenses	(270,574)	-		(270,574)
Research and development expenses	(310,164)	-		(310,164)
Total operating expenses	(9,260,656)	-		(9,260,656)

(Loss) income from operations	1,019,217	-		1,019,217

Other (expenses) income:
Interest expenses, net	(1,154)	-		(1,154)
Other income, net	2,797	-		2,797
Total other income, net	1,643	-		1,643

(Loss) income before income tax expense	1,020,860	-		1,020,860
Income tax benefit (expense)	(91,659)	-		(91,659)
Net (loss) income	929,201	-		929,201

Net (loss) income attributable to the Company’s shareholders	929,201	-		929,201
Net (loss) earnings per share attributable to the Company’s shareholders*
Basic and diluted	92.92	(92.89)	B	0.03
Weighted average shares outstanding used in calculating basic and diluted net loss per share*
Basic and diluted	10,000	34,990,000	B	35,000,000

*	The Company combined Class A and Class B ordinary shares and presented as one class for earnings (loss) per share purposes as the only difference of Class A and Class B ordinary shares is related to voting rights, and they share equally in dividends and residual net assets on a per share basis.

See accompanying notes to unaudited pro forma consolidated financial information.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

For the year ended February 29, 2024

(In U.S. dollars, except for share and per share data, or otherwise noted)

	Mobclick	Restructuring Adjustments		Pro Forma The Group
	US$			US$

Revenues	11,013,790	-		11,013,790
Cost of revenues	(1,715,024)	-		(1,715,024)
Gross profit	9,298,766	-		9,298,766

Operating expenses:
Selling and marketing expenses	(9,525,392)	-		(9,525,392)
General and administrative expenses	(140,962)	-		(140,962)
Research and development expenses	(279,797)	-		(279,797)
Total operating expenses	(9,946,151)	-		(9,946,151)

(Loss) income from operations	(647,385)	-		(647,385)

Other (expenses) income:
Interest expenses, net	(1,991)	-		(1,991)
Other income, net	4,270	-		4,270
Total other income, net	2,279	-		2,279

(Loss) income before income tax expense	(645,106)	-		(645,106)
Income tax benefit (expense)	53,572	-		53,572
Net (loss) income	(591,534)	-		(591,534)

Net (loss) income attributable to the Company’s shareholders	(591,534)	-		(591,534)
Net (loss) earnings per share attributable to the Company’s shareholders*
Basic and diluted	(59.15)	59.13	B	(0.02)
Weighted average shares outstanding used in calculating basic and diluted net loss per share*
Basic and diluted	10,000	34,990,000	B	35,000,000

*	The Company combined Class A and Class B ordinary shares and presented as one class for earnings (loss) per share purposes as the only difference of Class A and Class B ordinary shares is related to voting rights, and they share equally in dividends and residual net assets on a per share basis.

See accompanying notes to unaudited pro forma consolidated financial information.

Notes to Unaudited Pro Forma Consolidated Financial Information

1. Basis of Presentation and Description of the Transactions

The unaudited pro forma consolidated balance sheet as of February 28, 2025 assumes the Restructuring occurred on February 28, 2025. The unaudited pro forma consolidated statement of operations for the years ended February 29, 2024 and February 28, 2025 presents the pro forma effect of the Restructuring as if it had occurred on March 1, 2023.

See “Corporate History and Structure” for a description of the Restructuring and a chart depicting the Company’s structure after giving effect to the Restructuring.

2. Adjustments to Unaudited Pro Forma Consolidated Financial Information

Restructuring-related Adjustments to Unaudited Pro Forma Consolidated Balance Sheet

Transaction accounting adjustments included in the unaudited pro forma consolidated balance sheet as of February 28, 2025 for the Restructuring are as follows:

(A) Represents replacing the ordinary shares and subscription receivable of Mobclick with the ordinary shares and subscription receivable of the Company.

The capital of the Company is US$50,000 divided into 500,000,000 shares of a nominal or par value of US$0.0001 each, comprising of 400,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each Class A Ordinary Share is entitled to one vote on all matters subject to vote at general meetings of our Company, and each Class B Ordinary Share is entitled to 20 votes on all matters subject to vote at general meetings of our Company. Each Class B Ordinary Share is convertible into one fully paid and non-assessable Class A Ordinary Share at any time after the date of issuance of such share at the option of the holder thereof. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

The Company issued 20,825,000 Class A Ordinary Shares and 14,175,000 Class B Ordinary Shares, respectively. The share subscription receivable presents the receivable for the issuance of ordinary shares of the Company and is reported as a deduction of equity and presented on a retroactive basis before the incorporation of the Company. Subscription receivable has no payment terms nor any interest receivable accrual.

Restructuring-related Adjustments to Unaudited Pro Forma Consolidated Statement of Operations

Transaction accounting adjustments included in the unaudited pro forma consolidated statement of operations for the years ended February 29, 2024 and February 28, 2025 for the Restructuring are as follows:

(B) Represents replacing Mobclick’s basic and diluted shares with the Company’s basic and diluted shares and recalculate earnings per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

OVERVIEW OF THE COMPANY

We are a holding company incorporated as an exempted company under the laws of the Cayman Islands on May 6, 2025. As a holding company with no material operations, we conduct substantially all of our business operations through our subsidiary based in Hong Kong.

Our mission is to shape an innovative, engaging, and secure social experience for users. Through technological innovation and service optimization, we aspire to become a premier interactive entertainment social platform that transcends geographical and cultural boundaries. Our vision is to empower all users to experience border-less social engagement, and to foster profound emotional connections and meaningful networking.

KEY FACTORS AFFECTING OPERATING PERFORMANCE

Our operating results and growth trajectory have been, and will continue to be, impacted by the following material factors:

We maintain a portfolio of social entertainment applications.

1. Delivering Multidimensional Interactive Experiences

Our Operating Entity’s applications deliver multifaceted interactive experiences, integrating text, voice, and video functionalities within a unified system. This comprehensive approach addresses users’ communication needs across various scenarios—from sharing life moments to conducting professional engagements—enabling seamless transitions between interaction modes.

2. Advanced AI matching algorithms

Our Operating Entity’s social platform features an intelligent matching system powered by AI technology. By analyzing user interests, location patterns, and interaction behaviors, the Operating Entity builds dynamic personal profiles that evolve with each engagement. This goes beyond surface-level similarities to uncover connection opportunities—helping users to discover relationships that resonate with their expressed preferences and social inclinations.

3. Embedded Real-time translation

Our Operating Entity’s app features an advanced real-time translation tool that was designed by a third party to deliver seamless multilingual communication, for daily communication, discussions in professional fields, or creative expressions.

Our capability to deliver comprehensive services

The Operating Entity is committed to building a robust service system. Its customer support team is dedicated to promptly responding to user inquiries and resolving user complaints. Complementing this is a user feedback process that is designed to analyze input and transform suggestions into critical drivers for product optimization and service enhancement.

The capability for sustained investment in R&D and innovation

Our financial performance will largely depend on our Operating Entity’s ability to sustain and grow advertising revenue and user recharge revenue within our Operating Entity’s social entertainment apps. The Operating Entity maintains a dedicated R&D team focused on developing new products and features. To preserve its competitive edge, the Operating Entity plans to make investments in R&D activities aimed at increasing its market share. Looking ahead, the Operating Entity will prioritize introducing new social scenarios within the apps—such as virtual parties and online concerts—to deepen user engagement. Concurrently, the Operating Entity will continuously optimize video call quality through advanced encoding and network optimization algorithms to ensure smooth and stable connections.

PERFORMANCE MEASURES

We consider a variety of financial and operating measures in assessing the performance of the Operating Entity’s business. The key financial and operational performance measures that we use include active user accounts, average revenue per user, and the number and frequency of users watching advertisements.

●	Active User Accounts. The growth of our business and revenues in part depends on retaining existing app users and advertising customers, expanding sales to those users and advertising customers, and attracting users and advertising customers. The Operating Entity uses a System Development Kit to assist with user data analytics, which logs user actions and app usage, allowing the Operating Entity to track user retention, expansion, and growth. We monitor active user accounts. For example, the number of monthly active users (MAUs), which is the number of users who engage with an app at least once during a monthly period, was approximately 2,140,070 and 1,787,960 for the fiscal years ended February 28, 2025 and February 29, 2024, respectively; and the number of daily active users (DAUs), which is the number of users who engage with an app at least once within a day, was approximately 449,415 and 352,228 for the same fiscal years, respectively.

●	Average Revenue Per User (ARPU). Our financial performance depends in part on the level of user engagement and spending. ARPU is calculated as the revenue generated during a specific fiscal period divided by the number of active users in that same period. The ARPU was approximately $9.1 and $9.7 for the fiscal years ended February 28, 2025 and February 29, 2024, respectively. The decrease in the ARPU during the fiscal year ended February 28, 2025 reflected the decrease in user willingness to recharge for premium features and services within the apps, which was accompanied by the increase in ad exposures to users.

●	The Number and Frequency of Users Watching Advertisements. We generate a part of our revenue from displaying advertisements within the apps. To evaluate the number and frequency of users watching ads, we track (1) effective cost per mille (eCPM), or revenue per thousand impressions, which was approximately $9.7 and $9.5 for the fiscal years ended February 28, 2025 and February 29, 2024, respectively; and (2) ad impressions per user (AIPU), which indicates the average number of ads viewed by each user, which was approximately 3.67 and 2.81 for the fiscal years ended February 28, 2025 and February 29, 2024, respectively.

OPERATING PERFORMANCE

For the fiscal years ended February 28, 2025, and February 29, 2024

The table below summarizes our operating results for the fiscal years ended February 28, 2025, and February 29, 2024, along with dollar and percentage increases or (decreases) for these periods.

	For the years Ended
	February 29, 2024	February 28, 2025	Change	Change%
Revenues：
Advertising revenue	3,431,996	$5,839,530	$2,407,534	70.1
User recharge revenue	7,577,256	4,962,352	(2,614,904)	(34.5)
Others	4,538	770,121	765,583	16,870.5
Total revenues	11,013,790	11,572,003	558,213	5.1

Cost of revenues:
Outsourced services	1,120,559	809,343	(311,216)	(27.8)
Labor cost	443,530	355,764	(87,766)	(19.8)
Office expenses and others	150,935	127,023	(23,912)	(15.8)
Total cost of revenues	1,715,024	1,292,130	(422,894)	(24.7)
Gross profit	9,298,766	10,279,873	981,107	10.6

Operating expenses:
Selling and marketing expenses	9,525,392	8,679,918	(845,474)	(8.9)
General and administrative expenses	140,962	270,574	129,612	91.9
Research and development expenses	279,797	310,164	30,367	10.9
Total operating expenses	9,946,151	9,260,656	(685,495)	(6.9)
(Loss) income from operations	(647,385)	1,019,217	1,666,602	(257.4)

Other (expenses) income:
Interest expenses, net	(1,991)	(1,154)	837	(42.0)
Other income, net	4,270	2,797	(1,473)	(34.5)
Total other income, net	2,279	1,643	(636)	(27.9)

(Loss) income before income tax expense	(645,106)	1,020,860	1,665,966	(258.2)
Income tax (benefit) expense	(53,572)	91,659	145,231	(271.1)
Net (loss) income	(591,534)	929,201	1,520,735	(257.1)

Our revenue is derived from three sources:

(1)	Advertising revenue;

(2)	User recharge revenue; and

(3)	Others.

For the fiscal year ended February 28, 2025, our total revenue reached approximately $11.57 million, compared to approximately $11.01 million for the year ended February 29, 2024. This represents a year-over-year increase of approximately $0.56 million, or 5.1%, in total revenue. The revenue growth was primarily driven by an approximately $2.41 million increase in advertising revenue and an approximately $0.77 million increase in other revenue, partially offset by an approximately $2.61 million decrease in user recharge revenue. Both advertising and user recharge revenue are generated exclusively through our Operating Entity’s social entertainment apps.

Advertising revenue

Advertising revenue is primarily generated through user engagement with advertising content within the social entertainment apps. Revenue is settled with advertising customers based on certain performance metrics. App users access advertisement experiences within the apps can gain enhanced access to premium social entertainment features.

For the fiscal year ended February 28, 2025, our advertising revenue reached approximately $5.84 million, compared to approximately $3.43 million for the year ended February 29, 2024. This represents a year-over-year increase of approximately $2.41 million, or 70.1%. The growth in advertising revenue was primarily because the number and frequency of users watching advertisements increased as a result of an increase in advertising exposure to app users.

User recharge revenue

User recharge revenue is primarily generated when users make payments within the social entertainment apps to access premium features and services.

Our user recharge revenue decreased by approximately $2.61 million, or 34.5%, from approximately $7.58 million for the year ended February 29, 2024, to approximately $4.96 million for the year ended February 28, 2025. This decline mainly resulted from a decrease in user willingness to recharge for premium features and services.

Others

Other revenue is primarily generated by the provision of app interface and graphic design services to third parties on a project-by-project basis. For the fiscal years ended February 28, 2025 and February 29, 2024, other revenue was $770,121 and $4,538, respectively, accounting for approximately 6.66% and 0.04% of the total revenue, respectively.

COST OF REVENUES

Our operating costs primarily consist of employee compensation/benefits and outsourcing expenses. For the fiscal year ended February 28, 2025, total operating costs were approximately $1.29 million, compared to $1.71 million for the prior year ended February 29, 2024—representing a year-over-year decrease of $0.42 million (24.7%). This reduction was primarily driven by increased product maturity, which lowered outsourcing development costs by approximately $0.31 million. We outsourced the development and enhancement of backend functionalities—such as the content review system and payment platform—to external vendors, and these components were largely completed in the fiscal year ended February 28, 2025.

Gross Profit

	For the years Ended
	February 29, 2024		February 28, 2025
Gross profit	Gross profit	Gross margin	Gross profit	Gross margin	Change	% of Change
Total gross profit	$9,298,766	84.4%	$10,279,873	88.8%	$981,107	10.6

Both advertising revenue and user recharge revenue are generated exclusively through our Operating Entity’s social entertainment app. Due to integrated cost structures, cost of revenues cannot be separately allocated between these revenue streams. Gross profit analysis must therefore be performed at the consolidated level.

Gross profit reached approximately $10.28 million for the fiscal year ended February 28, 2025, compared to approximately $9.30 million for the year ended February 29, 2024 – representing a year-over-year increase of approximately $0.98 million (10.6%). Gross margin increased to 88.8% of total revenue for the fiscal year ended February 28, 2025 from 84.4% for the year ended February 29, 2024.

This improvement was driven by two key factors: (i) an increase in our advertising revenue, and (ii) an approximately $0.31 million reduction in outsourcing costs due to increased product maturity.

Operating Expense

	For the years Ended
	February 29, 2024	February 28, 2025	Change	% Change
Operating expenses:
Selling and marketing expenses	$9,525,392	$8,679,918	$(845,474)	(8.9)
General and administrative expenses	140,962	270,574	129,612	91.9
Research and development expenses	279,797	310,164	30,367	10.9
Total operating expenses	$9,946,151	$9,260,656	$(685,495)	(6.9)

Our operating expenses comprise selling and marketing expenses, general & administrative (G&A) expenses along with research & development (R&D) expense. These expenses decreased by approximately $0.69 million (-6.9%) year-over-year, from approximately $9.95 million for the fiscal year ended February 29, 2024, to $9.26 million for the year ended February 28, 2025. This reduction was primarily attributable to an approximately $0.85 million decrease in selling expenses, partially offset by an approximately $0.13 million increase in administrative costs.

Selling and marketing expenses primarily consist of salaries, advertising expenditures, and other sales-related operational expenses. These expenses decreased by approximately $0.85 million (-8.9%) year-over-year, from approximately $9.53 million for the year ended February 29, 2024 to approximately $8.68 million for the year ended February 28, 2025. This reduction was principally driven by enhanced advertising efficiency, where increased brand recognition and cumulative app downloads allowed us to maintain comparable revenue outcomes with less advertising spend.

General and administrative (G&A) expenses primarily include personnel costs, lease payments, office management fees, and professional service fees. G&A expenses increased by approximately $0.13 million (+91.9%) year-over-year, from approximately $0.14 million for the fiscal year ended February 29, 2024, to approximately $0.27 million for the year ended February 28, 2025. This increase was primarily driven by corporate governance enhancement initiatives, resulting in expanded headcount across finance, human resources, and administration functions, along with higher office management and professional service expenditures.

Research and development (R&D) expenses primarily include salaries. For the year ended February 28, 2025, R&D expenses were approximately $0.31 million, representing an increase of approximately $0.03 million, or 10.9%, from approximately $0.28 million for the year ended February 29, 2024. The increase in R&D expenses was primarily driven by higher internal investment in developing new products and features.

Other income (expense)

Other income (expenses) primarily consists of net interest expense and other net income. For the year ended February 28, 2025, our other income, net was $1,643, representing a decrease of $636, or approximately 27.9%, from $2,279 for the year ended February 29, 2024. The decrease was primarily due to a reduction in recorded interest income.

Income Tax (Benefit) Expense

The income tax provision amounted to $91,659 and ($53,572) for the fiscal years ended February 28, 2025 and February 29, 2024, respectively. Our Hong Kong subsidiary is subject to a two-tiered profits tax regime: 8.25% on the first HK$2 million of assessable profits, and 16.5% standard tax rate on profits exceeding HK$2 million.

Net (Loss) Income

Our net (loss) income increased by approximately $1.52 million (257.1%) year-over-year, from a net loss of $(0.59) million for the fiscal year ended February 29, 2024, to net income of $0.93 million for the year ended February 28, 2025. This increase was primarily driven by the above-mentioned reasons.

LIQUIDITY AND CAPITAL RESOURCES

The Cayman Islands company operates as a holding entity without significant business operations. We conduct substantive business primarily through our Hong Kong subsidiary. Consequently, our ability to declare dividends depends entirely on dividends distributed by this subsidiary. To date, the subsidiary has not declared any dividends. Any future remittance of funds from our Hong Kong subsidiary would require withholding tax provisions and payments under Hong Kong Inland Revenue Ordinance. We currently do not plan to declare any dividends in the foreseeable future, as we intend to use the existing cash balance in Hong Kong for general corporate purposes.

The Company maintained cash and cash equivalents of approximately $0.47 million, with full-year net income of approximately $0.93 million for the year ended February 28, 2025. Operating activities generated net cash inflows of $0.03 million during the fiscal year ended February 28, 2025.

Working Capital and Funding Strategy

Our working capital requirements have historically been funded primarily through internally generated operating cash flows and customer advance payments. The working capital needs are fundamentally driven by operational efficiency metrics—particularly inventory and payable turnover cycles—coupled with the monetization value derived from our user base as measured by average revenue per user (ARPU), alongside accounts receivable collection timelines reflected in Days Sales Outstanding (DSO).

Liquidity Assessment and Capital Planning

In evaluating our liquidity position, the Company continuously monitors and analyzes: (1) cash on hand, (2) projected capacity to generate sufficient revenue streams, and (3) outstanding operational and capital expenditure commitments.

As of February 28, 2025, we maintained approximately $0.47 million in available cash resources. Based on current projections, our management believes existing cash reserves combined with anticipated operating cash flows will adequately fund operations for at least the next 12 months from the date of this prospectus.

Should material adverse changes in business conditions occur or should strategic development opportunities emerge—including potential investments, acquisitions, strategic partnerships, or similar corporate actions—additional funding may become necessary. In such circumstances, the Company would consider securing supplementary capital through debt or equity financing arrangements, or by establishing dedicated credit facilities, subject to market conditions and regulatory requirements. This contingency planning reflects standard prudent financial management practices while maintaining operational flexibility.

For the fiscal years ended February 28, 2025 and February 29, 2024

	For the years Ended
	February 29, 2024	February 28, 2025
Net cash provided by operating activities	$159,463	$27,109
Net cash used in investing activities	0	0
Net cash used in financing activities	0	0
Net change in cash and cash equivalents	$159,463	$27,109

OPERATING ACTIVITIES

For the fiscal year ended February 28, 2025, net cash provided by operating activities amounted to approximately $0.03 million. This primarily reflected our $0.93 million net income, adjusted for non-cash items including: (i) $0.02 million amortization of right-of-use assets, and (ii) $0.04 million deferred income tax assets; changes in operating assets and liabilities comprised $0.09 million net decrease in prepayments and other receivables; these were partially offset by: (i) $0.19 million net increase in accounts receivable, (ii) $0.74 million decrease in accounts payable and accrued liabilities, and (iii) $0.10 million reduction in deferred revenue.

For the fiscal year ended February 29, 2024, net cash provided by operating activities was approximately $0.16 million. This primarily reflected our $0.59 million net loss, adjusted for non-cash items including: (i) $0.03 million amortization of right-of-use assets, and (ii) $0.05 million deferred income tax (benefit) expense changes in operating assets and liabilities comprised: (i) $0.03 million net increase in accounts receivable, and (ii) $0.41 million net increase in prepayments and other receivables; these were partially offset by: (i) $1.06 million increase in accounts payable and accrued liabilities, and (ii) $0.17 million growth in deferred revenue.

Cash Flows from Investing Activities

For both the fiscal years ended February 28, 2025 and February 29, 2024, net cash flows provided by investing activities amounted to zero dollars ($0).

Cash Flows from Financing Activities

Net cash flows provided by financing activities amounted to $0 for both the fiscal years ended February 28, 2025 and February 29, 2024.

Capital Expenditure

The Company recorded zero dollars ($0) in capital expenditures for both the fiscal years ended February 28, 2025 and February 29, 2024. Capital investments will be initiated as deemed necessary to support anticipated business growth requirements.

Contractual Lease Obligations

As of February 28, 2025 and February 29, 2024, the Company maintained binding non-cancellable operating lease agreements for multiple office facilities, with expiration dates falling on March 31, 2026 and February 19, 2027, respectively.

TAXATION

The entities within our group file separate tax returns in the respective tax jurisdictions in which they operate.

Cayman Islands

The Company is incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Act of the Cayman Islands and, accordingly, is exempted from Cayman Islands income tax. As such, the Company is not subject to tax on income nor on capital gains. In addition, no withholding tax is imposed upon any payments of dividends by subsidiaries to the Company.

British Virgin Islands (“BVI”)

NEBU is incorporated in the BVI. Under the current laws of the BVI, NEBU is not subject to income or capital gains taxes. Additionally, dividend payments are not subject to withholding tax in the BVI.

Hong Kong

In accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income.

On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on March 28, 2018 and was gazetted on the following day. Under the two-tiered profits tax rates regime, the first HK$2,000,000 of estimated assessable profits of the qualifying group entity will be taxed at 8.25%, and estimated assessable profits above HK$2,000,000 will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

Internal Control over Financial Reporting

Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources to address our internal controls and procedures. While we believe that we currently have adequate internal control procedures in place, historically, in connection with the audits of our consolidated financial statements for the years ended February 28, 2025 and February 29, 2024, we identified material weaknesses in our internal control over financial reporting as well as other control deficiencies for the above-mentioned periods. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified related to (i) lack of formal internal control policies and internal independent supervision functions to establish a formal risk assessment process and internal control framework; and (ii) lack of accounting staff and resources with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements to design and implement formal period-end financial reporting policies and procedures to address complex U.S. GAAP technical accounting issues in accordance with U.S. GAAP and the SEC requirements. The Company continues to evaluate internal control over financial reporting as of the date of this prospectus. There has been no change in the internal control over financial reporting since the audit of consolidated financial statements for the years ended February 28, 2025 and February 29, 2024.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.

We have implemented a number of measures to address certain material weaknesses in our internal control over financial reporting, including: appointing independent directors, establishing an audit committee, and strengthening corporate governance, and arranging recurring training sessions for our accounting staff, particularly concerning U.S. GAAP standards and SEC reporting obligations, and we have plan to implement a number of measures to address the material weaknesses, including but not limited to: developing an overall internal control manual and recruiting additional accounting and financial personnel with proficiency in U.S. GAAP and experience in SEC reporting. If we are unable to remediate the material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. See “Risk Factors — Risks Related to Our Business and Industry — If we fail to implement and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our ADS may be materially and adversely affected.

Critical Accounting Polices and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. We continually evaluate these judgments and estimates based on our own experience, knowledge and assessment of current business and other conditions, and our expectations regarding the future based on available information and assumptions that we believe to be reasonable. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions. Our critical accounting policies include the following: (i) revenue recognition, (ii) expected credit losses. See “Note 2 — Summary of Significant Accounting Policies” to our consolidated financial statements for the disclosure of these accounting policies.

Critical accounting estimates are those estimates made in accordance with generally accepted accounting principles that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on the financial condition or results of operations of the Company. Providing qualitative and quantitative information necessary to understand the estimation uncertainty and the impact the critical accounting estimate has had or is reasonably likely to have on financial condition or results of operations to the extent the information is material and reasonably available. This information should include why each critical accounting estimate is subject to uncertainty and, to the extent the information is material and reasonably available, how much each estimate and/or assumption has changed over a relevant period, and the sensitivity of the reported amount to the methods, assumptions and estimates underlying its calculation.

We believe the following accounting estimate involve the most significant judgments used in the preparation of our financial statements: (1) expected credit losses. We evaluate this estimate and assumption on an ongoing basis. See “Note 2 — Summary of Significant Accounting Policies” to our consolidated financial statements for the disclosure of this accounting estimate.

Expected credit losses

We recorded allowances for credit losses to reserve for potentially uncollectible amounts related to our accounts receivable and other receivables. Our estimation process evaluates the collectability of these financial assets by considering historical collection trends, customer creditworthiness, current economic conditions, which involves significant management judgment and uncertainty due to the unpredictability of customer payment behavior and volatility in economic conditions, and expected future conditions. We assess credit risk across different customer groups and incorporate forward-looking factors, such as expected economic conditions, to ensure our estimates remain robust. For other receivables, we assess collectability on an individual basis, recording specific provisions when there is evidence that collection is unlikely. Because expected credit losses can vary substantially over time, estimating expected credit losses requires a number of assumptions about matters that are uncertain. For the years ended February 29, 2024 and February 28, 2025, no impairment losses were recognized.

BUSINESS

Overview

Our Company is an offshore holding company incorporated in the Cayman Islands without any material operations of its own. Our Company conducts its business operations through our Operating Entity. The Operating Entity commenced its operation in 2019 and is principally engaged in providing a family of social and entertainment-focused mobile applications, or apps, that are designed to facilitate app users’ engagement with a global community, promote communication across languages and cultures, and foster the establishment of meaningful relationships. Our Company, through the Operating Entity, aims to become a leading provider of social networking and interactive entertainment platforms.

We currently generate revenue from three revenue streams—advertising revenue, user recharge revenue, and other revenue. Advertising revenue is generated from third parties who pay to advertise on the Operating Entity’s app. User recharge revenue is generated from app users who pay for the function of online chat and premium features in connection with their app usage. Other revenue is generated from third parties who engage the Operating Entity for app interface and graphic design services on a project-by-project basis, which revenue has accounted for a relatively small percentage of the total revenue in each fiscal year reported in this prospectus. For the fiscal year ended February 28, 2025, we generated revenue of $11,572,003 and net income of $929,201. For the fiscal year ended February 29, 2024, we generated revenue of $11,013,790 and incurred a net loss of $591,534. For the fiscal years ended February 28, 2025 and February 29, 2024, the total number of users was approximately 5,350,174 and 4,648,696, respectively, among which the number of paying users that accessed app premium features was approximately 545,313 and 781,160, respectively. For the same fiscal years, the number of monthly active users (MAUs) was approximately 2,140,070 and 1,787,960, respectively, and the number of daily active users (DAUs) was approximately 449,415 and 352,228, respectively.

Industry Background

The Operating Entity mainly competes in the market for video-based social-networking platforms and we believe such market is competitive. According to Frost & Sullivan, whom the Operating Entity commissioned in May 2025 to produce the “Video-based Social Networking Platform Market – Independent Market Research Report” (the “F&S Report”), the global market size for video-based social-networking platforms increased from approximately $1,827.7 million in 2020 to approximately $2,479.5 million in 2024, representing a compound annual growth rate (“CAGR”) of approximately 7.9%. Such historical growth was mainly driven by an increase in online social interactions during the COVID-19 pandemic, broader availability of affordable mobile data, and early deployment of 4G and 5G networks in both developed and developing regions. Between 2025 and 2029, the global market size for video-based social-networking platforms is expected to continue to grow at a CAGR of approximately 5.7%, reaching approximately $3,302.1 million by 2029. Such projected growth is primarily driven by anticipated improvements in technological functionality and availability on a global scale, such as enhancements in smartphone performance, increasing adoption of 5G networks, integration of algorithms, artificial intelligence, and other advanced technologies, and developments in online payment systems.

The Operating Entity’s app users are mainly concentrated in India and Brazil. According to the F&S Report, (1) the Indian market size for video-based social-networking platforms increased from approximately $40.4 million in 2020 to approximately $50.5 million in 2024, representing a CAGR of approximately 5.7%, and is expected to grow at a CAGR of approximately 4.6% between 2025 and 2029, reaching approximately $62.1 million by 2029; and (2) the Brazilian market size for video-based social-networking platforms grew from approximately $23.7 million in 2020 to approximately $29.6 million in 2024, representing a CAGR of approximately 5.7%, and is expected to grow at a CAGR of approximately 4.4% between 2025 and 2029, reaching approximately $37.1 million by 2029.

While the market for video-based social-networking platforms is anticipated to grow, we believe market players also face various challenges, mainly arising from user data protection, maintenance of infrastructure performance, compliance with complex regulatory regimes, and intense competition from both established and new social platforms.

According to the F&S Report, major competitors in the market for video-based social-networking platforms include, but are not limited to, Milian Group, Bermuda Inc., TangoMe, Inc., Hyperconnect LLC, and Party Game Pte Ltd. As new competitors enter the market, we expect competition in this market will continue to be intense. The material entry barriers to this market include: (1) capital investments in software procurement, recruitment and training of professional staff, expenses incurred in daily operations, etc.; (2) technological proficiency in algorithm development and optimization, uploading, storage, processing, real-time transmission, moderation and review of digital content, maintenance and upgrading of system, server, bandwidth, and infrastructure that must be scalable and able to support a large volume of concurrent and seamless video calls; (3) challenges in app user acquisition and retention; and (4) regulatory barriers, due to the need to invest substantial time and resources to comply with complex data privacy laws and regulations, and to establish data protection mechanisms and user privacy policies.

Competitive Strengths

Industry Experience

The Operating Entity commenced its operation in 2019 and possesses over five years of dedicated experience in providing social and entertainment-focused apps. By offering products in international markets and attracting app users in India, Brazil, and other countries or regions, the Operating Entity’s management and personnel have accumulated cross-market operational expertise and professional knowledge to assist it in navigating complex and evolving market environments.

Product Innovation

The Operating Entity is committed to continuous product improvements and innovation, aiming to address the diverse needs of app users while sustaining market competitiveness and product vitality. For the fiscal years ended February 28, 2025 and February 29, 2024, we incurred research and development expenses of $310,164 and $279,797, respectively, representing an increase of approximately 10.9%. The Operating Entity considers product innovation and development to be critical to its future success. See “—Growth Strategies.”

Regulatory Compliance

The Operating Entity has established content moderation mechanisms, implemented technologies and engaged human review to mitigate risks of user misbehavior. The Operating Entity is dedicated to complying with applicable laws, regulations, and policies, minimizing legal and reputational exposure due to noncompliance, to foster a secure and healthy platform environment. As of the date of this prospectus, the Operating Entity has not received any notifications from government authorities or regulators regarding non-compliance with any applicable laws, regulations and policies.

Products and Services

Through the Operating Entity, we provide, operate and maintain a family of social and entertainment-focused apps, which include, but are not limited to, LivChat, BunchatLite, PeachU, Meeya, Meeya Lite, Jogan Pro, MeetClub, BakBak, UpChat, HoldU Pro, Timo, and RealCall. These apps are available and free to download from the Google Play Store. The Operating Entity’s apps have attracted users mainly in India and Brazil, as of the date of this prospectus.

The Operating Entity’s apps are designed to enable users to seek, engage and facilitate relationships with a global community outside of mainland China. On the Operating Entity’s apps, each user can input information about themselves and set up a profile, which can be customized based on various factors, such as location, interests, hobbies, values, relationship preferences, and personal characteristics. Based on each user’s preferences, app usage and interactive behaviors, the Operating Entity uses matching algorithms and artificial intelligence to recommend potential connections. When both users indicate mutual interest towards establishing a connection, a connection will be made. After an initial match is formed, users can make purchases to unlock chat features, communicate and interact with each other through instant messaging tools, translation tools, and other audio- and video-based communication tools. To customize the interactive experiences and increase the success in making meaningful connections, users can make in-app purchases and access additional premium features, such as initiating voice calls and video chats within the apps.

There are functional differences among the Operating Entity’s apps. For example, the majority of these apps, including LivChat, BunchatLite, PeachU, LivChat Pro, UpChat and HoldU Pro, support audio- and video-based communications, connection and matching as well as real-time translation. Meeya and Meeya Lite focus on dating experience. MeetClub is oriented toward interest-based communities. RealCall highlights the sound quality of audio communications. The Lite app version, including Bunchat Lite and Meeya Lite, is designed for low-spec mobile devices or users with data constraints. The Pro app version, including LivChat Pro and Jogan Pro, offers a broad range of functionalities, advanced filters and premium privileges for paying users.

The Operating Entity’s apps cater to various user preferences across geographic regions. For example, LivChat, Bunchat Lite, PeachU and LivChat Pro mainly serve Indian users. Meeya, Meeya Lite and Jogan Pro mainly attract Brazilian users. MeetClub, BakBak, UpChat, HoldU Pro, Timo and RealCall are used by multiple regions without a major concentration in any specific geographic area.

The development and operation of multiple apps serve strategic business purposes. First, they enable the Operating Entity to address diverse and niche user needs, thereby expanding the overall user base. Second, diverse product portfolio can reduce dependence on a single app and mitigate operational risk. Third, tailored solutions allow for a more optimized user experience, which enhances the Operating Entity’s competitiveness in the market. Finally, the presence of multiple apps creates additional monetization channels, contributing to increased overall revenue.

The Operating Entity’s apps are built with technology that addresses users’ needs and enables them to make connections smoothly. Key components of such technology include:

●	Translation. The integration of AI-powered machine translation technology enables text, audio and video translation and transcription and helps the Operating Entity’s app users connect with a global community of users seamlessly. When users speak different languages, the machine translation technology can transcribe the text, audio or video content and translate it into a desired language, enabling cross-cultural communications and bridging language barriers.

●	Matching Algorithm and Artificial Intelligence. The matching algorithm, which is independently developed by the Operating Entity, and AI are intended to connect appropriate users and facilitate desired relationships based on customized metrics, such as location, interests, hobbies, values and preferences. The matching algorithm and AI recommend a pool of users for potential matches and update the pool based on user profiles, behaviors and past interactions, promoting personalized social experiences for the app users.

●	Content Moderation. The Operating Entity implements AI-powered intelligent data analysis, content moderation technologies and human review to help mitigate risks of user misbehavior. The Operating Entity utilizes third-party tooling to enhance automated review capabilities, screen user information, and monitor illegal content and inauthentic app usage. The Operating Entity also encourages users to report inappropriate behavior or illegal content through in-app tools. These user reports and complaints are processed by the Operating Entity’s content moderation personnel.

●	Data Management. The Operating Entity relies on third-party infrastructure to provide and operate its apps. The Operating Entity enters into data privacy agreements with such third party to manage the collection, usage and security of user data. The Operating Entity has also devised procedures and controls designed to protect the integrity of user data.

The Operating Entity uses AI in app user matching, translation service and content moderation tools. The Operating Entity independently developed and owns the matching algorithm, which incurred research and development expenses. The Operating Entity relies on third parties to provide the translation service embedded in its apps and content moderation tools, which incurs costs relating to such usage of third parties’ products and services. To validate the algorithms in use, the Operating Entity generally takes the following measures. First, matching algorithm is validated through testing with historical data and user feedback to improve matching accuracy. Second, content moderation algorithm is supplemented with manual review to ensure accurate identification of violations. To mitigate algorithmic hallucinations, the Operating Entity attempts to (1) exercise strict control over the quality of data to improve authenticity and accuracy, reducing interference from irrelevant information, and (2) conduct random manual checks of algorithm-generated content to correct potential errors or unsupported information. For risks related to the use of AI, please see “Risk Factors — Risks Related to the Operating Entity’s Business — The Operating Entity uses artificial intelligence (AI) in its business, and challenges with properly managing its use could result in reputational harm, competitive harm, legal liability, and may adversely affect our results of operations.”

Business Model

We currently generate revenue from three revenue streams—advertising revenue, user recharge revenue, and other revenue.

Advertising revenue is generated by third parties who pay to advertise to the Operating Entity’s app users. For the fiscal years ended February 28, 2025 and February 29, 2024, our advertising revenue was $5,839,530 and $3,431,996, respectively, accounting for approximately 50.5% and 31.2% of the total revenue, respectively.

User recharge revenue is generated by the Operating Entity’s app users who pay for the function of the online chat or add-ons to access premium features within the Operating Entity’s apps. Such features include, but are not limited to, sending text messages to another user, initiating voice calls and video chats within the apps. Users may purchase prepaid access in social applications to enjoy premium app features. Once acquired, these prepaid rights are non-refundable and cannot be exchanged for cash. These prepaid rights should be consumed within a certain period of time and will automatically expire afterwards. For the fiscal years ended February 28, 2025 and February 29, 2024, our user recharge revenue was $4,962,352 and $7,577,256, respectively, accounting for approximately 42.88% and 68.80% of the total revenue, respectively.

Other revenue is primarily generated by the provision of app interface and graphic design services to third parties on a project-by-project basis. For the fiscal years ended February 28, 2025 and February 29, 2024, other revenue was $770,121 and $4,538, respectively, accounting for approximately 6.66% and 0.04% of the total revenue, respectively.

Our Customers

For the fiscal years ended February 28, 2025 and February 29, 2024, the Operating Entity’s revenues were mainly generated in Hong Kong, India, Singapore and Brazil. The following table sets forth the breakdown of our revenues by geographic location for the fiscal years ended February 28, 2025 and February 29, 2024, respectively:

Country/Region	For the year ended February 29, 2024 ($)*	For the year ended February 28, 2025 ($)*
Hong Kong	3,281,453	3,812,919
India	3,678,143	2,743,557
Singapore	-	2,510,887
Brazil	2,928,820	1,907,334
United States	338,859	349,561
Other	786,516	247,745
Total	11,013,790	11,572,003

Note:

*	Advertising revenue as included in the table is attributed to the location of the advertisers, not the location of the app users who view the advertisements.

For the fiscal year ended February 28, 2025, two customers independently accounted for more than 10% of our total revenue, accounting for approximately 28% and 16% of our total revenue, respectively. During such fiscal year, the Operating Entity provided app development services to its biggest customer pursuant to an agreement that expired in 2024, and which stipulated that the ad-supported app shall not infringe upon the intellectual property rights, ownership, privacy, or publicity rights of any third party. The Operating Entity was entitled to receive compensation based on the monetization results of the app it developed. The customer agreed to remit payment to the Operating Entity within 30 days of receiving a correct invoice, following the calculation and verification of the monetization results based on the number and frequency of ads displayed to users. The agreement was terminable by either party at any time, with or without cause, upon at least ten business days’ prior written notice, or with immediate effect if the other party committed a material breach and failed to remedy such breach within seven days of receiving written notice from the non-breaching party. The Operating Entity provided advertising services to the second biggest customer in the fiscal year ended February 28, 2025. Pursuant to the current agreement between the Operating Entity and the second biggest customer that will expire in December 2025, the Operating Entity is entitled to compensation based on monetization results, which results will be verified at the end of each month before the Operating Entity submits a payment request to the customer. The monetization results are calculated based on CPM (cost per mille). If the customer has reasonable grounds to believe that the Operating Entity has breached the agreement or that the Operating Entity’s activities have adversely affected the customer, the customer reserves the right to immediately suspend or terminate the Operating Entity’s services without prior notice. For the fiscal year ended February 29, 2024, one customer, to whom the Operating Entity provided advertising services, independently accounted for more than 10% of our total revenue, accounting for approximately 17% of our total revenue. None of the significant customers were our related parties.

For the fiscal years ended February 28, 2025 and February 29, 2024, the Operating Entity maintained stable relationships with substantially all the significant customers. If the Operating Entity loses any one significant customer, it might adversely affect its business operations in the short term, but we believe that the Operating Entity will be able to find a suitable replacement based on the market demand for advertising platforms and services. As such, we do not believe that the loss of any one customer would have an enduring material adverse impact on the Operating Entity’ business. See “Risk Factors — Risks Related to the Operating Entity’s Business — The Operating Entity’s business may rely on a few customers that account for more than 10% of its total revenue, and interruption in their operations may have an adverse effect on our financial condition and results of operations.”

Our Suppliers

The Operating Entity engages suppliers mainly to advertise the Operating Entity’s apps across internet and social media platforms, to enhance the ability to provide localized products and services in target markets, and to improve its technological capabilities.

For the fiscal year ended February 28, 2025, one supplier independently accounted for more than 10% of our total purchases, accounting for approximately 39% of our total purchases. For the fiscal year ended February 29, 2024, two suppliers independently accounted for more than 10% of our purchases, accounting for approximately 18% and 11% of our total purchases. None of the major suppliers were our related parties.

For the fiscal years ended February 28, 2025 and February 29, 2024, the Operating Entity maintained stable relationships with substantially all of its major suppliers. If the Operating Entity loses any one major supplier, we believe it will not have a material adverse impact on the Operating Entity’ business because of the low concentration and availability of suppliers. See “Risk Factors — Risks Related to the Operating Entity’s Business — The Operating Entity may be dependent on a limited number of suppliers and any disruption to the relationships with the major suppliers may have material adverse effects on the Operating Entity’s business.”

Growth Strategies

In order to maintain competitiveness in the marketplace, the Operating Entity plans to adopt the following growth strategies. Within the next three years from the date of this prospectus, the Operating Entity aims to (1) grow the app user base, by focusing on targeted geographic regions such as India and Brazil; and (2) optimize the existing product offerings and introduce new product features, such as virtual gatherings and online concerts within the apps, by continuing to invest in product innovation and development, and by continuously optimizing technologies and strengthening technical infrastructure.

Between three and five years from the date of this prospectus, the Operating Entity expects to (1) build online platforms that integrate social networking and entertainment, with additional monetization capabilities, such as enabling e-commerce functionality within the apps; and (2) upgrade social networking features of the apps, by introducing features such as metaverse-based social networking and creating virtual social spaces that allow users to interact in real time via avatars.

As of the date of this prospectus, the Operating Entity has not entered into any definitive agreements in connection with the above growth strategies. The capital investment funds for the Operating Entity’s growth strategies would come from third-party private equity and contributed capital from the shareholders, in addition to funds raised from this offering. The actual investments in the growth strategies may differ from the desired investments if this offering is unsuccessful.

Sales and Marketing

The Operating Entity utilizes multi-channel marketing programs to promote the business. The marketing programs are implemented mainly through (1) purchasing online advertising to increase the public awareness of the apps, such as launching advertising campaigns on online platforms and websites; and (2) engaging influencers and ambassadors to promote the Operating Entity’s apps. The Operating Entity designs the marketing programs based on their understanding of the current market needs, and updates the marketing strategies on a regular basis, to maximize its reach and engagement with the targeted users.

The Operating Entity offers a variety of promotional programs to attract and retain app users. These programs include discounts for first-time users, and rewards and incentives for users to learn how to use the apps.

Employees

The Operating Entity strives to attract, recruit, and retain talents through its compensation and benefit programs, as well as learning and career development opportunities. The Operating Entity has entered into employment agreements with each of its employees. The employment agreements typically contain confidentiality and non-compete clauses. The confidentiality provision generally provides that an employee has the duty to keep certain information confidential starting from the date the employee becomes aware of the information until the information has been fully disclosed to the public. The non-compete clause generally provides that the non-compete period covers the duration of employment. The Operating Entity did not experience any labor disputes in the reported fiscal years. None of the employees are represented by labor unions.

The operating entities had 8, 7, and 7 full-time employees as of February 28, 2025, February 29, 2024 and February 28, 2023, respectively. The Operating Entity did not employ any temporary or part-time employees in the last three fiscal years. The following table sets forth the numbers of employees categorized by function as of the date of this prospectus.

Function	Number
Administration	2
Sales and marketing	1
Technology	2
Product	3
Total	8

The following table sets forth the numbers of employees categorized by location as of the date of this prospectus.

Location	Number
Hong Kong	4
Mainland China	4
Total	8

Operating Lease Right-of-Use Assets

The Operating Entity leases space for its corporate offices. The following chart sets forth the location, approximate size, primary use, ownership status, and expiration date of the major properties in use as of the date of this prospectus.

Lessee	Location	Approximate Size in Square Meters	Primary Use	Ownership Status	Expiration Date
MOBCLICK TECHNOLOGY (HK) LIMITED	Beijing, China	217.7	Office	Lease	February 19, 2027
	Hong Kong	5.8	Commercial	Lease	March 31, 2026

The Operating Entity does not hold any title or interest in any other property or plants. We believe that the current facilities are adequate for the time being. The Operating Entity intends to renew all the leases in accordance with the current leases. There may be a need to secure additional office space as the Operating Entity grows its business.

Intellectual Property

As of the date of this prospectus, the Operating Entity has registered one domain name, being https://www.evonexus.co/, and has not registered any trademarks, copyrights, patents, or other intellectual property rights and does not have any pending intellectual property applications. The Operating Entity plans to submit applications for certain trademarks, copyrights, patents, or other intellectual property rights, with completion expected by August 2026. The Operating Entity has not been involved in any litigation or other claims related to any third party’s intellectual property rights.

Insurance

The Operating Entity maintains certain insurance policies to safeguard against risks and unexpected events. As of the date of this prospectus, the Operating Entity maintains commercial property and business interruption insurance. We intend to purchase and maintain directors and officers liability insurance for our directors and officers, which will become effective upon the completion of this offering. During the fiscal years ended February 28, 2025 and February 29, 2024, no material insurance claims have been made with respect to the Company’s business.

Litigation

From time to time, the Operating Entity may become a party to various legal or administrative proceedings arising in the ordinary course of its business, including actions with respect to intellectual property infringement, breach of contract, and labor and employment claims. As of the date of this prospectus, we are not a party to any material lawsuits, and we are not aware of any threats of lawsuits against us that are anticipated to have significant effects on our financial condition or profitability. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of resources, including management’s attention and resources.

Seasonality

The Operating Entity’s business is generally subject to seasonal fluctuations. The Operating Entity usually generates more revenue over the Christmas and New Year holidays. We believe that such seasonality is mainly because the Operating Entity’s app users have increased leisure time to use the apps during such holiday season.

Material contracts

In the preceding two years from the date of this prospectus, the Operating Entity entered into no material contracts, excluding the contracts entered into in the ordinary course of their business, other than as described in this prospectus.

REGULATIONS

Overview

Our operations are subject to various laws and regulations in Hong Kong where we operate. This section sets out summaries of certain aspects of Hong Kong laws and regulations which are relevant to the Operating Entity’s operations and business.

The Laws and Regulations Relating to Our Business and Operations in Hong Kong

Our operations are subject to various laws and regulations in Hong Kong where we operate. This section sets out summaries of certain aspects of Hong Kong laws and regulations which are relevant to the Operating Entity’s operations and business.

Business Registration

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) (the “BRO”) requires that every person carrying on any business shall make application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made or is deemed to be made under the BRO as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch, as the case may be.

Supply of Services

The Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong) (the “SOSO”) which aims to consolidate and amend the law with respect to the terms to be implied in contracts for the supply of services (including a contract for the supply of a service whether or not goods are also transferred or to be transferred, or bailed or to be bailed by way of hire under the contract) provides that:

(a)	where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill; and

(b)	where the supplier is acting in the course of a business, the time for service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time.

Where a supplier is dealing with a party to a contract for the supply of service who deals as a consumer, the supplier cannot, by reference to any contract term, exclude or restrict any liability of his arising under the contract by virtue of the SOSO. Otherwise, where any right, duty or liability would arise under a contract for the supply of a service by virtue of the SOSO, it may (subject to the Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong)) be negatived or varied by express agreement, or by the course of dealing between the parties, or by such usage as binds both parties to the contract.

Supply of Goods

The Sales of Goods Ordinance (Chapter 26 of the Laws of Hong Kong) (“SOGO”), which aims to codify the law relating to the sale of goods, provides that:

(a)	under Section 15, where there is a contract for the sale of goods by description, there is an implied condition that the goods shall correspond with the description;

(b)	under Section 16, where a seller sells goods in the course of a business, there is an implied condition that the goods supplied under the contract are of merchantable quality, except that there is no such condition (i) as regards defects specifically drawn to the buyer’s attention before the contract is made; or (ii) if the buyer examines the goods before the contract is made, as regards defects which examination ought to reveal; or (iii) if the contract is a contract for sale by sample, as regards defects which would have been apparent on a reasonable examination of the sample; and

(c)	under Section 17, where there is a contract for sale by sample, there are implied conditions that (i) the bulk shall correspond with the sample in quality, (ii) the buyer shall have a reasonable opportunity of comparing the bulk with the sample, and (iii) the goods shall be free from any defects, rendering them unmerchantable, which would not be apparent on reasonable examination of the sample.

Where any right, duty or liability arises under a contract of sale of goods by implication of law, it may (subject to the Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong)) be negatived or varied by express agreement, or by course of dealings between the parties, or by usage if the usage is such as to bind both parties to the contract.

Misrepresentation Ordinance (Chapter 284)

Misrepresentation Ordinance (Chapter 284) (the “MO”) of the Laws of Hong Kong governs situations where a party is induced to enter into a contract as a result of a false statement of fact or law, whether made fraudulently, negligently or innocently. Under the MO, a misrepresentation is an untrue statement made by one party to another prior to the formation of a contract, and which induces the other party to enter into the contract. If a misrepresentation is found to be fraudulent or negligent, the innocent party may be entitled to rescind the contract and/or claim damages. In the case of innocent misrepresentation, the court may award damages in lieu of rescission. Importantly, the right to rescind under the MO is not lost simply because the misrepresentation becomes a term of the contract or because the contract has been performed. The MO also provides that any term of a contract which seeks to exclude or restrict liability for misrepresentation is subject to the reasonableness test under the Control of Exemption Clauses Ordinance (Chapter 71).

The Trade Descriptions Ordinance (Chapter 362 of the Laws of Hong Kong) (the “TDO”)

Products sold in Hong Kong are subject to the TDO. The TDO was amended in July 2013 to expand the scope of certain provisions, including the prohibition of false trade description in respect of goods and services in the course of trade, prohibition on certain unfair trade practices and the introduction of a civil, compliance-based enforcement mechanism.

Section 2 of the TDO provides that a trade description (including fitness for purpose, performance and manufacturing details) which is false to a material degree; or though not false, is misleading, that is to say, likely to be taken for a trade description of a kind that would be false to a material degree, would be regarded as false trade description.

Section 7 of the TDO provides that it is an offence for any person, in the course of his trade or business, to apply a false trade description to any goods; or supply or offer to supply any goods to which a false trade description is applied. It is also an offence for any person to have in his possession for sale or for any purpose of trade or manufacture any goods to which a false trade description is applied.

To amount to a false trade description, the falsity of the trade descriptions has to be to a material degree. Trivial errors or discrepancies in trade descriptions would not constitute an offence. What constitutes a material degree will vary with the facts.

Sections 13E, 13F, 13G, 13H and 13I provide that a trader who engages in relation to a consumer in a commercial practice that (a) is a misleading omission; or (b) is aggressive; (c) constitutes bait advertising; (d) constitutes a bait and switch; or (e) constitutes wrongly accepting payment for a product, commits an offense.

Contravention of the prohibitions in the TDO is an offence, with a fine up to HK$500,000 and imprisonment up to five years. However, the TDO also empowers regulators with the ability to accept (and publish) written undertakings from businesses and individuals not to continue, repeat or engage in unfair trade practices in return of which regulators will not commence or continue investigations or proceedings relating to that matter. Regulators will also be empowered to seek an injunction against businesses and persons engaging in unfair trade practices or who have breached their undertakings.

As at the date of this prospectus, the Operating Entity has not been subject to any fine, penalty or prosecution in relation to the TDO.

The Competition Ordinance (Chapter 619 of the Laws of Hong Kong)

The Competition Ordinance came into full effect in Hong Kong on December 14, 2015, which prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting or distorting competition in Hong Kong. The key prohibitions include (i) prohibition of agreements between businesses which have the object or effect of preventing, restricting or distorting competition in Hong Kong; and (ii) prohibiting companies with a substantial degree of market power from abusing their power by engaging in conduct that has the object or effect of preventing, restricting or distorting competition in Hong Kong. The penalties for breaches of the Competition Ordinance include, but are not limited to, financial penalties of up to 10% of the total gross revenues obtained in Hong Kong for each year of infringement, up to a maximum of three years in which the contravention occurs.

As at the date of this prospectus, the Operating Entity has not been subject to any fine, penalty or prosecution in relation to the Competition Ordinance.

The Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) (the “IRO”)

The IRO imposes taxes on property, earnings and profits in Hong Kong. Pursuant to section 14(1) of the Inland Revenue Ordinance, profits tax shall be charged for each year of assessment on every person carrying on a trade, profession or business in Hong Kong in respect of his/her/its assessable profits arising in or derived from Hong Kong for that year from such trade, profession or business (excluding profits arising from the sale of capital assets). Section 51C of the IRO requires every person carrying on a trade, profession or business in Hong Kong to keep sufficient records of his/her/its income and expenditure and to retain such records for a period of not less than seven years. Failure to comply with section 51C of the IRO without reasonable excuse may subject an entity or person to a maximum fine of HK$100,000.

As at the date of this prospectus, the Operating Entity has not been subject to any fine, penalty or prosecution in relation to the IRO.

Hong Kong Profits Taxation

The two-tier profits tax rates system was introduced under the Inland Revenue (Amendment)(No.3) Ordinance 2018 (the “Ordinance”) of Hong Kong became effective for the assessment year 2018/2019. Under the two-tier profit tax rates regime, the profits tax rate for the first HKD 2 million of assessable profits of a corporation will be subject to the lowered tax rate, 8.25% while the remaining assessable profits will be subject to the legacy tax rate, 16.5%. The Ordinance only allows one entity within a group of “connected entities” is eligible for the two-tier tax rate benefit. An entity is a connected entity of another entity if (1) one of them has control over the other; (2) both of them are under the control (more than 50% of the issued share capital) of the same entity; (3) in the case of the first entity being a natural person carrying on a sole proprietorship business-the other entity is the same person carrying on another sole proprietorship business. Under the Ordinance, it is an entity’s election to nominate an entity that will be subject to the two-tier profits tax rate on its Profits Tax Return. The election is irrevocable.

Laws and Regulations relating to Cybercrime and Digital Communications

Section 161 of the Crimes Ordinance (Chapter 200 of the Laws of Hong Kong) criminalizes access to computer with criminal or dishonest intent, whereby any person who obtains access to a computer (a) with intent to commit an offence; (b) with a dishonest intent to deceive; (c) with a view to dishonest gain for himself or another; or (d) with a dishonest intent to cause loss to another, whether on the same occasion as he obtains such access or on any future occasion, commits an offence and is liable on conviction upon indictment to imprisonment for 5 years.

Section 27A of the Telecommunications Ordinance (Chapter 106 of the Laws of Hong Kong) criminalizes unauthorized access to a computer by telecommunications, whereby any person who, by telecommunications, knowingly causes a computer to perform any function to obtain unauthorized access to any program or data held in a computer commits an offence and is liable upon conviction to a fine of HK$25,000.

Control of Obscene and Indecent Articles Ordinance (Chapter 390 of the Laws of Hong Kong) regulates the contents made available on digital platforms. Subject to the defense provided in the Control of Obscene and Indecent Articles Ordinance, any person who publishes, possesses for the purpose of publication or imports for the purpose of the publication, any obscene article, whether or not he knows that it is an obscene article, commits an offence and is liable for a fine of HK$1 million and imprisonment for three years. Under the Control of Obscene and Indecent Articles Ordinance, it is also an offence to publish any indecent article without sealing such article in wrappers and displaying a notice as prescribed by the Control of Obscene and Indecent Articles Ordinance. Subject to the defense provided in the Control of Obscene and Indecent Articles Ordinance, it is also an offence to publish any indecent article to a person who is a juvenile, whether it is known that it is an indecent article or that such person is a juvenile. Such offences subjects an offender to a fine of HK$400,000 and imprisonment of 12 months on first conviction. A second or subsequent conviction will give rise to a fine of HK$800,000 and imprisonment of 12 months.

Laws and Regulations relating to Employment

Pursuant to the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (the “EO”), which came into full effect in Hong Kong on September 27, 1968, all employees covered by the EO are entitled to basic protection under the EO, including, but not limited to, payment of wages, restrictions on wages deductions and the granting of statutory holidays.

Pursuant to the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (the “MPFSO”), which came into full effect in Hong Kong on December 1, 2000, every employer of an employee covered by the MPFSO must take all practicable steps to ensure that the employee becomes a member of a registered Mandatory Provident Fund (“MPF”) scheme. An employer who, without reasonable excuse, fails to comply with such a requirement may face a fine and imprisonment. The MPFSO provides that an employer who is employing a relevant employee must, for each contribution period, from the employer’s own funds, contribute to the relevant MPF scheme the amount determined in accordance with the MPFSO.

Pursuant to the Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (the “ECO”), which came into full effect in Hong Kong on December 1, 1953, all applicable employers are required to take out insurance policies to cover their liabilities under the ECO and at common law for injuries at work in respect of all of their employees. An employer failing to do so may be liable to a fine and imprisonment.

Pursuant to the Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (the “MWO”), which came into full effect in Hong Kong on May 1, 2011, an employee covered by the MWO is entitled to be paid wages no less than the statutory minimum wage rate during the wage period. With effect from May 1, 2025, the statutory minimum hourly wage rate is HK$42.1. Failure to comply with the MWO constitutes an offence under EO.

Personal Data

The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”), as amended, supplemented or otherwise modified from time to time, places a statutory duty on data users to comply with the requirements of the six data protection principles contained in Schedule 1 to this ordinance. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes a data protection principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six data protection principles are:

●	Principle 1 — purpose and manner of collection of personal data;

●	Principle 2 — accuracy and duration of retention of personal data;

●	Principle 3 — use of personal data;

●	Principle 4 — security of personal data;

●	Principle 5 — information to be generally available; and

●	Principle 6 — access to personal data.

The PDPO also gives data subjects certain rights, inter alia:

●	the right to be informed of whether it is obligatory or voluntary for him/her to supply the data and the purpose for which the data is to be used;

●	the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject; and

●	the right to request access to and to request correction of his/her personal data.

Non-compliance with a data protection principle may lead to a complaint to the Privacy Commissioner for Personal Data. A claim for compensation may also be made by a data subject who suffers damage by reason of a contravention of a requirement under the PDPO.

Our Operating Entity is aware that in the conduct of its ordinary course of business, it may have to collect personal information and data of customers and/or their customers and users. Our Operating Entity takes reasonable and appropriate measures to protect this information and data from being accessed by unauthorized third parties. Our Operating Entity has adopted internal data privacy measures to minimize the risk in processing and handling such data, and to comply with applicable laws and regulations.

It is the internal control policy of our Operating Entity that it generally does not store any personal information and/or data of customers and their customers or users in its system unless the storage is on an as-needed basis. The personal information or data obtained by it is usually erased instantly once the services are provided.

Copyright and Intellectual Property

Pursuant to the Copyright Ordinance (Chapter 528 of the Laws of Hong Kong), a person may incur civil liability for “secondary infringement” if that person possesses, sells, distributes or deals with a copy of a work which is, and which he knows or has reason to believe to be, an infringing copy of the work for the purposes of or in the course of any trade or business without the consent of the copyright owner. The Copyright Ordinance also imposes criminal liability which provides, among other things, that a person commits an offence if he, without the license of the copyright owner of a copyright work, makes for sale or hire an infringing copy of the work or possesses an infringing copy of the work with a view to its being, amongst others, sold or let for hire by any person for the purpose of or in the course of that trade or business. It also imposes criminal liability against copying service business when a person, for the purpose of or in the course of a copying service business, possesses a reprographic copy of a copyright work as published in a book, magazine or periodical, being a copy that is an infringing copy of the copyright work.

Pursuant to the Trademarks Ordinance (Chapter 559 of the Laws of Hong Kong), trademarks must be registered with the Trade Marks Registry of the Intellectual Property Department under the Trade Marks Ordinance and the Trade Marks Rules (Chapter 559A of the Laws of Hong Kong) in order to enjoy protection by the laws of Hong Kong. Trademarks registered in other countries or regions are not automatically entitled to protection in Hong Kong. The owner of a registered trademark is entitled to the rights provided by the Trademarks Ordinance and is conferred exclusive rights in the trade mark. Any use of the trademark by third parties without the consent of the registered owner is an infringement of the trade mark.

MANAGEMENT

Set forth below is information concerning our directors, director appointees, and executive officers. The following individuals are our executive management and members of the board of directors.

Name	Age	Position(s)
Chong Li	30	Director, Chairman of the Board of Directors, Chief Executive Officer
Liu Liu	33	Chief Financial Officer and Director
Zhenguo Wu*	39	Independent Director Appointee
Yanxian Chen*	33	Independent Director Appointee
Lei Gu*	46	Independent Director Appointee

*	This person has been appointed as our independent director, whose appointment will become effective upon the effectiveness of our registration statement of which this prospectus forms a part.

The following is a brief biography of each of our executive officers, directors, and director appointees:

Mr. Chong Li has served as our Director, Chairman of the Board of Directors, and Chief Executive Officer since July 2025. Since November 2019, Mr. Li has served as the General Manager of Operations at our Operating Entity, where he is responsible for overseeing strategic planning and brand partnerships for short video social platforms. From September 2018 to November 2019, he held the position of Operations Director at Beijing Sanhe Xingyuan Technology Co., Ltd., leading cross-platform operational strategies and optimizing the monetization of video content. Prior to that, from June 2018 to September 2018, he was the Operations Manager at Shanghai Hexu Information Technology Co., Ltd., where he focused on refining educational product strategies, curriculum development, and digital teaching processes to enhance user experience. Mr. Li obtained a Bachelor’s degree in Internet of Things Engineering from Henan University of Science and Technology in 2018.

Ms. Liu Liu has served as our Chief Financial Officer and our Director since September 2025. In December 2022, Ms. Liu joined our Operating Entity as the senior manager of the finance department, assisting with financial planning, financial reporting and operational finance. From July 2015 to December 2022, Ms. Liu served as a senior manager at BDO China Shu Lun Pan CPAs, leading audits, financing planning and compliance projects. Ms. Liu received her Bachelor’s degree in Accounting from Shandong Technology and Business University in China.

Mr. Zhenguo Wu will serve as our independent director upon effectiveness of the registration statement of which this prospectus forms a part. He has served as an Independent Director at WORK Medical Technology Group Ltd. (Nasdaq: WOK) since January 2025. In April 2025, he co-founded Hubei Kunpeng Zhixing Technology Co., Ltd., where he currently holds the positions of Vice President, Chief Financial Officer, and Board Secretary. Between January 2025 and April 2025, Mr. Wu also served as Board Secretary at Qingdao Hongri Automotive Technology Co., Ltd., overseeing the company’s Nasdaq listing. In December 2024, Mr. Wu joined Watson & Band Law Offices as a lawyer specializing in capital markets legal advisory. From April 2021 to November 2024, he was Board Secretary and General Counsel at Xuhang Holdings Ltd. Prior to that, from October 2015 to February 2021, he was a Senior Vice President in the Investment Banking Division at Shenwan Hongyuan Securities Underwriting and Sponsoring Co., Ltd. From November 2012 to October 2015, he worked at JunZeJun (Shanghai) Law Offices, where he specialized as a lawyer in the Capital Markets Department. Mr. Wu obtained a Master’s degree in law from East China University of Political Science and Law in 2013 and a Bachelor’s degree in English from Tangshan Normal University in 2010.

Mr. Yanxian Chen will serve as our independent director upon effectiveness of the registration statement of which this prospectus forms a part. He is the Founder and Chief Executive Officer of Beijing Mingce Zhishu Technology Co., Ltd. since 2019, where he established a data-driven intelligent decision-making platform and spearheaded the development of various mobile products (C-end tools, B-end middle platform, and SaaS risk control solutions). From October 2018 to December 2019, he served as the General Manager of the Business Division at Boneng Holdings Co., Ltd., where he developed financing platforms, integrated core data, and created receivables financial products. From December 2017 to October 2018, he was the General Manager of Risk Control at Qianbang (Beijing) Financial Information Services Co., Ltd., where he designed a risk control system and tailored strategies for different customer segments. Mr. Chen holds a Master’s degree in Finance from University of California, Riverside in 2015, and a Bachelor’s degree in Finance from Emergency Management University in 2013.

Mr. Lei Gu will serve as our independent director upon effectiveness of the registration statement of which this prospectus forms a part. Mr. Gu is the Chief Executive Officer of Beijing Huofeng Interactive Technology Co., Ltd. since December 2018, focusing on mobile game and smart tool development. From January 2016 to December 2018, he was a Senior Vice President at Beijing Huaqing Feiyang Network Co., Ltd. (NEEQ: 834195), overseeing mobile game development and global distribution. Prior to that, from January 2005 to December 2014, he served as the Chief Technology Officer at Renren Inc. (now Moatable) (NYSE: MTBL, formerly NYSE: RENN), leading the development of the first large-scale commercial Flash-based online and mobile games and driving global market expansion and playing a key role in early development of P2P video live streaming and on-demand systems. Mr. Gu completed his undergraduate and doctoral studies in the Department of Computer Science and Technology at Tsinghua University in 2008.

Pursuant to our Articles of Association, there shall be no maximum number of directors unless otherwise determined from time to time by the shareholders in a general meeting. Unless removed or re-appointed, each director shall hold office until the expiration of his term, or his resignation from the board of directors, or until his successor shall have been elected and qualified. At any annual general meeting held, our directors will be elected by a majority vote of shareholders eligible to vote at that meeting.

For additional information, see “Description of Share Capital.”

Family Relationships

None of the directors, director appointees or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors, director appointees or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Foreign Private Issuer Status

Our Company will be considered a “foreign private issuer” under U.S. securities laws and Nasdaq listing rules. Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as our Company, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. Upon completion of this offering, we intend to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq in respect of the following:

(1)	the requirement under Section 5605(b)(2) of Nasdaq listing rules that the independent directors have regularly scheduled meetings with only the independent directors present; and

(2)	the requirements under Section 5635 of Nasdaq listing rules as follows: (i) Section 5635(a) which sets forth the circumstances under which shareholder approval is required prior to an issuance of securities of the Company in connection with the acquisition of the stock or assets of another company; (ii) Section 5635(b) which sets forth the circumstances under which shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company; (iii) Section 5635(c) which sets forth the circumstances under which shareholder approval is required prior to an issuance of securities of the Company in connection with certain equity-based compensation of officers, directors, employees or consultants; and (iv) Section 5635(d) which sets forth the circumstances under which shareholder approval is required prior to an issuance of securities, other than in a public offering, equal to 20% or more of the common stock or 20% or more of the voting power outstanding at a price less than the lower of: (x) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (y) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement.

Cayman Islands law does not require the Company to follow or comply with the requirements of Section 5605(b)(2) and Section 5635 of Nasdaq listing rules.

The Company intends to avail itself of these exemptions. Therefore, for as long as the Company remains a “foreign private issuer,” the Company will not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. If at any time the Company ceases to be a “foreign private issuer” under the rules of Nasdaq, the Company may avail itself of the “controlled company” exception to Nasdaq’s rules. See “Risk Factors – Risks Related to Our Class A Ordinary Shares and This Offering – As a company incorporated in the Cayman Islands, our Company is permitted to, and will, adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if our Company complied fully with corporate governance listing standards.”

Controlled Company

Following the completion of this offering, our largest shareholder, COCO, which is 100% owned by Mr. Chong Li, our Director, Chairman of the Board of Directors, and Chief Executive Officer, will beneficially own 14,175,000 Class B Ordinary Shares, representing approximately 92.55% of the aggregate voting power of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares as a group assuming no exercise of the over-allotment option, or approximately 92.46% assuming full exercise of the over-allotment option. As a result, we will be deemed to be a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

●	the requirement that our director nominees be selected or recommended solely by independent directors; and

●	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not currently intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed to be a controlled company, we may elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Risk Factors – Risks Related to Our Class A Ordinary Shares and This Offering – Since we are a ‘controlled company’ within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.”

In the event that we cease to be a “foreign private issuer” under the rules of Nasdaq and cease to be a “controlled company” and our Class A Ordinary Shares continue to be listed on Nasdaq, the Company’s board of directors will take all action necessary to comply with the corporate governance rules of Nasdaq.

Notwithstanding the Company’s status as a foreign private issuer or a controlled company, the Company will remain subject to the corporate governance standard of Nasdaq that requires the Company to have an audit committee with at least three independent directors as well as composed entirely of independent directors, where at least one of the independent directors qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq rule.

Board of Directors

Our board of directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with us is required to declare the nature of his interest at a meeting of our directors in accordance with our Articles of Association. Subject to any requirement for audit committee approval under applicable law or the listing rules of the Company’s designated stock exchange, and unless disqualified by the chairman of the relevant board meeting, a director may vote with respect to any contract, proposed contract or arrangement notwithstanding that he or she may be interested therein, and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration. Our directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whenever outright or as security for any debt, liability or obligation of our company or of any third party.

Qualification

There is currently no shareholding qualification for directors.

Insider Participation Concerning Executive Compensation

Mr. Chong Li, our Director, Chairman of the Board of Directors and Chief Executive Officer, has made and will continue to make determinations regarding executive officer compensation until independent directors are appointed to the board of directors.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Zhenguo Wu, Yanxian Chen, and Lei Gu. Zhenguo Wu will be the chairman of our audit committee. We have determined that Zhenguo Wu, Yanxian Chen, and Lei Gu satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Zhenguo Wu qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing any audit problems or difficulties and management’s response with the independent auditors;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Zhenguo Wu, Yanxian Chen, and Lei Gu. Yanxian Chen will be the chairman of our compensation committee. We have determined that Zhenguo Wu, Yanxian Chen, and Lei Gu satisfy the “independence” requirements of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10C-1 under the Securities Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans; and

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Zhenguo Wu, Yanxian Chen, and Lei Gu. Lei Gu will be the chairperson of our nominating and corporate governance committee. Zhenguo Wu, Yanxian Chen, and Lei Gu satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors have fiduciary duties to act honestly in good faith to be in our best interests, a duty not to make a profit based on his position as director, a duty not to put himself in a position where the interests of the Company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. Our directors also owe to our company a duty to act with skill, care and diligence. In fulfilling their duty of care to us, our directors must ensure compliance with our Memorandum and Articles of Association.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares in our company, including the registration of such shares in our register of members.

Terms of Directors and Executive Officers

Our directors may be elected by a majority of votes of our board of directors present and voting at a board meeting, or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office unless otherwise agreed between us and the directors. A director may be removed from office by an ordinary resolution of our shareholders. A director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies, or is found to be or becomes of unsound mind, (iii) resigns his or her office by notice in writing to the company, (iv) is prohibited by law from being a director, or (v) ceases to be a director by virtue of any provision of the applicable laws of the Cayman Islands or is removed from the office pursuant to our Articles of Association.

All of our executive officers are appointed by and serve at the discretion of our board of directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specific time period. We may terminate employment for cause for certain acts of executive officers, such as commission of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, or severe neglect of his or her duties. We may also terminate an executive officer’s employment without cause upon a one-month advance written notice. An executive officer may resign anytime with a one-month advance written notice.

Each executive officer has agreed to hold, during his or her employment and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our customers or prospective customers, or the confidential or proprietary information of any third-party received by us and for which we have confidential obligations.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such person in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

During the fiscal year ended February 28, 2025, we paid an aggregate of $79,905 as compensation to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers, except that our Operating Entity is required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, and other statutory benefits and a housing provident fund under PRC laws.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Class A Ordinary Shares offered in this offering for:

●	each of our directors, director appointees and executive officers (individually and as a group); and

●	each person known to us to own beneficially 5.0% or more of our Class A Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 20,825,000 Class A Ordinary Shares and 14,175,000 Class B Ordinary Shares outstanding as of the date of this prospectus.

The percentage of Class A Ordinary Shares beneficially owned after the offering is based on 22,825,000 Class A Ordinary Shares outstanding following the sale of 2,000,000 Class A Ordinary Shares, assuming no exercise of the over-allotment option by the underwriter. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of our Class A Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Class A Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of this prospectus, we have 10 shareholders of record, none of which are located in the United States. All of our officers, directors and 5% or greater shareholders will be subject to lock-up agreements. See “Shares Eligible For Future Sale — Lock-Up Agreements.”

	Prior to this Offering					After this Offering
	Class A Ordinary Shares Beneficially Owned		Class B Ordinary Shares Beneficially Owned		Voting Power*	Class A Ordinary Shares Beneficially Owned		Class B Ordinary Shares Beneficially Owned		Voting Power*
	Number	%	Number	%	%	Number	%	Number	%	%
Directors and Executive Officers(1):
Chong Li(2)	—	—	14,175,000	100	93.16	—	—	14,175,000	100	92.55
Liu Liu(3)	—	—	—		—	—	—	—	—	—
Zhenguo Wu(4)	—	—	—		—	—	—	—	—	—
Yanxian Chen(4)	—	—	—		—	—	—	—	—	—
Lei Gu(4)	—	—	—		—	—	—	—	—	—
All directors and executive officers as a group (five individuals):	—	—	14,175,000	100	93.16	—	—	14,175,000	100

5% Shareholders:
COCO(2)	—	—	14,175,000	100	93.16	—	—	14,175,000	100	92.55
NovaTech Group Limited(5)	4,550,000	21.85	—	—	1.50	4,550,000	19.93	—	—	1.49
AegisTech Group Limited(6)	4,287,500	20.59	—	—	1.41	4,287,500	18.78	—	—	1.40
Lumiara Limited(7)	3,570,000	17.14	—	—	1.17	3,570,000	15.64	—	—	1.17
Tser Group Limited(8)	1,680,000	8.07	—	—	*	1,680,000	7.36	—	—	*
RaptorTech Innovations LTD(9)	1,662,500	7.98	—	—	*	1,662,500	7.28	—	—	*
Galaxy Innovations LTD(10)	1,575,000	7.56	—	—	*	1,575,000	6.90	—	—	*
Gracenex Limited(11)	1,225,000	5.88	—	—	*	1,225,000	5.37	—	—	*
Tesserion Limited(12)	1,155,000	5.55	—	—	*	1,155,000	5.06	—	—	*
Velatrix Limited(13)	1,120,000	5.38	—	—	*	1,120,000	4.91	—	—	*

*	Less than 1%

(1)	The business address of our directors and executive officers is Unit 56 of Factory A on 5th Floor Union Hing Yip Factory Building, No. 20 Hing Yip Street, Kwun Tong, Hong Kong.

(2)	Mr. Chong Li is our Director, Chairman of the Board of Directors, and Chief Executive Officer. He is also the 100% owner of COCO, which holds directly 14,175,000 Class B Ordinary Shares. The registered address of COCO is Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Vergin Island.

(3)	Chief Financial Officer.

(4)	Independent Director appointee.

(5)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 4,550,000 Class A Ordinary Shares held by NovaTech Group Limited, a British Virgin Islands company, which is 100% owned by Mr. Feidan Peng, with the business address of Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Vergin Island.

(6)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 4,287,500 Class A Ordinary Shares held by AegisTech Group Limited, a British Virgin Islands company, which is 100% owned by Ms. Yanfang Li, with the business address of Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Vergin Island.

(7)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 3,570,000 Class A Ordinary Shares held by Lumiara Limited, a British Virgin Islands company, which is 100% owned by Mr. Zhijiao Zhao, with the business address of Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Vergin Island.

(8)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 1,680,000 Class A Ordinary Shares held by Tser Group Limited, a British Virgin Islands company, which is 100% owned by Mr. Qingjun Xie, with the business address of Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Vergin Island.

(9)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 1,662,500 Class A Ordinary Shares held by RaptorTech Innovations LTD, a British Virgin Islands company, which is 100% owned by Mr. Jinyong Zhang, with the business address of Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Vergin Island.

(10)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 1,575,000 Class A Ordinary Shares held by Galaxy Innovations LTD, a British Virgin Islands company, which is 100% owned by Ms. Shoumei Jiang, with the business address of Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Vergin Island.

(11)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 1,225,000 Class A Ordinary Shares held by Gracenex Limited, a British Virgin Islands company, which is 100% owned by Mr. Guangzhi Guan, with the business address of Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Vergin Island.

(12)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 1,155,000 Class A Ordinary Shares held by Tesserion Limited, a British Virgin Islands company, which is 100% owned by Ms. Wee Tin Tan, with the business address of Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Vergin Island.

(13)	The number of Class A Ordinary Shares beneficially owned prior to this offering represents 1,120,000 Class A Ordinary Shares held by Velatrix Limited, a British Virgin Islands company, which is 100% owned by Mr. Wee Kiat Tan, with the business address of Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Vergin Island.

As of the date of this prospectus, none of our outstanding Class A Ordinary Shares are held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Employment Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our Memorandum of Association and Articles of Association, as amended, restated or restated from time to time, and the Companies Act (as Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our company’s authorized share capital is US$50,000 divided into 400,000,000 Class A Ordinary Shares and 100,000,000 Class B Ordinary Shares. As of the date of this prospectus, 20,825,000 Class A Ordinary Shares and 14,175,000 Class B Ordinary Shares are issued and outstanding. Immediately upon the completion of this offering, assuming no exercise of the over-allotment option by the underwriters, there will be 22,825,000 Class A Ordinary Shares issued and outstanding (or 23,125,000 Class A Ordinary Shares if the underwriter exercises the over-allotment option to purchase additional Class A Ordinary Shares in full) and 14,175,000 Class B Ordinary Shares issued and outstanding.

Our Memorandum and Articles of Association

The following are summaries of material provisions of our Memorandum and Articles of Association and of the Companies Act, insofar as they relate to the material terms of our Class A Ordinary Shares and Class B Ordinary Shares. The summaries do not purport to be complete and are qualified in their entirety by reference to our Memorandum and Articles of Association, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Objects of Our Company. Under our Memorandum and Articles of Association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Class A and Class B Ordinary Shares. Our Class A and Class B Ordinary Shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non- residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our Articles of Association provide that dividends may be out of any funds of the Company lawfully available for distribution. Dividends may also be declared and paid out of a share premium account or any other fund or account which can be authorized for this purpose subject to the restrictions of the Companies Act, provided that in no circumstances may we pay a dividend out of a share premium account if, following the date on which the dividend is proposed to be paid, our company would be unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Any action required or permitted to be taken by the shareholders must be taken at a duly called and quorate annual or extraordinary general meeting of the shareholders entitled to vote on such action, or in lieu of a general meeting, be effected by a resolution in writing. On a poll, each shareholder is entitled to one (1) vote for each Class A Ordinary Share, and twenty (20) votes for each Class B Ordinary Share, both voting together as a single class, on all matters that require a shareholder’s vote.

A quorum required for a meeting of shareholders consists of one or more shareholders present and holding at least one third majority of the number of paid up Class A Ordinary Shares and Class B Ordinary Shares of our company present in person or by proxy. Shareholders may be present in person or by proxy or, if the shareholder is a legal entity, by its duly authorized representative. Shareholders’ meetings may be convened by our board of directors on its own initiative or upon a written requisition by any one or more shareholder(s) entitled to attend and vote at general shareholders’ meetings of our company holding not less than 10% of the number of our paid up Class A Ordinary Shares and Class B Ordinary Shares deposited at the registered office of our company. Advance notice of at least seven days is required for the convening of our annual general shareholders’ meeting and any other general shareholders’ meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires, where a poll is taken, the affirmative vote of a simple majority of the votes attaching to the Class A Ordinary Shares and Class B Ordinary Shares cast at a meeting, while a special resolution requires, where a poll is taken, the affirmative vote of not less than two-thirds of the votes attaching to the Class A Ordinary Shares and Class B Ordinary Shares cast at a meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. A special resolution will be required for important matters such as a change of company name or making amendments to our Memorandum of Association or Articles of Association. Holders of the Class A Ordinary Shares and Class B Ordinary Shares may, among other things, subdivide or consolidate their shares by passing of an ordinary resolution.

Conversion. Each fully paid Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Share into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to our Memorandum and Articles of Association shall be effected by way of a re-designation and re-classification of each relevant Class B Ordinary Share as a Class A Ordinary Share, or a repurchase of each relevant Class B Ordinary Share for cancellation and an allotment and issuance of new Class A Ordinary Shares. Any future issuances of Class B Ordinary Shares may be dilutive to holders of Class A Ordinary Shares. The conversion of Class B Ordinary Shares might have an impact on holders of Class A Ordinary Shares, including dilution and reduction in the aggregate voting power of holders of Class A Ordinary Shares, as well as the potential increase in the relative voting power if any holder of Class B Ordinary Shares retains its shares.

Election of directors. Directors may be appointed by an ordinary resolution of our shareholders or by a resolution of the directors of the Company.

At each annual general meeting (if any), one-third of the directors for the time being, or, if their number is not three or a multiple of three, then the number nearest to but not less than one-third, shall retire from office by rotation provided that every director (including those appointed for a specific term) shall be subject to retirement by rotation at least once every three years. A retiring director shall be eligible for re-election. The Company at the general meeting at which a director retires may fill the vacated office. The directors to retire by rotation shall include (so far as necessary to obtain the number required) any director who wishes to retire and not to offer himself for re-election. Any director who has not been subject to retirement by rotation in the three years preceding the annual general meeting shall retire by rotation at such annual general meeting. Any further directors so to retire shall be those who have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot. If at any general meeting at which an election of directors ought to take place, the places of the retiring directors are not filled, the retiring directors or such of them as have not had their places filled shall be deemed to have been re-elected and shall, if willing, continue in office until the next annual general meeting and so on from year to year until their places are filled, unless: (a) it shall be determined at such meeting to reduce the number of directors; or (b) it is expressly resolved at such meeting not to fill such vacated offices; or (c) in any such case the resolution for re-election of a director is put to the meeting and lost; or (d) such director has given notice in writing to the Company that he is not willing to be re-elected.

Meetings of directors. At any meeting of directors, a quorum will be present if two directors are present, unless otherwise fixed by the directors. If there is a sole director, that director shall be a quorum. A director represented by an alternate director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors who consent in writing by all of the directors.

Transfer of Class A Ordinary Shares and Class B Ordinary Shares. Subject to our Articles of Association relating to the transfer of Class A Ordinary Shares and Class B Ordinary Shares and provided that such transfer complies with the applicable rules of the SEC, the Nasdaq and federal and state securities laws of the United States, our shareholders may transfer all or any of his or her Class A Ordinary Shares and Class B Ordinary Shares by an instrument of transfer in a common form or any other form prescribed by the Nasdaq or otherwise approved by our board of directors. Only our Class A Ordinary Shares will be listed on Nasdaq.

Subject to any applicable rules of any stock exchange, our board of directors may, in its absolute discretion, decline to register any transfer of any Class A Ordinary Shares and Class B Ordinary Share whether or not it is fully paid up without assigning any reason for doing so.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to the transferee a notice of such refusal.

Subject to any applicable rules of any stock exchange, the registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation rights. If we are wound up, the shareholders may, subject to the Articles of Association and any other sanction required by the Companies Act, pass an ordinary resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to set such value to any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees upon such trusts for the benefit of contributories as the liquidator shall think fit.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Shares. The Companies Act and our Articles of Association permit us to purchase, redeem or otherwise acquire our own shares, subject to certain restrictions and requirements under the Companies Act, our Memorandum and Articles of Association and any applicable requirements imposed from time to time by the Nasdaq, the SEC. In accordance with our Articles of Association, we may issue shares, with the sanction of a special resolution passed by the shareholders, be issued on terms that are, or at the option of our company or the holder is liable, to be redeemed. Under the Companies Act, the repurchase of any share may be paid out of our company’s profits, out of our share premium account or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or, if authorized by our Articles of Association and subject to the Companies Act, out of capital. If the repurchase proceeds are paid out of our company’s capital, our company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be repurchased (1) unless it is fully paid up, (2) if such repurchase would result in there no longer be any issued shares of our company (other than shares held as treasury shares), and (3) unless the manner of repurchase (if not so authorized under the Memorandum and Articles of Association) has first been authorized by a resolution of our shareholders. Under the Articles of Association, our company may repurchase its own shares in such manner and on such terms as the directors may agree with the relevant shareholder, and may make a payment in respect of the purchase of its own shares in any manner permitted by the Companies Act. In addition, and pursuant to the Companies Act and the Articles of Association, the directors may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in no issued shares of our company (other than shares held as treasury shares).

Variations of Rights of Shares. The rights attaching to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class or series present in person or by proxy and entitled to vote at a separate meeting of the holders of the shares of the class or series.

Changes in the number of shares we are authorized to issue and those in issue. We may from time to time by an ordinary resolution passed by our shareholders:

●	increase or reduce (by cancellation of shares that have not been taken or agreed to be taken by any person) the authorized share capital of our company;

●	subdivide our authorized and issued shares into a larger number of shares; and

●	consolidate our authorized and issued shares into a smaller number of shares.

Issuance of Additional Shares. Our Memorandum and Articles of Association authorize our board of directors to issue additional Class A Ordinary Shares and Class B Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Inspection of Books and Records. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Preferred Shares. As at the date of this prospectus, we do not have any preferred shares authorized, issued or outstanding.

Exempted Company

We are an exempted company incorporated with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts trade or business outside of the Cayman Islands or in furtherance of the business of the exempted company carried on outside of the Cayman Islands, may apply to be registered as an exempted company. The requirements for an exempted company are similar to an ordinary company except that, for an exempted company that does not hold a license to carry on business in the Cayman Islands:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not required to be open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company that is not listed on the Cayman Islands Stock Exchange is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

●	an exempted company may issue shares without nominal or par value;

●	an exempted company may not issue negotiable shares, and shares shall be transferred only on the books of such company;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are given for 20 or 30 years);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as an exempted limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to comply with Nasdaq rules in lieu of following home country practice after the closing of this offering. See “Management – Foreign Private Issuer Status.”

Differences in Corporate Law

The Companies Act is derived, to a large extent, from that of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with, among other documents, a declaration as to the solvency of the consolidated or surviving company, a declaration of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders if a copy of the plan of merger is given to every shareholder of each subsidiary company to be merged unless that shareholder agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by the Grand Court of the Cayman Islands upon application of the constituent company that has issued the security.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except to be paid the fair value of that person’s shares, to participate in all proceedings until such dissenter’s determination of fair value is reached, and the right to obtain relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement. Any such arrangement must be approved by (a) a majority in number of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made and who must, in addition, represent seventy-five percent in value of the creditors or each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting convened for that purpose, or (b) seventy-five percent in value of the shareholders or each class of shareholders, as the case may be, with whom the arrangement is to be made that are present and voting either in person or by proxy at a meeting convened for that purpose, as applicable. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the court’s directions and the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% in value of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v.

Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholder;

●	an irregularity in the passing of a resolution which requires a qualified majority;

●	an act purporting to abridge or abolish the individual rights of a member; and

●	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court of the Cayman Islands may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association permit indemnification of our directors and officers for costs, losses, damages and expenses incurred in their capacities as such unless such losses or damages arise from actual fraud or willful default or as otherwise required by law. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we plan to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes duties to the company that include a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill, care and diligence. English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles of Association provide that, on the written requisition of any one or more shareholder(s) who hold not less than 10 percent in the number of paid up Class A Ordinary Shares and Class B Ordinary Shares of our company deposited at the registered office of our company, our board of directors shall convene a general meeting of our shareholders and put the resolutions so requisitioned to a vote at such meeting. However, our Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, any of our directors may be removed by an ordinary resolution of our shareholders. The office of a director of our company shall also be vacated if the director becomes bankrupt or makes any arrangement or composition with his creditors, is found to be or becomes of unsound mind, or resigns his office by notice in writing to our company.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target corporation’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally.

The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, our company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its shareholders or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its shareholders. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, the rights attached to any class or series of shares may, unless otherwise provided in the Articles of Association or the terms of issue of the shares of that class or series, be varied or abrogated with the consent in writing of the holders of two-thirds of the issued shares of that class or series, or with the sanction of a resolution passed by at least a two-thirds majority of the shares of that class or series present in person or by proxy and entitled to vote at a separate meeting of the holders of the class or series.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act, our Memorandum and Articles of Association may be altered or amended by a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Powers to Issue Shares

Under our Memorandum and Articles of Association, subject to any applicable provisions in our Memorandum, and without prejudice to any special rights previously conferred on the holders of existing shares, any share of our company may be issued with such preferred, deferred, or other special rights, or such restrictions, whether in regard to dividend, voting, return of share capital or otherwise, as our company may from time to time by special resolution determine, and subject to the Companies Act, any share of our company may, with the sanction of a special resolution, be issued on the terms that it is, or at the option of the Company or the holder is liable, to be redeemed.

Subject as otherwise provided in our Articles of Association, all shares for the time being and from time to time unissued shall be under the control of our board of directors, and may be re-designated, allotted, issued or otherwise disposed of in such manner, to such persons and on such terms as our board of directors, in their absolute discretion, may think fit. Our directors may issue shares in separate classes and may issue shares of any class in different series.

History of Securities Issuances

The following is a summary of our securities issuances since our incorporation on May 6, 2025:

At the time of the incorporation of the Company, the Company had 35,000,000 ordinary shares issued and outstanding, all registered under the name of COCO. In June 2025, the Company undertook a share allotment and a share capital reorganization, following which the Company had 20,825,000 Class A Ordinary Shares and 14,175,000 Class B Ordinary Shares issued and outstanding.

Class A Ordinary Shares and Class B Ordinary Shares

Our company’s authorized share capital is US$50,000 divided into 400,000,000 Class A Ordinary Shares and 100,000,000 Class B Ordinary Shares. As of the date of this prospectus, 20,825,000 Class A Ordinary Shares and 14,175,000 Class B Ordinary Shares are issued and outstanding.

Option Grants

As of the date of this prospectus, we have not granted any options to purchase our Class A Ordinary Shares or Class B Ordinary Shares.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 2,000,000 issued and outstanding Class A Ordinary Shares held by public shareholders, representing approximately 8.76% of our Class A Ordinary Shares, assuming no exercise of the underwriter’s over-allotment option. All of the Class A Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Before our initial public offering, there has not been a public market for our Class A Ordinary Shares, and while application has been made for the Class A Ordinary Shares to be listed on Nasdaq, a regular trading market for our Class A Ordinary Shares may not develop. Future sales of substantial amounts of Class A Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future.

Lock-up Agreements

We, our directors, executive officers, and 5% or greater shareholders, will agree not to, for a period of six months starting from the closing of this offering, offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this offering, any of our Ordinary Shares or securities that are substantially similar to our Ordinary Shares, including any options or warrants to purchase our Ordinary Shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Ordinary Shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the underwriter.

Rule 144

All of our Class A Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Class A Ordinary Shares then outstanding, in the form of Class A Ordinary Shares or otherwise, which will equal approximately 228,250 shares immediately after this offering or 231,250 shares if the underwriters exercise the over-allotment option in full; or

●	the average weekly trading volume of the Class A Ordinary Shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Class A Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Class A Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following summary of the material Cayman Islands, Hong Kong, and U.S. federal income tax consequences of an investment in the Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Class A Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, Hong Kong, and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Appleby, our Cayman Islands counsel; to the extent that the discussion relates to matters of Hong Kong tax law, it represents the opinion of Patrick Mak & Tse, our Hong Kong counsel. To the extent that the discussion relates to matters of U.S. federal tax law, it represents the opinion of Hunter Taubman Fischer & Li LLC.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Under the current laws of the Cayman Islands, upon payments of dividend to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong Enterprise Taxation

The following summary of certain relevant taxation provisions under the laws of Hong Kong is based on current law and practice, is subject to changes therein and does not constitute legal or tax advice. The summary does not purport to address all possible tax consequences relating to purchasing, holding or selling the Class A Ordinary Shares, and does not take into account the specific circumstances of any particular investors, some of whom may be subject to special rules. Accordingly, each holder or prospective investor (particularly those subject to special tax rules, such as banks, dealers, insurance companies and tax-exempt entities) should consult its own tax advisers regarding the tax consequences of purchasing, holding or selling the Class A Ordinary Shares. The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. There is no reciprocal tax treaty in effect between Hong Kong and the United States. Under the current laws of Hong Kong:

●	No profit tax is imposed in Hong Kong in respect of capital gains from the sale of the Class A Ordinary Shares.

●	Revenues gains from the sale of the Class A Ordinary Shares by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% on corporations and at a maximum rate of 15% on individuals and unincorporated businesses.

●	Gains arising from the sale of the Class A Ordinary Shares, where the purchases and sales of the Class A Ordinary Shares are effected outside of Hong Kong such as, for example, on Cayman Islands, should not be subject to Hong Kong profits tax.

According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid on the Class A Ordinary Shares would not be subject to any Hong Kong tax.

No Hong Kong stamp duty is payable on the purchase and sale of the Class A Ordinary Shares.

According to the Inland Revenue Ordinance (Cap. 112, Laws of Hong Kong), the Operating Entity is subject to the two-tiered profit tax rates. For the year of assessment 2018/2019 onwards, the applicable Hong Kong profit tax rates are 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000.

Material Tax Consequences Applicable to U.S. Holders of Our Class A Ordinary Shares

The following brief discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Ordinary Shares by a U.S. Holder (as defined below) that acquires our Class A Ordinary Shares in this offering and holds our Class A Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This brief discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This brief discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, any withholding or information reporting requirements, or any state, local and non-U.S. tax considerations relating to the ownership or disposition of our Class A Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	banks and other financial institutions;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a market-to-market method of accounting;

●	certain former U.S. citizens or long-term residents;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities (including private foundations);

●	holders who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	investors that will hold our Class A Ordinary Shares as part of a straddle, hedging, conversion or other integrated transaction for U.S. federal income tax purposes;

●	persons holding their Class A Ordinary Shares in connection with a trade or business outside the United States;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Ordinary Shares);

●	investors required to accelerate the recognition of any item of gross income with respect to their Class A Ordinary Shares as a result of such income being recognized on an applicable financial statement;

●	investors that have a functional currency other than the U.S. dollar;

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Class A Ordinary Shares through such entities, all of whom may be subject to tax rules that differ significantly from those discussed below.

The brief discussion set forth below is addressed only to U.S. Holders that purchase Class A Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Class A Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

Passive Foreign Investment Company (“PFIC”) Consequences

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you will continue to be treated as a PFIC, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of such taxable year over your adjusted basis in such Class A Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed below under “— Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Class A Ordinary Shares are regularly traded on Nasdaq and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Class A Ordinary Shares, including regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A Ordinary Shares when inherited from a decedent that was previously a holder of our Class A Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A Ordinary Shares, or a mark-to-market election and ownership of those Class A Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Class A Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the PFIC rules discussed above, the gross amount of distributions made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Class A Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed above, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares.

UNDERWRITING

We expect to enter into an underwriting agreement with Kingswood Capital Partners, LLC, as representative of the several underwriters named therein (the “Representative”), with respect to the Class A Ordinary Shares in this offering. The Representative may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the underwriters the number of Class A Ordinary Shares as indicated below.

Underwriters	Number of Ordinary Shares
Kingswood Capital Partners, LLC	[ ]
[ ]
Total	2,000,000

The underwriters are offering the Class A Ordinary Shares subject to their acceptance of the Class A Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Class A Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the Class A Ordinary Shares offered by this prospectus if any such Class A Ordinary Shares are taken. However, the underwriters are not required to take or pay for the Class A Ordinary Shares covered by the underwriters’ option to purchase additional Class A Ordinary Shares described below.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the closing of this offering, permits the underwriters to purchase up to an additional 15% of the total number of our Class A Ordinary Shares offered by us pursuant to this offering (excluding shares subject to this option), or 300,000 additional Class A Ordinary Shares, at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Class A Ordinary Shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of Class A Ordinary Shares listed next to the names of all underwriters in the preceding table.

Underwriting Discounts and Expenses

The underwriters have advised us that they propose to offer the Class A Ordinary Shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession. The underwriters may allow, and certain dealers may reallow, a discount from the concession to certain brokers and dealers. After this offering, the public offering price, concession, and reallowance to dealers may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The Class A Ordinary Shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the public offering price, underwriting discount, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

	Per Share		Total Without Exercise of Over- Allotment Option		Total With Exercise of Over- Allotment Option
Public offering price(1)	$	[ ]	$	[ ]	$	[ ]
Underwriting discounts(2)	$	[ ]	$	[ ]	$	[ ]

(1)	Initial public offering price per share is assumed as $4.00 per share.

(2)	We have agreed to pay the underwriter a discount equal to 7% per share. The underwriting discounts do not include a 1% non-accountable expense allowance, or certain out-of-pocket expenses, each as described below.

We have agreed to pay to the underwriters by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one percent of the gross proceeds received by us from the sale of the shares.

We have agreed to pay expenses relating to the offering, including, without limitation, all filing fees and communication expenses relating to the registration of the securities to be sold in this offering (including the over-allotment securities) with the SEC and the filing of the offering materials with FINRA; all fees and expenses relating to the listing of such the securities to be sold in this offering on Nasdaq; all reasonable fees, expenses and disbursements relating to background checks of the Company’s officers and directors; all fees, expenses and disbursements relating to the registration or qualification as the Representative may reasonably designate (including, without limitation, all filing and registration fees), and stock exchange listing process to such counsel at the closing of this offering; or any payments to cover all filing fees upon the commencement of work by such counsel (with the balance of such counsel fees and expenses to be due on the closing of this offering); the costs of all mailing and printing of the underwriting documents (including the underwriting agreement, any blue sky surveys and, if appropriate, any other transaction documents), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; the costs and expenses of a public relations firm; the costs of preparing, printing and delivering of any certificates representing the securities being sold; fees and expenses of the transfer agent for the securities being sold, and up to $15,000 fees and expenses for the eligibility services of The Depository Trust Company services to be provided by the Representative; stock transfer taxes, if any, payable upon the transfer of securities from the Company to the Representative; the fees and expenses of the Company’s accountants and the fees and expenses of the Company’s legal counsel and other agents and representatives. In no event will the amount of legal fees, costs and expenses incurred by the Representative that the Company shall be responsible for exceed $175,000 (inclusive of any advances made by the Company with respect thereto).

The Company has paid a retainer of $45,000 to the Representative as an advance against accountable expenses referenced above, and has agreed to pay an additional $45,000 to the Representative upon certain other conditions precedent as an additional advance against accountable expenses which shall be applied towards the maximum allowable expense advance of $175,000. Any advances made by the Company or funds held by the Representative on deposit therefor from the Company in respect of the foregoing expenses will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A) and Rule 5110(g)(4)(B).

The Representative shall also be entitled to a non-accountable expense allowance equal to 1% of the gross proceeds of this offering received by the Company.

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above, will be approximately $996,293, including a maximum aggregate reimbursement of $175,000 of Representative’s accountable expenses.

In addition, we agreed, during the engagement period of the Representative or until the consummation of this offering, whichever is earlier, not to negotiate with any other broker-dealer relating to the public offering of the securities without the written consent of the Representative, provided that the Representative is reasonably proceeding in good faith with preparation for this offering.

Right of First Refusal

We have agreed to grant the Representative a right of first refusal (the “Right of First Refusal”), for a period of twelve (12) months after the date this offering is completed, to act as lead investment banker, lead book-runner, and/or lead placement agent, at the Representative’s discretion, for each and every future public and private equity and debt offering using an underwriter or placement agent, including all equity linked financings, during such twelve (12) months period, of the Company, or any successor to or any current or future subsidiary of the Company. The Right of First Refusal granted hereunder may be terminated by the Company for cause.

Listing

We have applied to list our Class A Ordinary Shares on Nasdaq under the symbol “EVON.” At this time, Nasdaq has not yet approved our application to list our Class A Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Class A Ordinary Shares will be approved for listing on Nasdaq. The Class B Ordinary Shares will not be listed on any stock exchange.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We, our directors, executive officers, and 5% or greater shareholders, will agree not to, for a period of six months starting from the closing of this offering, offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this offering, any of our Ordinary Shares or securities that are substantially similar to our Ordinary Shares, including any options or warrants to purchase our Ordinary Shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Ordinary Shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the underwriters.

The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A Ordinary Shares. The initial public offering price of the Class A Ordinary Shares will be negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of the Class A Ordinary Shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

Electronic Offer, Sale, and Distribution of Class A Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of Class A Ordinary Shares to selling group members for sale to their online brokerage account holders. The Class A Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A Ordinary Shares. Specifically, the underwriters may sell more Class A Ordinary Shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Class A Ordinary Shares available for purchase by the underwriters under option to purchase additional Class A Ordinary Shares. The underwriters can close out a covered short sale by exercising the option to purchase additional Class A Ordinary Shares or purchasing Class A Ordinary Shares in the open market. In determining the source of Class A Ordinary Shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of Class A Ordinary Shares compared to the price available under the option to purchase additional Class A Ordinary Shares. The underwriters may also sell Class A Ordinary Shares in excess of the option to purchase additional Class A Ordinary Shares, creating a naked short position. The underwriters must close out any naked short position by purchasing Class A Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our Class A Ordinary Shares in this offering because such underwriter repurchases those Class A Ordinary Shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our Class A Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Class A Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Class A Ordinary Shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Class A Ordinary Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long, and/or short positions in such securities and instruments.

Stamp Taxes

If you purchase the Class A Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Class A Ordinary Shares, where action for that purpose is required. Accordingly, the Class A Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Class A Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Cayman Islands. This prospectus does not constitute an invitation or offer to the public of the Class A Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

SEC Registration Fee	$1,409
Nasdaq Listing Fee	$80,000
FINRA Fee	$690
Printing Expenses	20,000
Legal Fees and Expenses	$409,194
Accounting Fees and Expenses	$50,000
Underwriter accountable expenses	$175,000
Miscellaneous Expenses	$260,000
Total Expenses	$996,293

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Class A Ordinary Shares sold in the offering.

LEGAL MATTERS

Certain legal matters as to U.S. federal and New York state law in connection with this offering will be passed upon for us by Hunter Taubman Fischer & Li LLC. Kingswood Capital Partners, LLC is being represented by Sichenzia Ross Ference Carmel LLP with respect to legal matters of U.S. federal and New York law. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Appleby, our counsel as to Cayman Islands law. Legal matters as to Hong Kong law will be passed upon for us by Patrick Mak & Tse. Legal matters as to the PRC law will be passed upon for us by Beijing Huatai Law Offices, LLP (Wenzhou).

EXPERTS

The consolidated financial statements as of February 29, 2024 and February 28, 2025 and for the fiscal years ended February 29, 2024 and February 28, 2025 included in this prospectus have been so included in reliance on the report of Guangdong Prouden CPAs GP, an independent registered public accounting firm, as set forth in its reports appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting. The office of Guangdong Prouden CPAs GP is located at Unit 01, 22nd Floor, No. 21 West Zhujiang Road, Tianhe District, Guangzhou, China.

WHERE YOU CAN FIND MORE INFORMATION

We will file with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be obtained electronically by means of the SEC’s website at http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Mobclick Technology (HK) Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Mobclick Technology (HK) Limited (the “Company”) as of February 29, 2024 and February 28, 2025, the related statements of operations, changes in equity and cash flows for each of the two years in the period ended February 28, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 29, 2024 and February 28, 2025, and the results of its operations and its cash flows for each of the two years in the period ended February 28, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

We have served as the Company’s auditor since 2025.

Guangzhou, China
September 5, 2025

MOBCLICK TECHNOLOGY (HK) LIMITED

BALANCE SHEETS

(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of February 29, 2024	As of February 28, 2025
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	446,940	474,049
Accounts receivable, net	42,024	234,850
Prepayments and other receivables, net	438,798	352,078
Total current assets	927,762	1,060,977

Non-current assets:
Right-of-use assets	29,819	53,081
Deferred income tax assets	55,102	14,838
Total non-current assets	84,921	67,919
TOTAL ASSETS	1,012,683	1,128,896

LIABILITIES
Current liabilities:
Accounts payable and other payables	1,546,495	807,510
Deferred revenue	185,747	84,217
Operating lease liabilities, current	20,983	23,475
Total current liabilities	1,753,225	915,202

Non-current liabilities:
Operating lease liabilities, non-current	15,994	41,029
Total non-current liabilities	15,994	41,029
TOTAL LIABILITIES	1,769,219	956,231

Commitments and Contingencies

(DEFICIT) EQUITY
Ordinary Shares (HK$ 1 par value per share, 10,000 shares issued and outstanding as of February 29, 2024 and February 28, 2025)	1,286	1,286
Subscription receivable	(1,286)	(1,286)
Accumulated (deficits) profit	(756,536)	172,665
TOTAL (DEFICIT) EQUITY	(756,536)	172,665
TOTAL LIABILITIES AND (DEFICIT) EQUITY	1,012,683	1,128,896

The accompanying notes are an integral part of these financial statements.

MOBCLICK TECHNOLOGY (HK) LIMITED

STATEMENTS OF OPERATIONS

(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended
	February 29, 2024	February 28, 2025
	US$	US$

Revenues	11,013,790	11,572,003
Cost of revenues	(1,715,024)	(1,292,130)
Gross profit	9,298,766	10,279,873

Operating expenses:
Selling and marketing expenses	(9,525,392)	(8,679,918)
General and administrative expenses	(140,962)	(270,574)
Research and development expenses	(279,797)	(310,164)
Total operating expenses	(9,946,151)	(9,260,656)

(Loss) income from operations	(647,385)	1,019,217

Other (expenses) income:
Interest expenses, net	(1,991)	(1,154)
Other income, net	4,270	2,797
Total other income, net	2,279	1,643

(Loss) income before income tax expense	(645,106)	1,020,860
Income tax benefit (expense)	53,572	(91,659)
Net (loss) income	(591,534)	929,201

Net (loss) income attributable to the Company’s shareholders	(591,534)	929,201
Net (loss) earnings per share attributable to the Company’s shareholders*
Basic and diluted	(59.15)	92.92
Weighted average shares outstanding used in calculating basic and diluted net loss per share*
Basic and diluted	10,000	10,000

The accompanying notes are an integral part of these financial statements.

MOBCLICK TECHNOLOGY (HK) LIMITED

STATEMENTS OF CHANGES IN EQUITY

(In U.S. dollars, except for share and per share data, or otherwise noted)

	Ordinary Shares		Subscription	Accumulated (Deficits)	Total shareholders’ (deficit)	Total (deficit)
	Share	Amount	Receivable	Profit	equity	equity
		US$	US$	US$	US$	US$

Balance as of February 28, 2023	10,000	1,286	(1,286)	(165,002)	(165,002)	(165,002)
Net loss	-	-	-	(591,534)	(591,534)	(591,534)
Balance as of February 29, 2024	10,000	1,286	(1,286)	(756,536)	(756,536)	(756,536)
Net Income	-	-	-	929,201	929,201	929,201
Balance as of February 28, 2025	10,000	1,286	(1,286)	172,665	172,665	172,665

The accompanying notes are an integral part of these financial statements.

MOBCLICK TECHNOLOGY (HK) LIMITED

STATEMENTS OF CASH FLOWS

(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended
	February 29, 2024	February 28, 2025
	US$	US$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	(591,534)	929,201

Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of operating lease right-of-use asset	25,860	24,547
Deferred income tax (benefit) expense	(53,572)	40,264
Changes in operating assets and liabilities:
Accounts receivable, net	(27,571)	(192,826)
Prepayments and other receivables, net	(410,643)	86,720
Accounts payable and other payables	1,063,257	(738,985)
Operating lease liabilities	(19,484)	(20,282)
Deferred revenue	173,150	(101,530)
Net cash provided by operating activities	159,463	27,109

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	-	-

CASH FLOWS FORM FINANCING ACTIVITIES
Net cash provided by financing activities	-	-

Net change in cash and cash equivalents	159,463	27,109

Cash and cash equivalents, beginning of the year	287,477	446,940
Cash and cash equivalents, and restricted cash, end of the year	446,940	474,049

Reconciliation of cash and restricted cash
Cash and cash equivalents	446,940	474,049
Total cash and restricted cash in the statement of cash flow	446,940	474,049

Supplemental disclosures of cash flow information:
Income tax paid	-	-
Interest expense paid	-	-

Supplemental disclosures of non-cash activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	15,377	47,809

The accompanying notes are an integral part of these financial statements.

MOBCLICK TECHNOLOGY (HK) LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED FEBRUARY 29, 2024 AND FEBRUARY 28, 2025

(In U.S. dollars, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)	Principal activities

Mobclick Technology (HK) Limited (the “Company”) was incorporated under the laws of Hong Kong on June 24, 2019, as a limited company. The Company is principally engaged in providing a family of social and entertainment-focused mobile applications.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

(b)	Use of estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the financial statements and accompanying notes. On an on-going basis, the Company evaluates its estimates include, but not limited to, the allowance for credit loss, impairment of long-lived assets and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the financial statements.

On an on-going basis, the Company evaluates its estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making estimates and judgments about the carrying values of assets and liabilities.

(c)	Functional currency and foreign currency transactions

Although the Company conducts a majority of its operations in Hong Kong, the functional and reporting currency of the Company is the United States Dollar (“US$”), because the United States Dollar is the currency of the environment in which the Company primarily generates and expends cash.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statements of income.

(d)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and cash at banks, which have original maturities of less than three months and unrestricted as to withdrawal and use.

Disaggregation of cash by currency denomination is set out below:

	As of February 29, 2024	As of February 28, 2025
Currency	US$	US$
US dollar	435,254	471,408
HK dollar	11,686	2,641
Total	446,940	474,049

MOBCLICK TECHNOLOGY (HK) LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED FEBRUARY 29, 2024 AND FEBRUARY 28, 2025

(In U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

(e)	Accounts receivable, net

Accounts receivable, net represents revenue recognized for the amounts due from customers for revenue recognized when the Company has satisfied its performance obligation and recognized revenue. These receivables are uncollateralized, which include amounts earned less payments received and allowances for expected credit losses. Management continually monitors and adjusts its allowances associated with the Company’s receivables to address any credit risks associated with the accounts receivable and periodically writes off receivables when collection is not considered probable. The Company does not charge interest on past due accounts. When uncertainty exists as to the collection of receivables, the Company records an allowance for credit losses and a corresponding charge to credit loss expense.

(f)	Expected credit losses

On January 1, 2023, the Company adopted ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for doubtful accounts, replacing the previous incurred loss impairment model, which makes allowances when there is substantial doubt as to the collectability and a loss is determined to be probable.

The Company’s accounts receivable, net, other receivables in prepayments and other receivables, net are within the scope of ASC 326. The Company maintains an estimated allowance for credit losses to reduce these financial assets to the amount expected to be collected. The Company has identified the relevant risk characteristics of its customers and the related receivables, which include size, types of the services or the products the Company provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Company considers the historical credit loss experience, and current economic conditions, and reasonable and supportable forecasts of future economic conditions, including expected changes in macroeconomic factors such as interest rates, industry trends, and customer credit risk profiles, in assessing the lifetime expected credit losses. The Company also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected. The Company adjusts the allowance percentage periodically when there are significant differences between estimated credit losses and actual bad debts. If there is strong evidence indicating that these financial assets are likely to be unrecoverable, the Company also makes specific allowance in the years in which a loss is determined to be probable. The balance of these financial assets is written off after all collection efforts have been exhausted. For the years ended February 29, 2024 and February 28, 2025, no impairment losses were recognized.

(g)	Impairment of long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, which is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. For the years ended February 29, 2024 and February 28, 2025, no impairment of long-lived assets was recognized.

MOBCLICK TECHNOLOGY (HK) LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED FEBRUARY 29, 2024 AND FEBRUARY 28, 2025

(In U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

(h)	Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

●	Level 1 — Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities;

●	Level 2 — Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data; and

●	Level 3 — Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Company primarily consist of cash and cash equivalents, accounts receivable, other receivables included in prepayments and other receivables, net, accounts payable and other payables, operating lease liabilities. As of February 29, 2024 and February 28, 2025, the carrying amounts of the current financial assets and liabilities approximate their fair values due to the short-term maturity. The carrying amount of non-current liabilities including operating lease liabilities, non-current approximates their fair value as the related interest rates approximate market rates for similar debt instruments of comparable maturities.

MOBCLICK TECHNOLOGY (HK) LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED FEBRUARY 29, 2024 AND FEBRUARY 28, 2025

(In U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

(i)	Revenue recognition

The Company adopted the revenue standard Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to receive in exchange for those goods or services. The following five steps are applied to achieve that core principle:

(i)	Identification of the contract, or contracts, with the customer

(ii)	Identification of the performance obligations in the contract

(iii)	Determination of the transaction price

(iv)	Allocation of the transaction price to the performance obligations in the contract

(v)	Recognition of the revenue when, or as, a performance obligation is satisfied.

The Company’s revenues are generated through (i) User recharge services , (ii) Advertising services, and (iii) Others. Each of our significant performance obligations and our application of ASC 606 to our significant revenue arrangements are discussed in further detail below.

User recharge services

The Company develops and operates social applications which are downloaded and played on mobile platforms. Users may purchase prepaid access in social applications to obtain enhanced chat functionalities. Once acquired, these prepaid rights are non-refundable and cannot be exchanged for cash. These prepaid rights should be consumed within a certain period of time and will be automatically expired afterwards. The user does not receive any additional benefit from our applications, nor is the user entitled to any additional rights once the prepaid access is utilized or expires.

The Company has the single performance obligation to provide ongoing access to the purchased chat functionalities within the applications whenever the user accesses the applications until the prepaid rights are utilized or expire. The user does not continuously receive economic benefits during the performance process but received economic benefits every time they use prepaid access to chat. The Company records the unconsumed portion of these rights in deferred revenue and the deferred revenue will be recognized into revenue at point in time when the prepaid rights are utilized or expire, as control of the service transfers to the user upon these events.

Payment is required at the time of purchase and the transaction price is fixed. For contracts that have an original duration of one year or less, the Company does not consider the time value of money. The contract payment is not subject to any variable consideration or subsequent adjustment. The transaction price, which is the amount paid for the prepaid access, is allocated entirely to this single performance obligation.

Advertising services

The Company has contractual relationships with various third-party advertising agencies for advertisements within the Company’s applications. The Company has determined the third-party advertising agencies to be its customer and displaying the advertisements within their applications is identified as the single performance obligation. The recognition does not meet any of the ASC 606-10-25-27 criteria for recognition over time because advertisement displays are completed within seconds. Revenue from advertisements is recognized at a point in time when the advertisements are displayed, as the Company has no further obligation to modify or re-display the advertisements and this is when control of the advertising service transfers to the customer.

The Company is primarily responsible for fulfilling the advertising services, including determining the placement and frequency of ads, negotiating contracts directly with customers, and retaining discretion over pricing, thereby acting as the principal in these transactions.

The Company enters into performance-based advertising arrangements with customers, which is cost per mille (“CPM”) or cost per thousand impressions. The Company recognizes revenues based on the number of times that the advertisement has been displayed. Final settlement occurs based on monthly settlement between the Company and the customer, with all recourse rights expiring after settlement confirmation. Therefore, after the monthly settlement, the consideration is determinable and fixed and any uncertainty associated with the variable consideration is resolved. The contract payment is not subject to any subsequent adjustment or financing component. The transaction price is allocated entirely to this single performance obligation. Typical contract durations range from 6 to 24 months, with billing occurring monthly in arrears. Payments are generally due about 15 to 30 days from the invoice date.

MOBCLICK TECHNOLOGY (HK) LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED FEBRUARY 29, 2024 AND FEBRUARY 28, 2025

(In U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

(i)	Revenue recognition - Continued

Others

Other revenue represents the revenue generated from various types of services, mainly consists of app interface and graphic design services to third parties.

According to the service contract signed between the Company and the customer, the service price is fixed, the contract payment is not subject to any variable consideration, subsequent adjustment or financing component, and the Company has the right to receive payment after the service is accepted by the customer. The single performance obligation of the Company is to provide the agreed services, and the Company recognizes revenue at a point in time when the service is accepted by the customer.

The following table disaggregates the Company’s revenue for the years ended February 29, 2024 and February 28, 2025:

	For the years ended
	As of February 29, 2024	As of February 28, 2025
	US$	US$
By revenue type
User recharge services	7,577,256	4,962,352
Advertising services	3,431,996	5,839,530
Others	4,538	770,121
Total	11,013,790	11,572,003

The following table sets forth the disaggregation of net revenues by timing of revenue recognition for the years ended February 29, 2024 and February 28, 2025:

	For the years ended
	As of February 29, 2024	As of February 28, 2025
	US$	US$

A point in time	11,013,790	11,572,003
Total	11,013,790	11,572,003

Revenue by geography is based on where the customer is located. The following table sets forth revenues by geographic area:

	For the years ended
	As of February 29, 2024	As of February 28, 2025
	US$	US$
Revenue
Hong Kong	3,281,453	3,812,919
India	3,678,143	2,743,557
Singapore	-	2,510,887
Brazil	2,928,820	1,907,334
United States	338,859	349,561
Others	786,515	247,745
Total	11,013,790	11,572,003

MOBCLICK TECHNOLOGY (HK) LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED FEBRUARY 29, 2024 AND FEBRUARY 28, 2025

(In U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

(i)	Revenue recognition - Continued

Deferred revenue

The Company does not have amounts of contract assets since the Company transfers the promised services to customers and has the billing rights or after the customers pay consideration.

The contract liabilities consist of deferred revenue, which represent the Company has received consideration but has not satisfied the related performance obligations. The revenue recognized for years ended February 29, 2024 and February 28, 2025 that was previously included in the deferred revenue balances as of February 28, 2023, February 29, 2024 was US$12,597 and US$185,747, respectively.

(j)	Cost of revenues

Cost of revenues consists primarily of (i) outsourced services, (ii) labor cost and other costs related to the business operation.

(k)	Selling expenses

Selling expenses primarily consist of: (i) advertising expenses, (ii) salaries and benefits for sales personnel, (iii) certain other expenses.

(l)	General and administrative expenses

General and administrative expenses primarily consist of: (i) salaries and benefits for general and administrative personnel, (ii) professional service fees, (iii) other corporate expenses.

(m)	Research and development expenses

Research and development expenses primarily include salaries and benefits for research and development personnel and certain other expenses.

MOBCLICK TECHNOLOGY (HK) LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED FEBRUARY 29, 2024 AND FEBRUARY 28, 2025

(In U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

(n)	Employee benefits

All salaried employees of the Company in Hong Kong are enrolled in a Mandatory Provident Fund Scheme (“MPF scheme”) under the Hong Kong Mandatory Provident Fund Schemes Ordinance, within two months of employment. The MPF scheme is a defined contribution retirement plan administered by an independent trustee. The Company makes regular contributions of 5% of the employee’s relevant income to the MPF scheme, subject to a maximum of HK$1.5 per month. Contributions to the plan vest immediately. All eligible employees of the Company in the People’s Republic of China (“PRC”) are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through the PRC government-mandated multi-employer defined contribution plan. The Company is required to make contributions to the plan and accrues for these benefits based on certain percentages of the qualified employees’ salaries. The PRC government is responsible for the medical benefits and the pension liability to be paid to these employees and the Company’s obligations are limited to the amounts contributed. The Company has no further payment obligations once the contributions have been paid. Employee social benefits included as expenses in the accompanying statements of comprehensive loss amounted to US$19,387 and US$22,733 for the years ended February 29, 2024 and February 28, 2025, respectively.

(o)	Lease

The Company recognizes in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, the Company elected the practical expedient not to separate lease and non-lease components for certain classes of underlying assets and the short-term lease exemption, lease expenses for such lease are recorded on a straight-line basis over the lease term. For operating leases, the Company recognizes right-of-use assets and lease liabilities based on the present value of the lease payments over the lease term on the balance sheets at commencement date. For finance leases, assets are included in property and equipment, net on the balance sheets. As most of the Company’s leases do not provide an implicit rate, the Company estimates its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The Company’s leases often include options to extend and lease terms include such extended terms when the Company is reasonably certain to exercise those options. Lease terms also include periods covered by options to terminate the leases when the Company is reasonably certain not to exercise those options.

(p)	Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the end of the reporting period.

The Company accounts for income taxes under FASB ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (“Temporary differences”).

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those Temporary differences are expected to be recovered or settled. Deferred tax is calculated at the tax rates that are expected to apply in the periods in which the asset or liability will be settled, based on rates enacted or substantively enacted at the end of the reporting period. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of FASB ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Company believes there were no uncertain tax positions as of February 29, 2024 and February 28, 2025.

Guidance is also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income taxes disclosure. Significant judgment is required in evaluating the Company’s uncertain tax positions and determining its provision for income taxes. The Company did not recognize any significant interest and penalties associated with uncertain tax positions for the years ended February 29, 2024 and February 28, 2025. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

(q)	(Loss) earnings per share

The Company computes (loss) earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net (loss) income divided by the weighted average common share outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis of the potential Ordinary Shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential Ordinary Shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended February 29, 2024 and February 28, 2025, there were no dilutive shares.

MOBCLICK TECHNOLOGY (HK) LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED FEBRUARY 29, 2024 AND FEBRUARY 28, 2025

(In U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

(r)	Segment reporting

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”). or decision-making group, in deciding how to allocate resources and in assessing performance. Based on the criteria established by ASC 280, the Company’s CODM has been identified as the Chief Executive Officer of the Company, who reviews results of the Company when making decisions about allocating resources and assessing performance.

The Company’s CODM reviews the results when making decisions about allocating resources and assessing performance of the Company as a whole and hence, the Company operates and manages its business as a single operating and reportable segment, The Company’s CODM uses net (loss)/income as the measure of profit or loss to monitor budget versus actual results and decide where to allocate and invest additional resources to continue growth, Significant segment expenses and other segment items are consistent with the financial information included on the statements of operations and comprehensive (loss)/income. The measure of segment assets is reported on the balance sheet as total assets. The Company is domiciled in the Cayman Islands while the Company mainly operates its businesses in Hong Kong.

(s)	Recent accounting pronouncements

The Company expects to be an emerging growth company (“EGC”) as defined by the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an EGC can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company elected to take advantage of the extended transition periods. However, this election will not apply should the Company cease to be classified as an EGC.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which is designed to enhance the transparency and decision usefulness of income tax disclosures. ASU 2023-09 requires greater standardization and disaggregation of categories within an entity’s tax rate reconciliation disclosure, as well as disclosure of income taxes paid by jurisdiction, among other requirements. ASU 2023-09 is effective for annual periods beginning after December 15, 2024, with early adoption permitted. ASU 2023-09 will be effective on a prospective basis, with retrospective application permitted. The adoption of ASU 2023-09 will not have a material effect on the Company’s financial statements or disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires the disaggregation of certain expense captions into specified categories in disclosures within the notes to the financial statements to provide enhanced transparency into the expense captions presented on the face of the statement of income and comprehensive income. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, with early adoption permitted, and may be applied either prospectively or retrospectively to financial statements issued for reporting periods after the effective date of ASU 2024-03 or retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the impact that the adoption of ASU 2024-03 will have on its related disclosures.

Recently issued ASUs by the FASB, except for the ones mentioned above, are not expected to have a significant impact on the Company’s results of operations or financial position. Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows, or disclosures.

(t)	Related party transaction

Parties are considered to be related if one party has the ability, directly or indirectly, to control the Company or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or have significant influence, such as a family member or relative, shareholder, or a related corporation.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

There were no related party transactions during the years ended February 29, 2024 and February 28, 2025. As of February 29, 2024 and February 28, 2025, there were no related party balances.

MOBCLICK TECHNOLOGY (HK) LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED FEBRUARY 29, 2024 AND FEBRUARY 28, 2025

(In U.S. dollars, except share and per share data)

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of February 29, 2024	As of February 28, 2025
	US$	US$
Accounts receivable	42,024	234,850
Less: allowance for credit loss	-	-
Accounts receivable, net	42,024	234,850

There was no balance or accrual of allowance for credit loss for accounts receivable as of February 29, 2024 and February 28, 2025, respectively. No credit loss provision was written off for the years ended February 29, 2024 and February 28, 2025, respectively.

Subsequently up to May 31, 2025, the Company collected approximately US$ 225,152 in accounts receivable from the customers.

4.	PREPAYMENTS AND OTHER RECEIVABLES, NET

Prepayments and other receivables, net consisted of the following:

	As of February 29, 2024	As of February 28, 2025
	US$	US$
Advance to suppliers	395,336	56,737
Receivables from third-party payment platforms	43,462	295,341
Total	438,798	352,078

There was no balance or accrual of allowance for credit loss for other receivable as of February 29, 2024 and February 28, 2025, respectively. No credit loss provision was written off for the years ended February 29, 2024 and February 28, 2025, respectively.

Subsequently up to May 31, 2025, the Company collected approximately US$ 291,825 in other receivable from third-party payment platforms.

5.	RIGHT-OF-USE ASSETS

Effectively on January 1, 2022, the Company adopted ASC 842. At the inception of a contract, the Company determines if the arrangement was, or contained, a lease. The leases of the Company mainly consisted of office leasing.

Right-of-use assets consisted of the following:

	As of February 29, 2024	As of February 28, 2025
	US$	US$
Original value of operating lease right of use asset	55,679	103,488
Less: Amortization of operating lease right-of-use asset	25,860	50,407
Total	29,819	53,081

MOBCLICK TECHNOLOGY (HK) LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED FEBRUARY 29, 2024 AND FEBRUARY 28, 2025

(In U.S. dollars, except share and per share data)

6.	ACCOUNTS PAYABLE AND OTHER PAYABLES

Accounts payable and other payables consisted of the following:

	As of February 29, 2024	As of February 28, 2025
	US$	US$
Promotion fees payable to suppliers	1,478,028	365,839
Payment on behalf of a third party(a)	-	305,488
Accrued staff salaries, staff benefits	68,467	84,788
Income tax payable	-	51,395
Total	1,546,495	807,510

____________
(a)	The balance represents funds collected from a third party and payable to designated suppliers on behalf of this third party company. Subsequently up to May 31, 2025, the payment on behalf of this third party has been fully paid.

7.	OPERATING LEASE LIABILITIES

Operating lease liabilities, current and non-current consisted of the following:

	As of February 29, 2024	As of February 28, 2025
	US$	US$
Operating lease liabilities, current	20,983	23,475
Operating lease liabilities, non-current	15,994	41,029
Total	36,977	64,504

The weighted average remaining lease terms and discount rates for the operating lease as of February 28, 2025 were as follows:

Remaining lease term and discount rate:
The weighted average remaining lease term (years)	1.89
The weighted average discount rate	4.30%

The following is a schedule of future minimum payments under the Company’s operating leases as of February 28, 2025:

Operating leases
US$
For the years ending February 28,
2026	25,056
2027	42,484
Total lease payments	67,540
Less: imputed interest	(3,036)
Total operating lease liabilities, net of interest	64,504

MOBCLICK TECHNOLOGY (HK) LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED FEBRUARY 29, 2024 AND FEBRUARY 28, 2025

(In U.S. dollars, except share and per share data)

8.	ORDINARY SHARES

The Company issued 10,000 Ordinary Shares, par value HK$ 1 per share, as of February 29, 2024 and February 28, 2025.

9.	TAXATION

Hong Kong

In accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income.

On 21 March 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on 28 March 2018 and was gazetted on the following day. Under the two-tiered profits tax rates regime, the first HK$ 2,000,000 of estimated assessable profits of the qualifying group entity will be taxed at 8.25%, and estimated assessable profits above HK$2,000,000 will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

The income tax expense consisted of the following components:

	For the years ended
	February 29, 2024	February 28, 2025
	US$	US$
Current income tax expense	-	51,395
Deferred income tax (benefit) expense	(53,572)	40,264
Total income tax (benefit) expense	(53,572)	91,659

MOBCLICK TECHNOLOGY (HK) LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED FEBRUARY 29, 2024 AND FEBRUARY 28, 2025

(In U.S. dollars, except share and per share data)

9.	TAXATION - Continued

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes for the years ended February 29, 2024 and February 28, 2025 are as follows:

	For the years ended
	February 29, 2024	February 28, 2025
	US$	US$
(Loss) Profit before income tax expense	(645,106)	1,020,860
Hong Kong Profits Tax rate	8.25%	8.25%/16.5%
Income taxes computed at Hong Kong Profits Tax rate	(53,221)	91,889

Tax effect of non-deductible items and others	(351)	(230)
Income tax (benefit) expense	(53,572)	91,659
Effective income tax rate	8.30%	8.98%

As of February 29, 2024 and February 28, 2025, the significant components of the deferred tax assets were summarized below:

	As of February 29, 2024	As of February 28, 2025
	US$	US$
Deferred tax assets:
Net operating loss carried forward	39,187	-
Lease liability	3,051	5,321
Deferred revenue	15,324	13,896
Total deferred tax assets	57,562	19,217
Valuation allowance	-	-
Deferred tax assets, net of valuation allowance	57,562	19,217

Deferred tax liabilities:
Right of use asset	(2,460)	(4,379)
Total deferred tax liabilities	(2,460)	(4,379)

Total deferred tax assets, net	55,102	14,838

The Company accounts for income taxes by recognizing deferred tax assets (DTA) for net operating losses (NOL) of the Company expected to generate future taxable income. Under the Hong Kong tax jurisdiction, NOL can be carried forward indefinitely, and accordingly, the Company recognizes DTA for the NOL expected to realize such benefits.

The Company considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carry forward periods, the Company’s experience with tax attributes expiring unused and tax planning alternatives. Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. Under the applicable accounting standards, management has considered the Company’s history of losses. For year ended February 29, 2024, the Company profits were negative, resulting in deductible losses, which are temporary differences. However, the net profit for the year ended February 28, 2025 was positive, and all the deductible losses from previous years were fully utilized. The Company expects to generate continuous net profits in the future. Therefore, no valuation allowance needs to be made for the deferred tax assets as of February 29, 2024 and February 28, 2025.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of February 29, 2024 and February 28, 2025, the Company did not have any unrecognized uncertain tax positions and the Company does not believe that its unrecognized tax benefits will change over the next twelve months. For the years ended February 29, 2024 and February 28, 2025, the Company did not incur any interest and penalties related to potential underpaid income tax expenses.

MOBCLICK TECHNOLOGY (HK) LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED FEBRUARY 29, 2024 AND FEBRUARY 28, 2025

(In U.S. dollars, except share and per share data)

10.	CONCENTRATION AND RISK

(a)	Interest rate risk

Fluctuations in market interest rates may negatively affect the Company’s financial condition and results of operations. The Company is exposed to floating interest rate risk on cash deposit, and the risk due to changes in interest rates is not material. The Company has not used any derivative financial instruments to manage the interest risk exposure.

(b)	Concentration of credit risk

Assets that potentially subject the Company to significant concentrations of credit risk primarily consist of cash and cash equivalents, accounts receivable, prepayments and other receivables, net. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. All of the Company’s cash are held with financial institutions that Company’s management believes to be high credit quality. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable. Based on the Company’s historical experiences in collection of other receivables, the Company consider the credit risk of these receivables to be low. Management conducts regular assessment on expected credit losses arising from non-performance by these counterparties. The Company evaluates its historical experience, the age of the accounts receivable and other receivables balances, credit quality of its customers, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from customers to determine the need for an allowance for doubtful accounts. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

(c)	Concentration of customers and suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. The Company conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Company evaluates its collection experience and long outstanding balances to determine the need for an allowance for credit loss. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total revenue.

	For the years ended
	February 29, 2024	February 28, 2025
Percentage of the Company’s total revenue
Customer A	*	28%
Customer B	*	16%
Customer C	17%	*

*	Represented percentage less than 10%

The following table sets forth a summary of single customers who represent 10% or more of the Company’s total accounts receivable:

	As of February 29, 2024	As of February 28, 2025
Percentage of the Company’s accounts receivable
Customer B	*	50%
Customer D	39%	*
Customer E	26%	16%
Customer F	*	17%
Customer G	13%	*

*	Represented percentage less than 10%

MOBCLICK TECHNOLOGY (HK) LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED FEBRUARY 29, 2024 AND FEBRUARY 28, 2025

(In U.S. dollars, except share and per share data)

10.	CONCENTRATION AND RISK - Continued

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total purchases:

	For the years ended
	February 29, 2024	February 28, 2025
Percentage of the Company’s total purchase
Supplier A	18%	39%
Supplier B	11%	*

*	Represented percentage less than 10%

The following table sets forth a summary of single suppliers who represent 10% or more of the Company’s total accounts payable:

	As of February 29, 2024	As of February 28, 2025
Percentage of the Company’s accounts payable
Supplier A	12%	20%
Supplier B	47%	*
Supplier C	*	26%
Supplier D	*	16%
Supplier E	*	12%
Supplier F	10%	*

*	Represented percentage less than 10%

11.	COMMITMENTS AND CONTINGENCIES

The Company has not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third party. The Company have not entered into any derivative contracts that are indexed to our shares and are classified as shareholders’ equity or that are not reflected in our financial statements.

12.	SUBSEQUENT EVENTS

The Company has evaluated the impact of events that have occurred subsequent to February 28, 2025, through September 5, 2025, the issuance date of the financial statements, and concluded that no other subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements except below.

On May 6, 2025, EvoNexus Group LTD (“EvoNexus”) was incorporated as the offshore holding company under the laws of Cayman Islands. Subsequent to the incorporation of EvoNexus, a series of transactions were undertaken to establish an offshore equity interest holding structure with the Company (the “Restructuring”), which was completed in May 2025. Upon the completion of Restructuring, the Company became a wholly owned subsidiary of EvoNexus. Immediately before and after the Restructuring, the controlling shareholders of the Company and EvoNexus remain the same, namely Mr. Chong Li. The main purpose of the Restructuring was to establish a Cayman Islands holding company for the existing business in preparation for an initial public offering.

Until [    ] (twenty-five (25) days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

2,000,000 Class A Ordinary Shares

EvoNexus Group LTD

Prospectus dated [    ], 2025

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provide that every director, secretary and officer, for the time being, of our company, or any trustee, for the time being, acting in relation to the affairs of the Company shall, in the absence of actual fraud or wilful default or as otherwise required by law, be indemnified by our company against, and it shall be the duty of the directors out of the funds and other assets of our company to pay, all costs, losses, damages and expenses, including travelling expenses, which any such director, secretary or officer may incur or become liable in respect of by reason of any contract entered into, or act or thing done by him as such director, secretary or officer or in any way in or about the execution of his duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company and have priority over the shareholders and over all other claims. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against any and all expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. Additionally, we will agree to advance all expenses that may be reasonably incurred in advance upon submission of a proper written request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

The following is a summary of our securities issuances since our incorporation on May 6, 2025:

At the time of the incorporation of the Company, the Company had 35,000,000 ordinary shares issued and outstanding, all registered under the name of COCO. In June 2025, the Company undertook a share allotment and a share capital reorganization, following which the Company had 20,825,000 Class A Ordinary Shares and 14,175,000 Class B Ordinary Shares are issued and outstanding.

Each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Description
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2*	Second Amended and Restated Memorandum and Articles of Association of the Registrant, to be effective upon effectiveness of our registration statement of which this prospectus forms a part
4.1*	Specimen Certificate for Class A Ordinary Shares
5.1*	Opinion of Appleby regarding the validity of the Class A Ordinary Shares being registered
8.1*	Opinion of Patrick Mak & Tse regarding certain Hong Kong law matters
8.2*	Opinion of Appleby regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.3*	Opinion of Beijing Huatai Law Offices, LLP (Wenzhou) regarding certain PRC law matters
10.1*	Employment Agreement by and between Chong Li and the Registrant
10.2*	Employment Agreement by and between Liu Liu and the Registrant
10.3*	Form of Indemnification Agreement with the Registrant’s directors and officers
10.4*	Form of Director Offer Letter between the Registrant and its directors
19.1*	Insider Trading Policy of the Registrant
21.1*	Subsidiaries
23.1**	Consent of Guangdong Prouden CPAs GP
23.2*	Consent of Appleby (included in Exhibit 5.1)
23.3*	Consent of Patrick Mak & Tse
24.1	Powers of Attorney (included on signature page)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Consent of Frost & Sullivan Limited
99.3*	Consent of Beijing Huatai Law Offices, LLP (Wenzhou) (included in Exhibit 8.3)
99.4*	Form of Policy Relating to Recovery of Erroneously Awarded Compensation
99.5*	Consent of Zhenguo Wu
99.6*	Consent of Yanxian Chen
99.7*	Consent of Lei Gu
107*	Filing Fee Table

*	Previously filed.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on October 29, 2025.

EvoNexus Group LTD

By:	/s/ Chong Li
Chong Li
Chief Executive Officer, Director,
Chairman of the Board of Directors (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Chong Li	Chief Executive Officer, Director, Chairman of the Board of Directors	October 29, 2025
Name: Chong Li	(Principal Executive Officer)

/s/ Liu Liu	Chief Financial Officer and Director	October 29, 2025
Name: Liu Liu	(Principal Accounting and Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on October 29, 2025.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.